Filed Pursuant to Rule 424(b)(3)
Registration No. 333-128462

PROSPECTUS

Goodman Global Holdings, Inc.

OFFER TO EXCHANGE

$400,000,000 aggregate principal amount of its 7 7/8% Series B Senior Subordinated Notes due 2012 which have been registered under the Securities Act, for any and all of its outstanding 7 7/8% Series A Senior Subordinated Notes due 2012

and

$250,000,000 aggregate principal amount of its Series B Senior Floating Rate Notes due 2012, which have been registered under the Securities Act, for any and all of its outstanding Series A Senior Floating Rate Notes due 2012

We offer to exchange up to $400,000,000 aggregate principal amount of our 7 7/8% Series B Senior Subordinated Notes due 2012, or the “fixed rate exchange notes,” for an equal principal amount of our outstanding 7 7/8% Series A Senior Subordinated Notes due 2012, or the “outstanding fixed rate notes,” and up to $250,000,000 aggregate principal amount of our Series B Senior Floating Rate Notes due 2012, or the “senior floating rate exchange notes” and, together with the fixed rate exchange notes, the “exchange notes,” for an equal principal amount of our outstanding Series A Senior Floating Rate Notes due 2012, or the “outstanding floating rate notes,” and, together with the outstanding fixed rate notes, the “outstanding notes.” We refer to the outstanding notes and the exchange notes collectively in this prospectus as the “notes.” The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indentures.

We may redeem some or all of the fixed rate exchange notes after December 15, 2008 and some or all of the senior floating rate exchange notes after June 15, 2006 at the redemption prices set forth herein. Prior to December 15, 2007, with respect to the fixed rate exchange notes, and prior to June 15, 2006, with respect to the senior floating rate exchange notes, we may redeem up to 35% of the exchange notes using the proceeds of qualified equity offerings.

Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on February 16, 2006, unless extended.

•	The exchange offer is subject to certain customary conditions, which we may waive.

•	The exchange offer is not conditioned upon any minimum principal balance of the initial notes being tendered for exchange.

•	You may withdraw tenders of initial notes at any time before the exchange offer expires.

•	All initial notes that are validly tendered and not withdrawn will be exchanged for exchange notes.

•	We will not receive any proceeds from, and no underwriter is being used in connection with, the exchange offer.

•	There is no existing market for the exchange notes to be issued and we do not intend to apply for their listing on any securities exchange.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after consummation of the registered exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale. See “Plan of Distribution.”

See “ Risk Factors” beginning on page 10 for a discussion of the factors you should consider in connection with the exchange offer and exchange of initial notes for exchange notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the initial notes or the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 17, 2006.

Until May 16, 2006 (90 days after the completion of the exchange offer), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

You should rely only on the information contained and incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

MARKET AND INDUSTRY INFORMATION

Unless otherwise indicated, information contained in this prospectus concerning the heating, ventilation and air conditioning, or “HVAC” industry or market refers to the residential and light commercial sector within the domestic HVAC industry. Our general expectations concerning such industry and its segments and our market position and market share within such industry and its segments are derived from data from various third party sources. We have not independently verified any of such information. In addition, this prospectus presents similar information based on management estimates. Such estimates are derived from third party sources as well as data from our internal research and on assumptions made by us, based on such data and our knowledge of the HVAC industry, which we believe to be reasonable. Our internal research has not been verified by any independent source. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors. See “Risk Factors.”

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed with the U.S. Securities and Exchange Commission, or the “SEC,” a registration statement on Form S-4, the “exchange offer registration statement,” which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, which we refer to collectively as the Securities Act, covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to Goodman Global Holdings, Inc. and the exchange offer, reference is made to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

The indentures governing the outstanding notes provide that we will furnish to the holders of the notes copies of the periodic reports required to be filed by us with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which we refer to collectively as the “Exchange Act”. Even if we are not subject to the periodic reporting and informational requirements of the Exchange Act, we will make such filings. Furthermore, we will provide the trustee for the notes as soon as practicable with annual reports containing the information required to be contained in Form 10-K, and quarterly reports containing the information required to be contained in Form 10-Q promulgated by the Exchange Act. From time to time, we will also provide such other information as is required to be contained in Form 8-K promulgated by the Exchange Act. You can obtain a copy of such report, at no cost, by writing or telephoning us at the following address:

Goodman Global Holdings, Inc.

2550 North Loop West, Suite 400

Houston, Texas 77092

Attention: Chief Financial Officer

(713) 861-2500

To ensure timely delivery, please make your request no later than February 9, 2006, five business days prior to the expiration of the exchange offer.

You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

ii

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary” and “Business” contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “assumption” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this prospectus and, except as required under the federal securities laws and the rules and regulations of the SEC, we assume no obligation to update or revise them or to provide reasons why actual results may differ.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights important information about our business from this prospectus. Please review this prospectus in its entirety, including “Risk Factors” and our financial statements and the related notes, before you decide to invest. Unless otherwise noted, the terms the “company,” “we,” “us” and “our” refer to Goodman Global Holdings, Inc., a Delaware corporation, and its subsidiaries.

Our Company

We are the second largest domestic manufacturer of heating, ventilation and air conditioning products for residential and light commercial use based on unit sales. Our activities include engineering, manufacturing, assembling, marketing and distributing an extensive line of HVAC and related products. Our products are predominantly marketed under the Goodman®, Amana® and Quietflex® brand names. Our Goodman® branded products cater to the large segment of the market that is price sensitive and desires reliable and low cost comfort, while our premium Amana® branded products include enhanced features such as higher efficiency and quieter operation. For the year ended December 31, 2004, we generated net sales of $1,317.6 million and net income of $47.7 million. Over the last ten years, we believe we have grown faster in market share than most of our primary competitors, which demonstrates the value that we offer to distributors, contractors and consumers.

As of September 30, 2005, we sold our products through a North American distribution network with more than 700 total distribution points comprised of 127 company stores and approximately 140 independent distributors selling our products in more than 600 of their locations. For the year ended December 31, 2004, approximately 58% of our sales were made through company stores and our direct sales force while the remaining 42% of our sales were made through our independent distributors. Our company stores in key growth states provide us direct access to large and fast growing regions in North America and enable us to maintain a significant amount of control over how our products are distributed. Our independent distributors, many of which have multiple locations and some of which exclusively sell our products, enable us to more fully serve other major sales areas and complete our broad distribution network. We seek to maintain relationships with our independent distributors by offering economic incentives to promote our brands, which allow them to provide contractors with our products at attractive prices while meeting their own profit targets.

We operate three manufacturing and assembly facilities in Houston, Texas, two in Tennessee and one in Phoenix, Arizona, totaling approximately 2 million square feet. Originally established in 1975 as a manufacturer of flexible air duct, we entered the heating and air conditioning manufacturing business in 1982. Since 1982, our unit volume sales and market share have grown steadily and now surpass all but one of our competitors in the industry. We believe that our consistent growth is attributable to our strategy of providing high quality, value-priced products through an extensive, growing and loyal distribution network.

Recent Developments

On December 23, 2004, Apollo Management, L.P., or “Apollo,” through its subsidiary, Frio Holdings LLC acquired our business from Goodman Global Holdings, Inc., a Texas corporation, which we refer to as the Seller, pursuant to which we acquired all of the equity interests of the direct and indirect operating subsidiaries held by the Seller and substantially all of the assets and liabilities of the Seller, other than certain excluded assets and certain excluded liabilities. We refer to this transaction throughout this prospectus as the “Acquisition.”

In connection with the Acquisition, affiliates of Apollo, certain trusts related to members of the Goodman family, which we refer to as the “Goodman family trusts,” and certain members of our senior management contributed approximately $477.5 million in cash to Goodman Global, Inc., which in turn was contributed to us as common equity, which we refer to as the “Equity Contribution”. The Goodman family trusts have invested approximately $101.0 million and members of our senior management have invested approximately $18.2 million. On December 23, 2004, in connection with the Acquisition, we issued the outstanding floating rate notes and the outstanding fixed rate notes, in a private placement under Rule 144A and Regulation S of the Securities Act, which together, we refer to as the “December notes offering.” In connection with the December notes offering, we also entered into senior secured credit facilities, which together with the Acquisition, Equity Contribution and the December notes offering we refer to as the “Transactions.”

Risk Factors

You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” for risks involved with the exchange of the outstanding notes.

Additional Information

Our principal executive offices are located at 2550 North Loop West, Suite 400, Houston, Texas 77092. Our telephone number is (713) 861-2500. Our website address is http://www.goodmanmfg.com. Information on our website is not considered part of this prospectus.

Summary of the Exchange Offer

The following is a brief summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered

Up to $400,000,000 aggregate principal amount of new 7 7/8% Series B Senior Subordinated Notes due 2012 and up to $250,000,000 aggregate principal amount of new Series B Senior Floating Rate Notes due 2012, both of which have been registered under the Securities Act.

The form and terms of these exchange notes are identical in all material respects to those of the outstanding notes of the same series except that:

•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer; and

•	the exchange notes bear a series B designation and a different CUSIP number than the outstanding notes.

The Exchange Offer

We are offering to exchange $1,000 principal amount of each of our new 7 7/8% Series B Senior Subordinated Notes due 2012 and our new Series B Senior Floating Rate Notes due 2012, for each $1,000 principal amount of our outstanding 7 7/8% Series A Senior Subordinated Notes due 2012 and our outstanding Series A Senior Floating Rate Notes due 2012, respectively.

We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on February 16, 2006. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $400,000,000 aggregate principal amount of outstanding 7 7/8% Series A Senior Subordinated Notes due 2012 and $250,000,000 aggregate principal amount of outstanding Series A Senior Floating Rate Notes due 2012. We will issue exchange notes promptly after the expiration of the exchange offer.

Transferability of Exchange Notes

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

•	you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on February 16, 2006, unless we extend the expiration date.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions. We may assert or waive these conditions in our reasonable discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the outstanding notes. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Outstanding Notes

Except as described in the section titled “The Exchange Offer—Procedures for Tendering Outstanding Notes,” a tendering holder must, on or prior to the expiration date transmit an agent’s message to the exchange agent at the address listed in this prospectus.

Effect of Not Tendering

Any outstanding notes that are not tendered, or that are tendered but not accepted, will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See “The Exchange Offer—Effect of Not Tendering.”

Withdrawal Rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Interest on Exchange Notes and the Outstanding Notes

The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes or, if no interest has been paid, from December 23, 2004. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Acceptance of Outstanding Notes and Delivery of Exchange Notes

Subject to the conditions stated in the section “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer—Terms of the Exchange Offer; Acceptance of Tendered Notes.”

Certain United States Federal Income Tax Considerations

The exchange by a holder of outstanding notes for exchange notes to be issued in the exchange offer will not result in a taxable transaction for United States federal income tax purposes. See “United States Federal Income Tax Consequences.”

Exchange Agent

Wells Fargo Bank, National Association, the trustee under the indentures, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds.”

Summary of the Terms of the Exchange Notes

The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the outstanding notes and will be governed by the same indentures.

Issuer	Goodman Global Holdings, Inc.

Notes Offered	$400,000,000 in aggregate principal amount of 7 7/8% Series B Senior Subordinated Notes due 2012.

$250,000,000 in aggregate principal amount of Series B Senior Floating Rate Notes due 2012.

Maturity Date	December 15, 2012 for the fixed rate exchange notes and June 15, 2012 for the senior floating rate exchange notes.

Interest Payment Dates	June 15 and December 15 of each year, commencing June 15, 2005 for the fixed rate exchange notes and the senior floating rate exchange notes.

Guarantees

Each of our existing and future U.S. restricted subsidiaries that guarantees our senior secured credit facilities will jointly and severally guarantee the exchange notes. The guarantees of the senior floating rate exchange notes will be unsecured and equal in right of payment to all of the existing and future senior debt of the guarantors, including their guarantees of our senior secured credit facilities, and effectively subordinated to the guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness. The guarantees of the fixed rate exchange notes will be unsecured and will be subordinated in right of payment to all of the existing and future senior debt of the guarantors, including their guarantees of our senior secured credit facilities and the senior floating rate exchange notes.

Optional Redemption

We may redeem some or all of the fixed rate exchange notes after December 15, 2008 and some or all of the senior floating rate exchange notes after June 15, 2006 at the redemption prices set forth herein. Prior to December 15, 2007 with respect to the fixed rate exchange notes and prior to June 15, 2006 with respect to the senior floating rate exchange notes, we may also redeem up to 35% of each series of exchange notes using the proceeds of certain equity offerings. See “Description of Senior Floating Rate Exchange Notes—Optional Redemption” and “Description of Fixed Rate Exchange Notes—Optional Redemption.”

Change of Control

Upon a change of control, you as a holder of the exchange notes will have the right to require us to repurchase the exchange notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. See “Description of Senior Floating Rate Exchange Notes—Change of Control” and “Description of Fixed Rate Exchange Notes—Change of Control.”

Ranking

The senior floating rate exchange notes will be unsecured and will be equal in right of payment to all of our existing and future senior debt, including borrowings under our senior secured credit facilities. The senior floating rate exchange notes will be effectively subordinated to our secured indebtedness to the extent of the value of the assets securing such indebtedness.

The fixed rate exchange notes will be unsecured and will be subordinated in right of payment to all of our existing and future senior debt, including the senior floating rate exchange notes and borrowings under our senior secured credit facilities.

As of September 30, 2005, we and the guarantors had total indebtedness of $997.4 million, excluding approximately $37.3 million of letters of credit and up to $137.7 million that may be borrowed under the revolving credit facility, of which $347.4 million was secured indebtedness.

Certain Covenants	The indentures governing the exchange notes contain covenants that, among other things, will restrict our ability and the ability of our subsidiaries (other than unrestricted subsidiaries) to:

•	incur additional indebtedness;

•	pay dividends or make distributions in respect of capital stock;

•	purchase or redeem capital stock;

•	incur liens;

•	enter into transactions with affiliates; or

•	consolidate, merge or sell all or substantially all of our assets, other than in certain transactions between one or more of our wholly-owned subsidiaries and us.

All of these restrictive covenants are subject to a number of important exceptions and qualifications. In particular, there are no restrictions on our ability or the ability of our subsidiaries to make advances to, or invest in, other entities (including unaffiliated entities).

Risk Factors

You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” for risks involved with the exchange of the outstanding notes.

Summary Historical Consolidated Financial Data

The following table presents our summary historical consolidated financial data. The following summary historical consolidated financial data should be read in conjunction with, and is qualified by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and their notes included elsewhere in this prospectus, as well as other financial information included elsewhere in this prospectus.

The consolidated statement of operations data for each of the three years ended December 31, and the consolidated balance sheet data as of December 31, 2003 and 2004 have been derived from our audited consolidated financial statements included elsewhere in this prospectus and have been prepared in accordance with accounting principles generally accepted in the United States, which we refer to as “GAAP.” The 2004 financial data is a combination of the Predecessor and Successor statements disclosed in our consolidated financial statements. The consolidated statement of operations data as of December 31, 2002 have been derived from our consolidated financial statements that are not included in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 2004 and 2005 and the consolidated balance sheet data as of September 30, 2005 are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
	(in thousands, except ratios)
Consolidated Statement of Operations Data:
Sales, net(1)	$1,136,188	$1,192,671	$1,317,580	$1,034,071	$1,168,713
Cost of goods sold	884,204	915,272	1,024,426	794,810	939,288
Selling, general and administrative expenses	118,150	147,687	220,551	106,979	121,403
Depreciation and amortization expense	20,645	14,851	18,887	13,526	20,233

Operating profit	113,189	114,861	53,716	118,756	87,789
Interest expense, net	46,168	26,081	12,478	8,693	56,028
Other income, net	(671)	(331)	(1,406)	(1,250)	(436)

Earnings before income taxes	67,692	89,111	42,644	111,313	32,197
Provision for (benefit from) income taxes	1,859	1,745	(5,049)	565	12,396

Net income	$65,833	$87,366	$47,693	$110,748	$19,801

Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents, including restricted cash	$40,399	$7,859	$6,456	$9,832	$43,518
Working capital(2)	221,544	171,010	292,805	237,054	257,719
Property, plant and equipment, net	87,646	88,192	141,779	95,773	144,632
Total assets	683,557	615,558	1,544,595	716,622	1,633,080
Total debt	358,432	213,244	1,024,135	203,228	997,375
Shareholders’ equity	77,632	150,279	328,247	232,197	350,231
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$168,092	$150,807	$(18,558)	$62,188	$76,475
Net cash used in investing activities	(11,536)	(811)	(1,477,622)	(19,230)	(14,889)
Net cash provided by (used in) financing activities	(136,830)	(167,856)	1,494,677	(40,985)	(24,524)
Other Financial Data:
EBITDA(3)	$134,505	$130,043	$74,009 (4)	$133,532	$108,458
Capital expenditures	$12,672	$16,801	$27,772	$21,256	$18,456

(1)	Sales are presented net of certain rebates paid to customers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to consolidated financial statements appearing elsewhere in this prospectus.
(2)	Working capital represents current assets, excluding cash and cash equivalents, less current liabilities, excluding current portion of indebtedness.
(3)	EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the HVAC industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is an unaudited reconciliation of net income to EBITDA.

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
	(in millions)
Net income	$65.8	$87.4	$47.7	$110.7	$19.8
Income tax expense (benefit)	1.9	1.7	(5.1)	0.6	12.4
Interest expense, net	46.2	26.1	12.5	8.7	56.0
Depreciation and amortization	20.6	14.8	18.9	13.5	20.2

EBITDA	$134.5	$130.0	$74.0	$133.5	$108.4

(4)	EBITDA for the year ended December 31, 2004 was negatively affected by $68.8 million of expenses related to the Acquisition.
(5)	EBITDA for the nine months ended September 30, 2005, was negatively affected by a $39.6 million non-recurring, non-cash charge that was incurred in connection with the step-up in inventory basis as part of the purchase accounting related to the Acquisition as the related acquired inventory was sold.

RISK FACTORS

Participation in the exchange offer involves a high degree of risk. You should carefully consider the following factors, in addition to the other information contained in this prospectus, in deciding whether to participate in the exchange offer. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed below.

Risks Related to our Exchange Notes and the Exchange Offer

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes described in the legend on your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the outstanding notes under the Securities Act. To the extent outstanding notes are tendered and accepted in the exchange offer, the trading market for the outstanding notes could be adversely affected. See “The Exchange Offer—Effect of Not Tendering.”

You may find it difficult to sell your exchange notes because there is no existing trading market for the exchange notes.

You may find it difficult to sell your exchange notes because an active trading market for the exchange notes may not develop. The exchange notes are being offered to the holders of the outstanding notes. The outstanding notes were issued on December 23, 2004, primarily to a small number of institutional investors. There is no existing trading market for the exchange notes and there can be no assurance regarding the future development of a market for the exchange notes, or the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders may be able to sell their exchange notes. If such a market were to develop, the exchange notes could trade at prices that may be higher or lower than the initial offering price of the outstanding notes depending on many factors, including prevailing interest rates, our financial position, operating results and the market for similar securities. We do not intend to apply for listing or quotation of the exchange notes on any exchange and we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the initial purchasers of the outstanding notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and any market-making may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the exchange notes or that an active market for the exchange notes will develop. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the exchange notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the exchange notes.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the exchange notes.

We now have and will continue to have a significant amount of indebtedness. On September 30, 2005, we had $997.4 million of indebtedness outstanding, excluding approximately $37.3 million of letters of credit and up to $137.7 million that may be borrowed under our revolving credit facility.

Our substantial indebtedness could have important consequences to our business. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our outstanding indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, our indentures and our senior secured credit facilities contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts. Our indentures and our senior secured credit facilities contain cross-default and cross-acceleration provisions such that an event of default under our indentures or the acceleration of amounts outstanding under our indentures will cause an event of default and/or an acceleration of amounts outstanding under our senior secured credit facilities. If all of our indebtedness was accelerated, it is possible that we will not have sufficient funds at the time of acceleration to repay our indebtedness, which could have a material adverse effect on our ability to continue as a going concern.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures and our senior secured credit facilities do not fully prohibit us or our subsidiaries from doing so. As of September 30, 2005, our revolving credit facility provided for additional borrowings of up to $137.7 million. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these exchange notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, including these exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these exchange notes, on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facilities and these exchange notes, on commercially reasonable terms or at all.

A substantial portion of our indebtedness is at a variable rate of interest, which could increase our interest expense in the event interest rates rise.

Certain of our indebtedness bears interest at rates that fluctuates with changes in certain prevailing interest rates. A 1% increase or decrease in the interest rate would result in approximately a $5.0 million increase or decrease in our interest expense on our variable rate indebtedness, respectively. If interest rates increase dramatically, we may be unable to meet our debt service obligations.

Your right to receive payments on these exchange notes is effectively subordinated to the rights of our and the guarantors’ existing and future secured creditors. Further, your right to receive payments on these exchange notes is effectively subordinated to all our non-guarantors’ existing and future indebtedness.

Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries, including the guarantors, are parties to our senior secured credit facilities, which are secured by liens on substantially all of our assets and the assets of the guarantors. The exchange notes will be effectively subordinated to all of our secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the exchange notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In addition, holders of our fixed rate exchange notes are junior to the holders of our floating rate exchange notes with respect to the right to receive payments. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of exchange notes may receive less, ratably, than holders of secured indebtedness.

On September 30, 2005, we had total indebtedness of $997.4 million, excluding approximately $37.3 million of letters of credit and up to $137.7 million that may be borrowed under our revolving credit facility, of which $347.4 million is secured indebtedness. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indentures.

Additionally, some but not all of our subsidiaries will guarantee the exchange notes. Our current and future foreign subsidiaries and subsidiaries which we designate as unrestricted subsidiaries under the indentures will not guarantee the exchange notes. In addition, AsureCare Corp., our subsidiary that sells extended warranties covering some of our products in certain states, will not guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

Your right to receive payments on the fixed rate exchange notes is junior to our senior indebtedness, including that outstanding under our senior secured credit facilities and the senior floating rate exchange notes, and possibly all of our future borrowings. Further, the guarantees of these fixed rate exchange notes are junior to all of our guarantors’ senior indebtedness and possibly to all their future borrowings.

The fixed rate exchange notes and the subsidiary guarantees thereof rank behind all of our, and the subsidiary guarantors’, existing indebtedness (other than trade payables) and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the fixed rate exchange notes and the guarantees thereof. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our and the guarantors’ senior debt will be entitled to be paid in full in cash and before any payment may be made with respect to the fixed rate exchange notes or the subsidiary guarantees thereof.

In addition, all payments on the fixed rate exchange notes and the guarantees thereof will be blocked in the event of a payment default on designated senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on designated senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the senior subordinated fixed rate exchange notes will participate with trade creditors and all other holders of our and the subsidiary guarantors’ subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the fixed rate exchange notes and guarantees thereof in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the fixed rate exchange notes and guarantees thereof may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of fixed rate exchange notes and guarantees thereof may receive less, ratably, than the holders of our senior debt.

On September 30, 2005, the fixed rate exchange notes and the guarantees thereof would have been subordinated to $597.4 million of senior debt, excluding approximately $37.3 million of letters of credit and up to $137.7 million of additional debt that may be borrowed under our revolving credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indentures.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in our senior secured credit facilities will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indentures. See “Description of Senior Floating Rate Exchange Notes—Change of Control” and “Description of Fixed Rate Exchange Notes—Change of Control.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee may be voided, or claims in respect of a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Risks Related to our Business

Changes in weather patterns and seasonal fluctuations may adversely affect our operating results.

Weather fluctuations may adversely affect our operating results and our ability to maintain our sales volume. Our operations may be adversely affected by unseasonably warm weather in the months of November to February and unseasonably cool weather in the months of May to August, which has the effect of diminishing customer demand for heating and air conditioning and decreasing our sales volumes. Many of our operating expenses are fixed and cannot be reduced during periods of decreased demand for our products. Accordingly, our results of operations will be negatively impacted in quarters with lower sales due to such weather fluctuations. In addition, our sales volumes and operating results in certain regions can be negatively impacted during inclement weather in these regions, such as during the summer of 2004 when several hurricanes and other tropical weather systems struck the southeastern United States.

In addition, our quarterly results may vary significantly. Although there is demand for our products throughout the year, in each of the past three years, approximately 60% of our total sales occurred in the second and third quarters of the fiscal year. Our peak production occurs in the first and the second quarters in anticipation of our peak sales quarters. Therefore, quarterly comparisons of our sales and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of expected results for a full year.

Increased competition and technological changes and advances may reduce our market share and our future sales.

The production and sale of HVAC equipment by manufacturers is highly competitive. According to industry sources, the top five manufacturers (including us) represented approximately 80% of the unit sales in the United States residential and light commercial HVAC market in 2004. Our four largest competitors in this market are Carrier Corporation, American Standard (which includes Trane® and American Standard® brand products), Lennox International, Inc. and Rheem Manufacturing Company. Several of our competitors may have greater financial and other resources than we have. A number of factors affect competition in the HVAC industry, including an increasing emphasis on the development of more efficient HVAC products. Existing and future competitive pressures may materially and adversely affect our business, financial condition or results of operations. In addition, our company stores face competition from independent distributors and contractors owned by our competitors, some of whom may be able to provide their products or services at lower prices than we can. We may not be able to compete successfully against current and future competition and we cannot assure you that the current and future competitive pressures faced by us will not adversely affect our profitability and performance.

There is currently an effort underway in the United States by several companies to purchase independent distributors and contractors and consolidate them into large enterprises. These consolidated enterprises may be able to exert pressure on us to reduce prices. Additionally, these new enterprises tend to emphasize their company name, rather than the brand of the manufacturer, in their promotional activities, which could lead to dilution of the importance and value of our brand names. Future price reductions and any brand dilution caused by the consolidation among HVAC distributors and contractors could have an adverse effect on our business, financial condition and results of operations.

Significant increases in the cost of raw materials and components have, and may continue to, reduce our operating margins. In addition, a decline in our relationships with key suppliers may have an adverse effect on our business.

Our operations depend on the supply of various raw materials and components, including steel, copper, aluminum, refrigerants, motors and compressors, from domestic and foreign suppliers. We do not typically enter into long-term supply contracts for raw materials and components. In addition, we generally do not hedge against our supply requirements. We cannot assure you that our suppliers will continue to provide products to us at attractive prices, or at all, or that we will be able to obtain such products in the future from these or other providers on the scale and within the time frames we require. If a key supplier were unable or unwilling to meet our supply requirements, we could experience supply interruptions and/or cost increases which (to the extent that we are not able to find alternate suppliers or pass these additional costs onto our customers) could adversely affect our results of operations and financial condition. To the extent any of our suppliers experiences a shortage of components that we purchase, we may not receive shipments of those components and, if we were unable to obtain substitute components on a timely basis, our production would be impaired. For example, in the second quarter of 2004 we experienced supply interruptions for steel, copper and aluminum. As a result, we incurred increased costs related to the production and delivery of our products.

In 2004, commodity prices rose significantly to levels well above prices seen in the past decade. These commodity cost increases negatively affected our net income in 2004. On July 22, 2004, we announced a price increase of up to 5% effective September 1, 2004 on the majority of our products in response to these increases in commodity costs experienced in 2004. Effective January 5, 2005, we further increased prices up to 7% on the majority of our products. We believe our price increases will allow us to recapture lost profit margin. There can be no assurance that these price increases will not affect demand for our products. A continued high level of commodity prices or a further increase in commodity prices could have a material adverse effect on our results of operations. In addition, we may not be able to further increase the price of our products or reduce our costs to offset the higher commodity prices.

A decline in our relations with our key distributors may adversely affect our business.

Our operations also depend upon our ability to maintain our relations with our independent distributors. While we generally enter into contracts with our independent distributors, these contracts typically last for one year and can be terminated by either party upon 30 days’ notice. If our key distributors are unwilling to continue to sell our products or if our key distributors merge with or are purchased by a competitor, we could experience a decline in sales. If we are unable to replace such distributors or otherwise replace the resulting loss of sales, our business and results of operations could be adversely affected.

Damage or injury caused by our products could result in material liabilities associated with product recalls or reworks.

In the event we produce a product that is alleged to contain a design or manufacturing defect, we could be required to incur costs involved to recall or rework that product. In September 2004, we initiated a voluntary corrective action plan, or “CAP”, regarding a discontinued design of certain Amana®, Trane® and American Standard® brand Package Terminal Air Conditioner/Heat Pump, or “PTAC,” units manufactured by one of our subsidiaries. Under the CAP, we will provide a new thermal limit switch to commercial and institutional PTAC owners. Installation of these switches will be at the commercial or institutional owners’ expense, except in special and limited circumstances (e.g., financial hardship, etc.). Pursuant to the CAP, we will pay the cost of installing the replacement switch for any individual homeowner having a PTAC unit in his/her residence. We have established a reserve relating to the CAP that we believe is appropriate in amount. The costs required to recall or rework any defective products could be material, which may have a material adverse effect on our business. In addition, our reputation for safety and quality is essential to maintaining our market share. Any recalls or reworks may adversely affect our reputation as a manufacturer of high-quality, safe products and could have a material adverse effect on our results of operations.

We may incur material costs as a result of product liability or warranty claims which would negatively affect our profitability.

The development, manufacture, sale and use of our products involve a risk of product liability and warranty claims, including personal injury and property damage arising from fire, soot, mold and carbon monoxide. We currently carry insurance and maintain reserves for potential product liability claims. However, we cannot assure you that our insurance coverage will be adequate if such claims do arise and any liability not covered by insurance could have a material adverse effect on our business. To date, we have been able to obtain insurance in amounts we believe to be appropriate to cover such liability. However, our insurance premiums may increase in the future as a consequence of conditions in the insurance business generally or our situation in particular. Any such increase could result in lower profits or cause the need to reduce our insurance coverage. In addition, no assurance can be given that in the future a claim will not be brought against us which would have a material adverse effect on us. Any product liability claim may also include the imposition of punitive damages, the award of which, pursuant to certain state laws, may not be covered by insurance. Our product liability insurance policies have limits that if exceeded, may result in material costs that would have an adverse effect on our future profitability. In addition, warranty claims are not covered by our product liability insurance. Any product liability or warranty issues may adversely affect our reputation as a manufacturer of high quality, safe products and could have a material adverse affect on our business.

Our business could be hurt by economic downturns.

Our business is affected by a number of economic factors, including the level of economic activity in the markets in which we operate. A decline in economic activity in the United States could materially affect our financial condition and results of operation. Sales in the residential and commercial new construction market correlate closely to the number of new homes and buildings that are built, which in turn is influenced by factors such as interest rates, inflation, consumers’ spending habits, employment rates and other macroeconomic factors over which we have no control. Any decline in economic activity as a result of these factors typically results in a decline in new construction and replacement purchases, which would result in a decrease in our sales volume and profitability.

The cost of complying with laws relating to the protection of the environment and worker safety may be significant.

We are subject to extensive federal, state, municipal, local and foreign laws and regulations relating to the protection of human health and the environment, including those limiting the discharge of pollutants into the environment and those regulating the treatment, storage, disposal and remediation of, and exposure to, solid and hazardous wastes and hazardous materials. Certain environmental laws and regulations impose joint and several strict liability on potentially responsible parties, including past and present owners and operators of sites, to clean up, or contribute to the cost of cleaning up sites at which hazardous wastes or materials were disposed or released. We are currently, and may in the future be, required to incur costs relating to the investigation or remediation of such sites, including sites where we have, or may have, disposed of our waste.

While we believe that the future cost of compliance with environmental laws and regulations and liabilities associated with claims or known environmental conditions will not have a material adverse effect on our business, we cannot assure you that future events, such as new or more stringent environmental laws and regulations, any related damage claims, the discovery of previously unknown environmental conditions requiring response action, or more vigorous enforcement or a new interpretation of existing environmental laws and regulations would not require us to incur additional costs that would be material.

In addition, we are subject to various federal, state and local laws and regulations relating to worker safety. In October 2004, we and the Occupational Safety and Health Administration, or “OSHA”, reached an agreement to resolve certain matters identified during a recent OSHA inspection at our Houston Furnace and Cooling plants. We did not admit any violations of the Occupational Safety and Health Act or OSHA standards, but we did agree, among other things, to address certain issues identified by OSHA during its inspection and to pay OSHA a penalty of $277,000. We are currently conducting certain actions required by this settlement, including the installation of certain machine guarding. No assurance can be given that future inspections at these or other of our facilities will not result in additional actions by OSHA. In addition to this penalty, we expect to make capital expenditures at these and other facilities to improve worker health and safety. Expenditures at these and any other facilities to assure compliance with OSHA standards could be significant, and we may become subject to additional liabilities relating to our facilities in the future.

Energy efficiency in air conditioning products is measured by a Seasonal Energy Efficiency Rating, or “SEER.” A higher SEER indicates that a lower amount of energy is required for a given amount of cooling capacity. Effective January 2006, federal regulations will mandate an increase in the minimum SEER from 10 to 13 for central air conditioners and heat pumps. Although we believe we are well-positioned to comply with, and benefit from, the new 13 SEER federally mandated minimum efficiency standard, the required efficiency levels for our products may be further increased in the future by the relevant regulatory authorities. Any future changes in required efficiency levels or other government regulations could adversely affect our industry and our business.

Labor disputes with our employees could interrupt our operations and adversely affect our business.

We are a party to a collective bargaining agreement with the International Association of Machinists and Aerospace Workers and Affiliates that as of September 30, 2005, represents approximately 31% of our employees. This agreement covers all hourly employees at our manufacturing facility in Fayetteville, Tennessee and is scheduled to expire in December 2009. If we are unable to successfully negotiate acceptable terms with this union, our operating costs could increase as a result of higher wages or benefits paid to union members, or if we fail to reach an agreement with the union, our operations could be disrupted. Either event could have a material adverse effect on our business. In addition, there have been in the past, and may be in the future, attempts to unionize our non-union facilities. If employees at our non-union facilities are able to unionize in the future, our operating costs could increase. See “Business—Employees.”

Our business operations could be significantly disrupted if we lost members of our management team.

Our success depends to a significant degree upon the continued contributions of our executive officers and key employees, both individually and as a group. We have employment agreements with only two members of our senior management. Our future performance will be substantially dependent on our ability to retain and motivate our management. The loss of the services of any of our executive officers or key employees could prevent us from executing our business strategy.

Because a small number of stockholders own a significant percentage of our common stock, they may control all major corporate decisions and our other stockholders may not be able to influence these corporate decisions.

An affiliate of Apollo controls a majority of our common stock and, therefore, Apollo has the power to control our affairs and policies. Apollo also controls the election of our directors, the appointment of our management and the entering into of business combinations or dispositions and other extraordinary transactions. The directors so elected will have the authority, subject to the terms of the indenture, our senior secured credit facilities and the indentures governing the fixed rate exchange notes and senior floating rate exchange notes, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions that would be detrimental to you.

The interests of Apollo could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Apollo, as equity holders, might conflict with your interests. Affiliates of Apollo may also have an interest in pursuing acquisition, divestitures, financings and other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you.

Our business operations could be negatively impacted if we fail to adequately protect our intellectual property rights or if third parties claim that we are in violation of their intellectual property rights.

We seek to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as licensing and confidentiality agreements. There is no assurance that these protections are adequate to prevent competitors from copying or reverse engineering our products, or from developing and marketing products that are substantially equivalent to or superior to our own. In addition, we face the risk of claims that we are infringing third parties’ intellectual property rights. Any such claim, even if it is without merit, could be expensive and time-consuming; could cause us to cease making, using or selling certain products that incorporate the disputed intellectual property; could require us to redesign our products, if feasible; could divert management time and attention; and could require us to enter into costly royalty or licensing arrangements. Any of the foregoing, taken alone or together, could have a significant negative impact on our business.

Under an agreement between the Amana Society and Amana Refrigeration, Inc., Amana Refrigeration, Inc. agreed that it would discontinue the use of the Amana® name in its corporate name or in connection with any other business enterprise if it were ever to abandon manufacturing operations in Amana, Iowa. Maytag purchased the Amana appliance business in July 2001 and now controls the manufacturing operations in Amana, Iowa. We maintained the right to use the Amana® name and trademark under a license agreement with Maytag. Maytag has advised us that it has no present intention of discontinuing operations at this manufacturing facility. Prior to a cessation of such operation or following a decision by Maytag to not maintain trademark registrations for the Amana® name, Maytag has agreed to consult with us and provide reasonable assistance to us so that we may register the Amana® name as a trademark. However, we have no control over Maytag’s decision to continue operations at that facility, and if such operations are discontinued, it is possible that we could lose the right to use the Amana® name in connection with our business, which could have a material adverse effect on our business.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We sold the outstanding notes to the initial purchasers on December 23, 2004. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. The registration rights agreement requires us to register the exchange notes under the federal securities laws and offer to exchange the exchange notes for the outstanding notes. The exchange notes will be issued without a restrictive legend and generally may be resold without registration under the federal securities laws. We are effecting the exchange offer to comply with the registration rights agreement.

The registration rights agreement requires us to:

•	file a registration statement for the exchange offer with the SEC and use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act within 375 days after the issue date of the outstanding notes;

•	consummate the exchange offer not later than 30 days after the effectiveness date of the registration statement; and

•	file a shelf registration statement for the resale of the outstanding notes under certain circumstances and use our commercially reasonable efforts to cause such registration statement to become effective under the Securities Act.

These requirements under the registration rights agreement will be satisfied when we complete the exchange offer. However, if we fail to meet any of these requirements, we must pay additional interest on the outstanding notes at a rate of 0.25% per annum for the first 90-day period and an additional 0.25% per annum with respect to each subsequent 90-day period until the applicable requirement has been met, up to a maximum additional interest rate of 1.0% per annum. We have also agreed to keep the registration statement for the exchange offer effective for not less than 20 business days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to holders.

Under the registration rights agreement, our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

This summary includes only the material terms of the registration rights agreement. For a full description, you should refer to the complete copy of the registration rights agreement, which has been filed as an exhibit to the registration statement for the exchange offer and the exchange notes. See “Where You Can Find More Information About Us.”

Transferability of the Exchange Notes

Based on an interpretation of the Securities Act by the staff of the SEC in several no-action letters issued to third parties unrelated to us, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the federal securities laws, if:

•	you, or the person or entity receiving such exchange notes, is acquiring such exchange notes in the ordinary course of business;

•	neither you nor any such person or entity is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

•	neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•	neither you nor any such person or entity is an “affiliate” of Goodman Global Holdings, as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true.

Any holder of outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market making or other trading activities may not rely on this interpretation by the SEC. Such broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act and must therefore acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with resale of the exchange notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the outstanding sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. As described above, under the registration rights agreement, we have agreed to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer; Acceptance of Tendered Notes

Upon the terms and subject to the conditions in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on February 16, 2006. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a series B designation and a different CUSIP number from the outstanding notes; and

•	the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indentures.

As of the date of this prospectus, $400.0 million and $250.0 million in aggregate principal amount at maturity of 7 7/8% Senior Subordinated Notes due 2012 and Senior Floating Rate Notes due 2012, respectively, was outstanding. We have fixed January 17, 2006 as the date on which this prospectus and the letter of transmittal will be mailed initially. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC under the Exchange Act.

We shall be deemed to have accepted validly tendered outstanding notes when and if we have given oral or written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted outstanding notes, at our expense, to the tendering holder as promptly after the expiration of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of outstanding notes. Tendering holders will also not be required to pay transfer taxes in the exchange offer. We will pay all charges and expenses in connection with the exchange offer as described under the subheading “—Solicitation of Tenders; Fees and Expenses.” However, we will not pay any taxes incurred in connection with a holder’s request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder. See “—Transfer Taxes” in this section below.

Expiration Date; Extensions; Amendment

The exchange offer will expire at 5:00 p.m., New York City time, on February 16, 2006, or the “Expiration Date,” unless we extend the exchange offer. To extend the exchange offer, we will notify the exchange agent and each registered holder of any extension before 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. We reserve the right to extend the exchange offer, delay accepting any tendered outstanding notes or, if any of the conditions described below under the heading “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. In the event of a material change in the terms of the exchange offer, including the waiver of a material condition, we will extend the offer as necessary to keep the offer open for at least five additional business days. We will give written notice of such delay, extension, termination or amendment to the exchange agent. Upon termination of the exchange offer, we will promptly return the outstanding notes to the holders.

Procedures for Tendering Outstanding Notes

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, you must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date.

To tender outstanding notes effectively, you must complete the letter of transmittal and other required documents and the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. The exchange agent must receive confirmation of book-entry transfer prior to the Expiration Date.

By executing the letter of transmittal, you will make to us the representations set forth in the first paragraph under the heading “—Transferability of the Exchange Notes.”

Following the Expiration Date, you will no longer have the right to withdraw tenders and we will no longer have the right to accept or reject tenders. Therefore, all tenders not withdrawn before the Expiration Date and the acceptance of the tender by us will constitute agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal including an agreement to deliver good and marketable title to all tendered notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight or hand delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. See “Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

The exchange of outstanding notes will be made only after timely receipt by the exchange agent of certificates for outstanding notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged notes to an account maintained with The Depository Trust Company.

Guarantee of Signatures

Holders must obtain a guarantee of all signatures on a letter of transmittal or a notice of withdrawal unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible guarantor institution.”

Signature guarantees must be made by a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program or by an “eligible guarantor institution” within the meaning of Rule l7Ad-15 promulgated under the Exchange Act (namely, banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; learning agencies; and savings associations).

Signature on the Letter of Transmittal; Bond Powers and Endorsements

If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder’s name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an “eligible guarantor institution.”

If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at the book-entry transfer facility, The Depository Trust Company, or the “DTC,” for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an “agent’s message” in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. Accordingly, the DTC participants may electronically transmit their acceptance of the exchange offer by causing the DTC to transfer outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. Upon receipt of such holder’s acceptance through the Automated Tender Offer Program, DTC will edit and verify the acceptance and send an “agent’s message” to the exchange agent for its acceptance. Delivery of tendered notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth above, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

The term “agent’s message” means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	DTC has received an express acknowledgment from the participant in DTC tendering notes subject to the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	we may enforce such agreement against such participant.

In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

Determination of Valid Tenders; Goodman Global Holdings Rights Under the Exchange Offer

All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by us in our reasonable discretion, which determination will be final and binding on all parties. We expressly reserve the absolute right, in our reasonable discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our reasonable discretion to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular note. To the extent that any condition of the exchange offer is waived with respect to a particular note it will also be waived with respect to all outstanding notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as we determine.

Although we intend to notify holders of defects or irregularities in tenders of outstanding notes, neither we, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. The exchange agent will return to the tendering holder, after the expiration of the exchange offer, any outstanding notes that are not properly tendered and as to which the defects have not been cured or waived.

Guaranteed Delivery Procedures

If you desire to tender outstanding notes pursuant to the exchange offer and (1) certificates representing such outstanding notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the Expiration Date, or (3) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the Expiration Date, you may nevertheless tender such outstanding notes with the effect that such tender will be deemed to have been received on or prior to the Expiration Date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution,” which is defined above under the heading “—Guarantee of Signatures;”

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the Expiration Date as provided below; and

•	the certificates for the tendered notes, in proper form for transfer (or a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before 5:00 p.m., New York City time, on February 16, 2006. For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer. For DTC participants, a written notice of withdrawal may be made by electronic transmission through DTC’s Automated Tender Offer Program. Any notice of withdrawal must:

•	specify the name of the person having tendered the notes to be withdrawn;

•	identify the notes to be withdrawn, including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of such notes into the name of the person withdrawing the tender and a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder; and

•	specify the name in which any such notes are to be registered, if different from that of the registered holder.

Any permitted withdrawal of notes may not be rescinded. Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes. Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading “—Procedures for Tendering Outstanding Notes.”

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction. Upon termination of the exchange offer, we will promptly return the outstanding notes to the holders.

These conditions are for the sole benefit of Goodman Global Holdings Inc. and may be asserted or waived by us in whole or in part at any time and from time to time prior to the Expiration Date in our reasonable discretion. Our failure to exercise any of these rights at any time will not be deemed a waiver of such rights and each of such rights shall be deemed an ongoing right which may be asserted by us at any time and from time to time.

In addition, we will accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, we must use every reasonable effort to obtain the withdrawal or lifting of any stop order at the earliest possible moment.

Effect of Not Tendering

To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will be reduced by the amount so tendered and a holder’s ability to sell untendered outstanding notes could be adversely affected. In addition, after the completion of the exchange offer, the outstanding notes will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of outstanding notes not tendered will have no further registration rights, except for the limited registration rights described above under the heading “—Purpose of the Exchange Offer.”

Accordingly, the outstanding notes not tendered may be resold only:

•	to us or our subsidiaries;

•	pursuant to a registration statement which has been declared effective under the Securities Act;

•	for so long as the outstanding notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•	pursuant to any other available exemption from the registration requirements of the Securities Act (in which case Goodman Global Holdings and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to Goodman Global Holdings and the trustee), subject in each of the foregoing cases to any requirements of law that the disposition of the seller’s property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Solicitation of Tenders; Fees and Expenses

We will bear the expenses of soliciting tenders. We are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we may pay the exchange agent reasonable and customary fees for its services and may reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

We will pay all transfer taxes, if any, required to be paid by us in connection with the exchange of the outstanding notes for the exchange notes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted for exchange be returned to, a person other than the registered holder will be responsible for the payment of any transfer tax arising from such transfer.

The Exchange Agent

The Wells Fargo Bank, National Association is serving as the exchange agent for the exchange offer. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT AT THE ADDRESS LISTED BELOW. Questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at the address or telephone number listed below.

By Registered or Certified Mail:	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480-1517
By Overnight Courier or By Hand:	Wells Fargo Bank, N.A. Corporate Trust Operations Sixth and Marquette MAC N9303-121 Minneapolis, MN 55479
Confirm by Telephone:	(800) 344-5128

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. The net proceeds from the issuance of the outstanding notes were used to consummate the Acquisition. The outstanding fixed rate notes bear interest at a rate of 7 7/8% per year and mature on January 1, 2012. As of September 30, 2005, the outstanding floating rate notes bear interest at a rate of 6.41% and mature on January 1, 2012. In consideration for issuing the exchange notes, we will receive in exchange the outstanding notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

We applied the gross proceeds from the offering of the outstanding notes, existing cash balances and the proceeds from an equity contribution from our parent, Goodman Global, to finance the Acquisition and to pay related fees and expenses, including repayment of our previous term loan with an unaffiliated, third party lender which bore interest at approximately 4% per year and was scheduled to mature on November 21, 2009.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2005.

You should read this table in conjunction with “Use of proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and their notes included elsewhere in this prospectus.

As of September 30, 2005
(unaudited)
(in millions)
Cash and cash equivalents	$43.5

Long-term debt, including current portion
Senior Credit Facilities:
Term loans	$347.4
Revolving credit facilities(1)	—
Senior Floating Rate Notes	250.0
7 7/8% Senior Subordinated Notes	400.0

Total long-term debt, including current portion	997.4

Total shareholders’ equity	350.2

Total capitalization	$1,347.6

(1)	As of September 30, 2005, our revolving credit facility provided for additional borrowings of up to $137.7 million and excludes $37.3 million of letters of credit issued and outstanding. See “Risk Factors.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

On December 23, 2004, Apollo, through its subsidiary, Frio Holdings LLC acquired our business from the Seller, pursuant to which we acquired all of the equity interests of the direct and indirect operating subsidiaries held by the Seller and substantially all of the assets and liabilities of the Seller, other than certain excluded assets and certain excluded liabilities.

In connection with the Acquisition, affiliates of Apollo, the Goodman family trusts, and certain members of our senior management contributed approximately $477.5 million in cash to Goodman Global, Inc., which in turn was contributed to us as common equity. The Goodman family trusts have invested approximately $101.0 million and members of our senior management have invested approximately $18.2 million. On December 23, 2004, in connection with the Acquisition, we issued the outstanding floating rate notes and the outstanding fixed rate notes, in a private placement under Rule 144A and Regulation S of the Securities Act. In connection with the December notes offering, we also entered into senior secured credit facilities.

The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2004 are based on the historical consolidated financial statements of the business acquired and financings in the Transactions as if they had occurred on January 1, 2004 for purposes of the pro forma condensed consolidated statements of operations for the year ended December 31, 2004.

Pro forma adjustments were made to reflect:

•	changes to tangible and identifiable assets to their fair value to the extent of the new investors’ ownership in connection with the Transactions, including a significant increase in our pro forma inventory balance,

•	changes in depreciation and amortization expense resulting from fair value adjustments to the extent of the new investors’ ownership to net tangible assets and amortization expense related to amortizable intangible assets in connection with the Transactions,

•	interest expense resulting from additional indebtedness incurred in the Transactions,

•	interest savings from the assumed repayment of existing debt,

•	monitoring fees to be paid to the equity sponsor, and

•	income tax expense as if we had been fully subject to federal and state income taxes at an estimated rate of 38.5%.

The pro forma information is being furnished solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the period or date indicated, nor is it necessarily indicative of future results.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical consolidated financial statements and their notes included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Transactions been completed as of the dates and for the period presented, and should not be taken as representative of our consolidated results of operations or financial condition following the completion of the Transactions.

GOODMAN GLOBAL HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2004
	Actual	Pro Forma Adjustments		Pro Forma
	(in thousands)
Sales, net	$1,317,580	$—		$1,317,580
Costs and expenses:
Cost of goods sold	1,024,426	39,586	(1)	1,064,012
Selling, general and administrative expense	220,551	2,000	(2)	222,551
Depreciation and amortization	18,887	9,363	(3)	28,250

Operating profit (loss)	53,716	(50,949)		2,767
Interest expense, net	12,478	56,918	(4)	69,396
Other income	(1,406)	—		(1,406)

Earnings (loss) before income taxes	42,644	(107,867)		(65,223)
Benefit from income taxes	(5,049)	(20,062	)(5)	(25,111)

Net income (loss)	$47,693	$(87,805)		$(40,112)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

(1) Represents the incremental costs of goods sold resulting from the adjustment of inventory carrying value to estimated fair value to the extent of the new investors’ ownership as part of the Acquisition.

(2) Represents the adjustment for monitoring fees payable to Apollo for administrative services.

(3) Represents the adjustment to reflect the amortization resulting from amortizable intangible assets that were acquired. Property, plant and equipment carrying values were adjusted to fair market value to the extent of the new investors’ ownership as a result of the Acquisition. Equipment was depreciated prior to the Acquisition using the double declining balance method over the useful lives of the assets. Following the acquisition, property, plant and equipment is depreciated on a straight-line basis over the assets’ remaining useful life, ranging from 1 to 28 years. The depreciation would not have been materially different as the adjustment to fair market value was offset by the change in depreciation methods.

(4) Represents the incremental interest expense related to the incurrence of additional indebtedness, related to the Acquisition consisting of the notes in the principal amount of $650.0 million and the term loan under our senior secured credit facilities in the principal amount of $350.0 million based on the rates that were effective at the date of the Acquisition. Also included in this amount is the amortization of debt issuance costs of $35.6 million related to the Acquisition using the effective interest method. In the event the interest rate on our floating rate indebtedness increases or decreases by 0.125%, our net income would decrease or increase by $0.5 million, accordingly.

(5) Represents the estimated tax effect on the results of operations of the Company. The predecessor company was incorporated under Subchapter S of the Internal Revenue Code with substantially all corporate earnings taxed at the shareholder level. The successor company is incorporated under Subchapter C of the Internal Revenue Code, and thus we have adjusted the income tax effect. Our estimated tax rate used for pro forma purposes as a C corporation is 38.5%, which has been applied to earnings before income taxes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data. The following selected historical consolidated financial data should be read in conjunction with, and is qualified by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and their notes included elsewhere in this prospectus, as well as other financial information included elsewhere in this prospectus.

The consolidated statement of operations data for each of the three years ended December 31, 2004 and the consolidated balance sheet data as of December 31, 2003 and 2004 have been derived from our audited consolidated financial statements included elsewhere in this prospectus and have been prepared in accordance with GAAP. The 2004 financial data is a combination of the Predecessor and Successor statements disclosed in our consolidated financial statements. The consolidated statement of operations data for the years ended December 31, 2000 and 2001 and the consolidated balance sheet data as of December 31, 2000, 2001 and 2002 have been derived from our consolidated financial statements that are not included in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 2004 and 2005 and the consolidated balance sheet data as of September 30, 2005 are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

	Year Ended December 31,										Nine Months Ended September 30,
	2000		2001		2002		2003		2004		2004		2005
	(in thousands, except ratios)
Consolidated Statement of Operations Data:
Sales, net(1)	$1,100,914		$1,082,076		$1,136,188		$1,192,671		$1,317,580		$1,034,071		$1,168,713
Cost of goods sold	837,462		821,454		884,204		915,272		1,024,426		794,810		939,288
Selling, general and administrative expenses	104,093		108,996		118,150		147,687		220,551		106,979		121,403
Depreciation and amortization expense	23,316		23,487		20,645		14,851		18,887		13,526		20,233

Operating profit	136,043		128,139		113,189		114,861		53,716		118,756		87,789
Interest expense, net	60,649		72,835		46,168		26,081		12,478		8,693		56,028
Other (income) expense, net	506		1,529		(671)		(331)		(1,406)		(1,250)		(436)

Earnings before income taxes	74,888		53,775		67,692		89,111		42,644		111,313		32,197
Provision for (benefit from) income taxes	2,772		152		1,859		1,745		(5,049)		565		12,396

Net income	$72,116		$53,623		$65,833		$87,366		$47,693		$110,748		$19,801

Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents, including restricted cash	$16,204		$20,993		$40,399		$7,859		$6,456		$9,832		$43,518
Working capital(2)	379,329		298,928		221,544		171,010		292,805		237,054		257,719
Property, plant and equipment, net	81,001		95,626		87,646		88,192		141,779		95,773		144,632
Total assets	927,824		714,913		683,557		615,558		1,544,595		716,622		1,633,080
Total debt	843,795		466,910		358,432		213,244		1,024,135		203,228		997,375
Shareholders’ equity	(121,470)		40,061		77,632		150,279		328,247		232,197		350,231
Statement of Cash Flows Data:
Net cash (used in) provided by operating activities	$16,663		$128,459		$168,092		$150,807		$(18,558)		$62,188		$76,475
Net cash (used in) provided by investing activities	(54,465)		110,987		(11,536)		(811)		(1,477,622)		(19,230)		(14,889)
Net cash (used in) provided by financing activities	40,452		(249,657)		(136,830)		(167,856)		1,494,677		(40,985)		(24,524)
Other Financial Data:
Ratio of earnings to fixed charges(3)	2.2	x	1.7	x	2.4	x	4.2	x	3.8	x	11.5	x	1.5	x
EBITDA(4)	$158,853		$150,097		$134,505		$130,043		$74,009	(5)	$133,532		$108,458
Capital expenditures	$15,974		$32,262		$12,672		$16,801		$27,772		$21,256		$18,456

(1)	Sales are presented net of certain rebates paid to customers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to consolidated financial statements appearing elsewhere in this prospectus.
(2)	Working capital represents current assets, excluding cash and cash equivalents, less current liabilities, excluding current portion of indebtedness.
(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents income before income taxes, less capitalized interest, plus minority interest expense, amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest, and the portion of operating rental expense which management believes is representative of the interest component of rent expense.
(4)	EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the HVAC industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is an unaudited reconciliation of net income to EBITDA.

	Year Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002	2003	2004	2004	2005
	(in millions)
Net income	$72.1	$53.6	$65.8	$87.4	$47.7	$110.7	$19.8
Income tax expense (benefit)	2.8	0.2	1.9	1.7	(5.1)	0.6	12.4
Interest expense, net	60.6	72.8	46.2	26.1	12.5	8.7	56.0
Depreciation and amortization	23.4	23.5	20.6	14.8	18.9	13.5	20.2

EBITDA	$158.9	$150.1	$134.5	$130.0	$74.0	$133.5	$108.4

(5)	EBITDA for the year ended December 31, 2004 was negatively affected by $68.8 million of expenses related to the Acquisition.
(6)	EBITDA for the nine months ended September 30, 2005, was negatively affected by a $39.6 million non-recurring, non-cash charge that was incurred in connection with the step-up in inventory basis as part of the purchase accounting related to the Acquisition as the related acquired inventory was sold.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We participate in the HVAC industry. Based on unit sales, we are the second largest manufacturer of residential and light commercial heating and air conditioning products. Founded in 1975 as a manufacturer of flexible duct, we expanded into the broader HVAC manufacturing market in 1982. Since then, we have continually expanded our product offerings and maintained our core competency of manufacturing high quality products at low costs. Our growth and success can be attributed to our strategy of providing a high quality, competitively priced product that is designed to be reliable and easy-to-install.

Beginning in 2001, we undertook a number of measures to strategically reposition our business. These included the following actions:

•	reducing damaged and excess inventory during the three-year period ended December 31, 2003;

•	implementing improved practices in manufacturing and distribution;

•	opening 22 new company-owned stores in 2004 and 12 new company-owned stores in the first nine months of 2005; and

•	upgrading personnel and information systems.

These actions resulted in substantial growth of our net income during the period beginning in 2001 and ending September 30, 2005 and the generation of cumulative operating cash flow of $505.3 million between January 1, 2001 and September 30, 2005.

While the overall impact of these actions was positive, we estimate a negative impact on our operating profit and our EBITDA of $4.2 million and $3.3 million for the years ended December 31, 2003 and 2004, respectively, and $2.3 million for the nine months ended September 30, 2004, due to costs and losses of margin resulting from the strategic actions set forth above. We do not believe that operating profit and EBITDA for the first half of 2005 were affected by these actions. For a definition of EBITDA, see footnote 3 in “Prospectus Summary—Summary Consolidated Financial Data.”

The full impact of our expanded distribution network is not reflected in our financial results as many of these locations opened during the second half of 2004 and the first nine months of 2005, and thus have not been open for a full year.

Acquisition

On December 23, 2004, we were acquired by affiliates of Apollo, our senior management and certain trusts associated with members of the Goodman family. In connection with the Acquisition, Goodman Global Holdings, Inc., a Texas corporation, sold all of its equity interest in its subsidiaries as well as substantially all of its assets and liabilities for $1,477.5 million plus a working capital adjustment of $29.8 million. The Acquisition was financed with the net proceeds of a private offering of senior unsecured notes, borrowings under a senior secured credit facility and $477.5 million of equity contributions by affiliates of Apollo, the Goodman Trusts and certain members of senior management. The Goodman Trusts and members of senior management have invested approximately $101.0 million and $18.2 million, respectively.

The Acquisition was recorded as of December 23, 2004, in accordance with SFAS No. 141, Business Combinations, and Emerging Issues Task Force, or “EITF”, 88-16, Basis in Leveraged Buyout Transactions. As such, the acquired assets and assumed liabilities have been recorded at fair value for the interests acquired and preliminary estimates of assumed liabilities by the new investors and at the carrying basis for continuing investors. The acquired assets and assumed liabilities were assigned new book values in the same proportion as the residual interests of the continuing investors and the new interests acquired by the new investors. Under EITF 88-16, we revalued the net assets at the acquisition date to the extent of the new investors’ ownership of 79%. The remaining 21% ownership is accounted for at the continuing investors’ carrying basis of the Company. An adjustment of $144.6 million to record this effect is included as a reduction of stockholders’ equity. The excess of the purchase price over the historical basis of the net assets acquired has been applied to adjust net assets to their fair market values to the extent of the new investors’ 79% ownership, with the remainder of $339.8 million allocated to goodwill. The increase in basis of the assets will result in non-cash charges in future periods, principally related to the step-up in the value of inventory, property, plant, and equipment and intangible assets. The initial purchase price allocation made by us is preliminary and subject to change for a period of one year following the acquisition, although we believe it is materially accurate as of September 30, 2005.

Markets and Sales Channels

We manufacture and market an extensive line of heating, air conditioning and flexible duct products for the residential and light commercial markets in the United States and Canada. These products include split system air conditioners and heat pumps, gas furnaces, package units, air handlers, package terminal air conditioners, evaporator coils, flexible duct and other HVAC related products and accessories. Essentially all of our products are manufactured and assembled at facilities in Texas, Tennessee and Arizona and are distributed through over 700 distribution points across North America.

Our products are manufactured and marketed primarily under the Goodman®, Amana®, and Quietflex® brand names. We position Goodman® as the top selling residential and light commercial HVAC brand in North America and as the preferred brand for high quality HVAC equipment at low prices. Our premium Amana® branded products include enhanced features such as higher efficiency and quieter operation. Amana® is positioned as the “great American brand” that outlasts the rest, highlighting durability and long-life. Quietflex® branded products include flexible duct products that are used primarily in residential HVAC markets.

Our customers include independent distributors, installing contractors, national homebuilders and other national accounts. We sell to contractors primarily through our network of independent distributors and company-owned stores. We sell to our independent distribution channel primarily under inventory consignment arrangements. We focus the majority of our marketing on contractors who install residential and light commercial HVAC products. We believe that the contractor is the key participant in a homeowner’s purchasing decision as the contractor is the primary contact for the end customer. Given the strategic importance of the contractor, we remain committed to enhancing profitability for this segment of the supply chain while allowing our distributors to achieve their own profit goals. We believe the ongoing focus on the contractor creates loyalty and mutually beneficial relationships between distributors, contractors and us.

Industry

HVAC industry unit shipments totaled approximately 11 million in 2004 with the top five manufacturers representing approximately 80% of unit sales. Overall, the industry is characterized by relatively stable long-term growth, a highly fragmented distribution system, significant challenges for new entrants and compelling growth opportunities related to changes in minimum efficiency standards required by 2006. The market shares of the large, incumbent industry participants have been relatively stable in recent years although we have continued to gain share.

The HVAC industry has grown at an approximate 3.4% compound annual growth rate, or “CAGR”, over the last twenty years. We believe this industry growth was driven largely by both an increase in the number of homes equipped with central air conditioning as well as an increase in the size of new homes. These factors have led to higher demand for larger or multiple HVAC systems. The United States Census Bureau reported that 88% of new single-family homes completed in 2004 were equipped with central air conditioning, up from 70% in 1985. Air conditioning is currently installed in approximately 99% of new homes in the southern regions of the United States.

Prior to the 1980s, HVAC unit shipments were strongly correlated to new housing construction. As the overall housing base expanded due to increased new home sales and central air conditioning increased its penetration into homes, the HVAC industry became more driven by replacement demand. As older units within the large existing base of homes approach the end of their useful lives, they will need to be replaced by newer and more efficient models, creating a relatively stable base of underlying demand for HVAC products. We estimate that replacement products currently account for approximately 70% of industry sales and is anticipated to expand in future years.

Weather, Seasonality and Business Mix

Weather patterns have historically impacted the demand for HVAC products. For example, hot weather in the spring season causes existing older units to fail earlier in the season, driving customers to accelerate replacement of a unit, which might otherwise be deferred in the case of a late season failure. Similarly, unseasonably mild weather diminishes customer demand for both commercial and residential HVAC replacement and repairs. Weather also impacts installation during periods of inclement weather as fewer units are installed due to contractors being delayed or forced to shut down their operations.

Although there is demand for our products throughout the year, in each of the past three years, approximately 60% of our total sales occurred in the second and third quarters of the fiscal year. Our peak production occurs in the first and the second quarters in anticipation of our peak sales quarters.

For the three-year period ending December 31, 2004, approximately 47% of our sales were from split system and packaged products and approximately 15% of sales were from gas heating products. The remainder of our sales relates to products associated with both heating and cooling, PTAC, flexible duct or other system components.

Costs

The principal elements of cost of goods sold in our manufacturing operations are component parts, raw materials, factory overhead, labor, transportation costs and warranty. The principal component parts, which, depending on the product, can approach up to 60% of our cost of goods sold, are compressors and motors. We have long-standing relationships with high quality component suppliers such as Emerson and Panasonic. The principal raw materials used in our processes are steel, copper and aluminum. In total, we spent over $172 million in 2004 on these raw materials and their cost variability can have a material impact on our results of operations. Shipping and handling costs associated with sales are recorded at the time of the sale. Warranty expense, which is also recorded at the time of sale, is estimated based on historical trends such as incident rates, replacement costs and other factors. We believe our warranty expense, which equaled 2.5% of our net sales in 2004, is less than or equal to the industry average.

In 2004, our operating profit and EBITDA were negatively affected by high raw materials costs. On July 22, 2004, we announced a price increase of up to 5% effective September 1, 2004 on the majority of our products in response to increases in commodity costs experienced in 2004. Effective January 5, 2005, we further increased prices up to 7% on our products. We believe our price increases will allow us to recapture lost profit margin. A continued high level of commodity prices or a further increase in commodity prices could have a material adverse effect on our results of operations. There can be no assurance that our price increases will not affect demand for our products.

Our cost of goods sold reflects a short-term increase as a result of the purchase accounting treatment of the step-up in basis of inventory as a result of the Acquisition. Consistent with the requirements of purchase accounting, we adjusted the value of our assets and liabilities to their respective estimated fair values as of December 23, 2004. As a result of these adjustments to our asset basis, during the nine days following the Acquisition in 2004 and the first nine months of 2005, our cost of goods sold was inflated as we recognized the non-cash increase in our inventory value. However, this increase had no cash impact.

Our selling, general and administrative expenses consist of costs incurred to support our marketing, distribution, engineering, information systems, human resources, finance, legal and tax functions. We have historically operated at relatively low levels of SG&A expense as a percentage of sales compared to other large industry participants. Savings from this lean overhead structure allow us to offer an attractive value proposition to our distributors and supports our low-priced philosophy throughout the distribution system. In 2004, our selling, general and administrative expenses were negatively affected by approximately $68.8 million of expenses related to the Acquisition.

Depreciation expense is primarily impacted by capital expenditure levels. Historically, we have used the double declining depreciation method for equipment which results in higher depreciation expense in the early years of an asset’s life. Following the Acquisition, equipment is depreciated on a straight line over the assets’ remaining useful lives. Under the rules of purchase accounting, we have adjusted the value of our assets and liabilities to their respective estimated fair values, to the extent of the new investors’ ownership, with any excess of the purchase price over the fair market value of the net assets acquired allocated to goodwill. As a result of these adjustments to our asset basis, our depreciation and amortization expenses increased.

Interest expense consists of interest expense and gains or losses on the related interest rate derivative instruments. In addition, interest expense includes the amortization of the financing costs associated with the Transactions. On January 1, 2001, we adopted Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Financial Instruments and Hedging Activities.” As a result, we recorded a cumulative transition adjustment resulting in a $10.2 million decrease in equity as part of accumulated other comprehensive income.

Other income (expense), net consists of gains and losses on the disposals of assets and miscellaneous income or expenses.

Effective Tax Rate

The Seller and most of its subsidiaries historically elected S corporation or partnership status for income tax purposes. Accordingly, most income in the historical periods was taxed directly to the Seller’s shareholders. The Seller typically made cash distributions to its shareholders to pay those taxes. Following the Transactions, we are taxed at the corporate level and we will be recording an income tax obligation at a rate comparable to the federal and state statutory rates, which we estimate will be approximately 38.5%. As a result of the Transactions, there was a significant step-up in the tax basis of our assets, significantly reducing our cash tax payments from what they would have been without such deductions.

Employees

We utilize a combination of full-time, hourly and temporary workers in our manufacturing facilities. The number of people working in these facilities varies based on the level of production. We believe there is an adequate pool of temporary workers near our significant manufacturing facilities to address peak production periods.

As of September 30, 2005, approximately 1,493 employees are members of a collective bargaining unit, representing approximately 31% of our full-time employees. The collective bargaining agreement expires in December 2009. We believe we have good relations with our employees.

Critical Accounting Policies and Estimates

Preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. Many of the estimates require us to make significant judgments and assumptions. Actual results could differ from our estimates and could have a significant impact to our consolidated results of operations, financial position and cash flows. We consider the estimates used to account for warranty liabilities, self-insurance reserves and contingencies, rebates and the impairment of long-lived assets and goodwill as our most significant judgments.

We base many of our assumptions on our historical experience, recent trends and forecasts. We develop our forecasts based upon current and historical operating performance, expected industry and market trends, and expected overall economic conditions. Our assumptions about future experience, cash flows and profitability require significant judgment since actual results have fluctuated in the past and are expected to continue to do so.

Warranties

We offer a variety of standard and extended warranties on our products. Provisions for warranties are made at the time revenues are recognized. These reserves are based on estimations derived from historical failure rates, estimated service costs and historical trends. In addition, when new products are introduced, we consult with engineering, manufacturing and quality control personnel to determine the initial warranty expense. On a quarterly basis, we reevaluate the estimated liability related to the installed units still under warranty based on updated failure rates and will, at times, adjust our warranty reserve. We do not discount this liability when making this calculation.

We also sell extended warranty contracts for certain of our products with terms of up to 10 years. Revenues from extended warranty contracts are deferred and amortized on a straight-line basis over the terms of the contracts. Expenses relating to obtaining and servicing these contracts are expensed as incurred.

Self Insurance Reserves and Contingencies

We self-insure worker’s compensation, product liability, general liability, vehicle liability, group health and physical damage up to certain stop-loss amounts. We work with our claims administrator to estimate our self-insurance expenses and liabilities. The expense and liabilities are determined based on historical company claims information, as well as industry factors and trends in the level of such claims and payments. Our self-insurance reserves, calculated on an undiscounted basis, as of December 31, 2004 and September 30, 2005, represent the best estimate of the future payments to be made on losses reported and unreported as of the 2005 period and prior years. We maintain safety and injury prevention programs that are designed to improve the work environment, and as a result, reduce the incident rate and severity of our various self-insured risks. Actual payments for claims reserved may vary depending on various factors including the development and ultimate settlement of reported and unreported claims. Non-routine litigation and other uninsured contingencies require significant judgment and not all risks are insured.

Rebates and Advertising Co-op Expenditures

We offer multiple rebate programs to our national accounts, contractors and builders as inducement to encourage utilization of Goodman® and Amana® branded equipment across replacement and new construction markets. These rebates are part of our volume and new construction incentive programs. In addition, we offer a variety of rebate programs to our independent distributors to encourage distributors to pass on lower equipment costs to contractors, in order to drive market share expansion.

Rebates are accrued based on sales. For certain rebates, the accrual rate is impacted by estimates of the customer’s ability to reach targeted purchase levels. Rebates paid or credited to independent distributors, contractors and homebuilders are netted against revenues in accordance with the provisions of EITF Number 01-9, “Accounting for Consideration Given to a Customer (Including a Reseller of the Vendor’s Products).”

Co-op marketing expenditures are funds reserved for cooperative marketing programs between us and our distributors. These expenditures are reflected in selling costs because they are based on an annual marketing plan whereby the distributor commits to spending the funds on marketing and advertising our products.

Impairment of Long-Lived Assets Other Than Intangibles

We conduct periodic reviews for idle and under-utilized equipment and facilities and review business plans for possible impairment implications. If an impairment were detected, these costs would be expensed in the same period. Historically, no significant impairment charges have been recorded.

Impairment of Goodwill

Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” requires, beginning January 1, 2002, that goodwill no longer be amortized and instead be tested for impairment upon adoption and at least annually thereafter. To accomplish the transitional goodwill impairment we determined the fair value of our one reporting unit and compared it to the carrying amount of the reporting unit at that date. Test results indicated that there was no impairment of goodwill during the transitional goodwill impairment test and the annual test performed on October 1, 2004. Considering the Acquisition occurred subsequent to this date, the annual test was updated as of December 31, 2004, noting no impairment.

Identifiable Intangible Assets

The values assigned to amortizable intangible assets are amortized to expense over their estimated useful lives and are reviewed for potential impairment. The estimated useful lives are based on an evaluation of the circumstances surrounding each asset, including an evaluation of events that may have occurred that would cause the useful life to be decreased. In the event the useful life would be considered to be shortened, or if the asset’s future value were deemed to be impaired, an appropriate amount would be charged to amortization expense. Future operating results and residual values could therefore reasonably differ from the our current estimates and could require a provision for impairment in a future period. Indefinite lived intangible assets are reviewed along with other long-lived assets for impairment.

The values assigned to our identifiable intangible assets were determined using the income approach, whereby the fair value of an asset is based on the present value of its estimated future economic benefits. This approach was considered appropriate, as the inherent value of these intangible assets is their ability to generate current and future income. The key assumption in using this approach is the identification of the revenue streams attributable to these assets based on budgeted future revenues.

At the time of the Acquisition, we assigned a value of approximately $11 million to a particular renewable sales contract. During the fourth quarter of 2005, a decision was made not to renew this agreement before its expiration. As a result, the net balance of this intangible, approximately $10.3 million, will be taken as a charge to the income statement in December 2005. We do not believe the expiration of the agreement will have a material effect on the Company.

Results of Operations

The following table sets forth, as a percentage of net sales, our statement of operations data for the years ended December 31, 2002, 2003 and 2004 and the nine months ended September 30, 2004 and 2005:

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
Consolidated Statement of Operation Data:
Sales, net	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of goods sold	77.8%	76.7%	77.8%	76.9%	80.4%
Selling, general and administrative expenses	10.4%	12.4%	11.5%	10.3%	10.4%
Transaction—related costs	—	—	5.2%	—	—
Depreciation and amortization	1.8%	1.3%	1.4%	1.3%	1.7%

Operating profit	10.0%	9.6%	4.1%	11.5%	7.5%

Interest expense, net	4.1%	2.2%	0.9%	0.8%	4.8%
Other income	(0.1)%	—	(0.1)%	(0.1)%	(0.1)%

Earnings before taxes	6.0%	7.4%	3.3%	10.8%	2.8%
Provision for (benefit from) income taxes	0.2%	0.1%	(0.4)%	0.1%	1.1%

Net income	5.8%	7.3%	3.6%	10.7%	1.7%

September 30, 2005 Compared to September 30, 2004

Sales, net. Net sales for the nine months ended September 30, 2005 were $1,168.7 million, a $134.6 million or 13.0% increase from $1,034.1 million reported for nine months ended September 30, 2004. Approximately 46.1% of the sales increase was driven by the effect of our September 2004 and January 2005 price increases. The remaining 53.9% of the sales increase was primarily attributable to company-owned distribution sales, which were higher than prior year levels as we benefited from the 22 stores that were opened in 2004 and the 12 stores that were opened during the first nine months of 2005.

Cost of goods sold. Cost of goods sold for the nine months ended September 30, 2005 was $939.3 million, a $144.5 million or 18.2% increase from $794.8 million reported for the nine months ended September 30, 2004. Cost of goods sold was negatively affected by increased commodities costs and less favorable channel and product mix as well as a $39.6 million non-recurring, non-cash charge that was incurred in connection with the step-up in inventory basis as part of the purchase accounting related to the Acquisition.

Selling, general and administrative. Selling, general and administrative expenses for the nine months ended September 30, 2005 were $121.4 million, a $14.4 million or 13.5% increase from $107.0 million reported for the nine months ended September 30, 2004. Selling, general and administrative expenses for the nine months ended September 30, 2004 benefited from a one-time $10.0 million adjustment of previously established, non-recurring product-related expense accruals.

Depreciation and amortization. Depreciation and amortization expenses for the nine months ended September 30, 2005 were $20.2 million, a $6.7 million increase from $13.5 million reported for the nine months ended September 30, 2004. The increase was primarily due to $7.2 million in amortization of identifiable intangibles recorded as part of the Acquisition.

Operating profit. Operating profit for the nine months ended September 30, 2005 was $87.8 million, a $31.0 million or 26.1% decrease from $118.8 million reported for the nine months ended September 30, 2004. Operating profit for the nine months ended September 30, 2005 was negatively impacted by the $39.6 million non-recurring, non-cash charge described above. Additionally, operating profit for the nine months ended September 30, 2004 benefited from the adjustment of product-related expense accruals described above.

Excluding these non-recurring items, the improvement in operating profit was attributable to higher net sales for the period primarily due to price increases and continued leveraging of fixed costs, which were offset by higher commodities costs.

Interest Expense. Interest expense for the nine months ended September 30, 2005 was $56.0 million, an increase of $47.3 million from $8.7 million reported for the nine months ended September 30, 2004. Interest expense increased as a result of both the debt incurred in connection with the Transactions and higher average interest rate compared to the average interest rate in the prior year.

Provision for income taxes. The income tax provision for the nine months ended September 30, 2005 was $12.4 million, an increase of $11.8 million compared to an income tax provision of $0.6 million for the same period in 2004. The increase was the result of the Predecessor’s organizational structure comprised primarily of flow-through entities such as partnerships and S corporations, which resulted in most of the Predecessor’s operations being taxable directly to the shareholders instead of the Company.

Net income. Net income for the nine months ended September 30, 2005 was $19.8 million, a decrease of $90.9 million from the nine months ended September 30, 2004. This decrease in net income was a result of the $47.3 million increase in interest expense of compared to the same period in the prior year resulting from Transaction-related incremental debt and higher average interest rates and the effect of the inventory valuation step-up.

December 31, 2004 Compared to December 31, 2003

Sales, net. Net sales for the year ended December 31, 2004, were $1,317.6 million, a $124.9 million, or 10.5%, increase from $1,192.7 million reported in the year ended December 31, 2003. The higher sales were driven by growth in our independent and company store distribution channels, which increased approximately 14% and 11%, respectively. This organic growth was driven by changing product mix and increased unit sales due to favorable market conditions within our industry, continuation of contractor recruiting efforts, and the expansion of our company distribution network. In addition, a 5% price increase effective September 1, 2004, contributed to our higher sales. This increase was offset by the unfavorable impact to sales due to (i) severe hurricanes and other tropical weather systems that impacted the southeastern United States in August and September of 2004 and (ii) lost Quietflex sales as a result of an inability to secure insulation after startup difficulties to produce this component in-house. We estimate a negative operating profit or EBITDA impact of $6.2 million and $2.4 million, respectively, as a result of these weather conditions and startup difficulties.

Cost of Goods Sold. Cost of goods sold, excluding related depreciation and amortization, for the year ended December 31, 2004, of $1,024.4 million increased by $109.1 million, or 11.9%, from $915.3 million for the year ended December 31, 2003. This increase was primarily due to higher sales volume and significant raw material price increases primarily in steel, copper and aluminum. Additionally, transportation costs increased primarily due to irregular supply of raw materials, higher fuel prices and changes in Department of Transportation regulations. We also incurred a $4.4 million non-recurring expense in the fourth quarter of 2004 related to the effect of the inventory valuation step-up resulting from the Acquisition as the related acquired inventory was sold. Cost of goods sold as a percentage of net sales increased to 77.8% for the year ended December 31, 2004 from 76.7% in 2003. This increase was primarily the result of rising commodity costs.

Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 2004, of $220.6 million increased by $72.9 million, or 49.4%, from $147.7 million for the year ended December 31, 2003. During the fourth quarter of 2004, in connection with the Transactions, we incurred expenses attributable to incentive compensation and transaction fees of $68.8 million. The remaining increase in selling, general and administrative expenses was primarily due to one-time supplemental incentive bonuses in the amount of $4.0 million. In addition, human resource expenses, such as recruiting, relocation and severance, and other start-up expenses related to new store openings, were higher as we met our expanded company stores’

staffing requirements and continued the upgrading of staff throughout the company, a process that our new management team began in 2001. These increases were offset by an adjustment of previously established non-recurring product related expense accruals.

Depreciation and Amortization. Depreciation and amortization expenses for the year ended December 31, 2004, of $18.9 million increased by $4.0 million, or 26.8%, from $14.9 million for the year ended December 31, 2003. Depreciation and amortization expenses increased primarily due to an increase in capital expenditures related to product and information technology enhancements.

Operating Profit. Operating profit reported for the year ended December 31, 2004, of $53.7 million decreased by $61.2 million, or 53.3%, from $114.9 million reported for the year ended December 31, 2003. The decrease in operating profit was due primarily to expenses incurred in connection with the Transactions recorded in the fourth quarter, mentioned above, totaling approximately $73.4 million. Operating profit excluding these charges would have increased over 2003. This increase was primarily due to the benefit of the above-referenced adjustment of previously established non-recurring product-related expense accruals and higher sales volumes, which were partially offset by higher incentive compensation accruals and human resource expenditures. Profit from organic sales growth was largely offset by the effect of higher raw materials, transportation, selling and administrative costs.

Interest Expense, net. For the year ended December 31, 2004, interest expense decreased by $13.6 million to $12.5 million as compared to $26.1 million for the year ended December 31, 2003, primarily due to lower average debt outstanding, lower average short-term interest rates and a favorable impact from our interest rate derivatives. Average debt declined by approximately $94.3 million. Also, in November 2003, we refinanced our debt, reducing the variable interest rate spread by 50 basis points.

Provision for (Benefit from) Income Taxes. Income tax benefit for the year ended December 31, 2004 was $(5.0) million as compared to income tax expense of $1.7 million for the year ended December 31, 2003. During 2004, we recorded an income tax benefit to establish a deferred tax asset for federal income purposes on the consolidated operations of the successor Company. Prior to 2004, most of our operations were taxable directly to the shareholders since we were an S corporation at the parent level.

December 31, 2003 Compared to December 31, 2002

Sales, net. Net sales for the years ended December 31, 2003, were $1,192.7 million, a $56.5 million, or 5.0%, increase from $1,136.2 million reported in the year ended December 31, 2002. This increase was primarily due to organic sales growth within our independent distributors as well as company store locations, offset by a decline in PTAC sales due to soft market conditions in the hospitality industry and the loss of an OEM contract in late 2002, which negatively impacted sales by $8.3 million.

Cost of Goods Sold. Cost of goods sold, excluding related depreciation and amortization, for the year ended December 31, 2003, of $915.3 million increased by $31.1 million, or 3.5%, from $884.2 million for the year ended December 31, 2002. The change is primarily due to the increase in sales volume. Cost of goods sold as a percentage of net sales decreased to 76.7% in the year ended December 31, 2003 from 77.8% in 2002. Cost of goods sold did not increase at the same rate of sales because 2002 cost of goods sold was unusually high due to the liquidation of a significant amount of damaged and excess inventory out of our company stores which reduced our overall margins.

Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 2003 of $147.7 million increased by $29.5 million, or 25.0%, from $118.2 million for the year ended December 31, 2002. The higher selling, general and administrative expenses were due to the establishment of certain reserves, an increase in incentive compensation accruals due to an increase in value of our stock appreciation rights (which we terminated in connection with the Transactions) in the amount of $5.9 million and higher annual management bonuses due to increased sales volume, increases in information technology expenses and increased insurance premiums which is consistent with trends in the insurance industry following the events of September 11, 2001.

Depreciation and Amortization. Depreciation and amortization expenses for the year ended December 31, 2003, of $14.9 million decreased by $5.7 million, or 27.7%, from $20.6 million for the year ended December 31, 2002. Contributing to this decrease was higher software amortization of $3.0 million in 2002.

Operating Profit. Operating profit reported for the year ended December 31, 2003, of $114.9 million increased by $1.7 million, or 1.5%, from $113.2 million reported for the year ended December 31, 2002. The change was primarily due to profits from organic sales growth, offset by the reversal of reserves that were over- accrued and the above-mentioned selling, general and administrative expenses. Operating profit margins decreased to 9.6% of net sales in the fiscal year ended December 31, 2003 from 10.0% of net sales in 2002 as a result of the items described above.

Interest Expense, net. For the year ended December 31, 2003, interest expense decreased by $20.1 million to $26.1 million as compared to the $46.2 million for the year ended December 31, 2002, primarily due to lower average debt, favorable derivative impacts and lower average short-term interest rates. During 2003, total average debt outstanding was reduced by approximately $106.0 million as a result of improved working capital management.

Provision for Income Taxes. Income tax expense for the year ended December 31, 2003 was $1.7 million as compared to income tax expense of $1.9 million for the year ended December 31, 2002. The provision for income taxes decreased slightly from 2002 as a result of state income tax credits generated by the partnerships in the our organizational structure.

Liquidity, Capital Resources and Off-Balance Sheet Arrangements

As of September 30, 2005, we had cash and cash equivalents, including restricted cash, of $43.5 million and working capital of $257.7 million and the ability to borrow $137.7 million under our revolving credit facility. We have funded, and expect to continue to fund, operations through cash flows generated by operating activities and borrowings under our revolving credit facility.

Operating Activities. Between January 1, 2005 and September 30, 2005, we generated operating cash of $76.5 million. Operating cash was generated by net income, amortization and depreciation, decrease of inventory and increases in accounts payable and accrued liabilities, which were offset by the increase in accounts receivable. The increase in accounts receivable is primarily driven by our increased sales. During 2004, our allowance for doubtful accounts reserve increased approximately $5.2 million, which was primarily related to the provisioning for outstanding balances resulting from disputes between certain distributors and us over the amount of inventory we initially transferred to such distributors.

Between January 1, 2001 and December 31, 2004, we generated cumulative operating cash flow of $428.8 million, of which $96.6 million was from net working capital reductions. The net working capital reduction is primarily due to inventories being decreased by $158.6 million, excluding the $39.6 million impact of the inventory valuation step up recorded as part of purchase accounting adjustment related to the Transactions. This reduction was a result of improved management of production levels beginning in late 2001 with the arrival of our new senior management team. Operating cash flows for the year ended December 31, 2004 were unfavorably impacted by approximately $68.8 million of non-recurring transaction related expenses.

Investing Activities. Between January 1, 2005 and September 30, 2005, we incurred $18.5 million in capital expenditures for investments in manufacturing equipment relating to product enhancements and production capacity. For the remainder of 2005, existing production capacity will increase in certain areas to meet the current growth expectations, and tooling and modifications will be required to prepare for the growth expected to result from the change in minimum SEER standards in January 2006. We estimate that during the remainder of 2005, approximately $23.5 million in additional capital expenditures will be required, the majority of which will be for our new 13 SEER product platforms. We also estimate that approximately $8.0 million will be required in 2006 in addition to normal capital requirements. After 2006, capital expenditures are expected to return to more normalized levels.

Between January 1, 2001 and December 31, 2004, we incurred $89.5 million in capital expenditures and received $7.8 million in proceeds from the sale of certain assets, primarily appreciated land. Over the same period, we received $15.6 million from various financial investments and $142.8 million primarily related to the sale of the Amana Appliance business. See Note 6 to our Consolidated Financial Statements. We typically incur capital expenditures for investments in manufacturing equipment relating to product enhancements, and implementation of, and our upgrades to, information systems, including new distribution and logistics management information systems.

Financing Activities. Between January 1, 2005 and September 30, 2005, $24.5 million in cash was used in financing activities. During this period, we received a working capital adjustment of $1.3 million and $1.2 million applicable to an intercompany payable, which were offset by the $24.1 million payout of the revolving credit facility and by $2.6 million in payments to reduce long-term debt.

Between January 1, 2001 and December 31, 2004, we made tax distributions to our shareholders totaling $66.0 million and other non-tax distributions of $10.0 million. Between January 1, 2001 and December 31, 2004, we made net repayments of revolving and term debt totaling $622.3 million. Also, we paid $3.4 million in financing charges relating to our former credit facility as discussed in our consolidated financial statements contained herein. This facility was terminated in connection with the Transactions and has been replaced with our senior secured credit facilities. In connection with the Transactions, we borrowed $1,024.1 million on our new credit facilities and paid $34.9 million in deferred finance charges and $21.7 million in other transaction costs.

Additionally, we received cash totaling $128.8 million attributable to the sale of the Amana appliance business in 2001, net of the $7.5 million repayment in 2003. See Item 8, Note 6 to our Consolidated Financial Statements. Finally, between January 1, 2001 and December 31, 2004 we repaid $14.0 million in related party notes.

Post Transactions

Our primary sources of liquidity will continue to be cash flow from operations and borrowings under our revolving credit facility. We expect that ongoing requirements for debt service and capital expenditures will be funded from these sources.

We incurred substantial indebtedness in connection with the Transactions. On September 30, 2005, we had $997.4 million of indebtedness outstanding (excluding approximately $37.3 million of letters of credit) and up to $137.7 million of additional debt that may be borrowed under our revolving credit facility.

In connection with the Transactions, we issued $250.0 million in aggregate principal senior floating rate notes due 2012 and $400.0 million in aggregate principal amount of 7 7/8% senior subordinated notes due 2012 and entered into the senior secured credit facilities consisting of a term loan in the principal amount of $350.0 million and a revolving credit facility in an aggregate amount of up to $175.0 million. As of September 30, 2005, we have no revolver borrowings outstanding and the ability to borrow up to $137.7 million of additional indebtedness under our revolving credit facility. The borrowings under the revolving credit facility will be available to fund our working capital requirements, capital expenditures and for other general corporate purposes. Borrowings under the term loan are due and payable in quarterly installments beginning in 2005. The term loan amortization payments due before the stated maturity date are nominal. The remaining balance of the term loan will be due and payable in full in 2011. The revolving credit facility is available until 2010.

Our senior secured credit facilities contain various restrictive covenants. They prohibit us from prepaying other indebtedness and they require us to maintain a specified minimum interest coverage ratio and a maximum total leverage ratio. In addition, our senior secured credit facilities, among other things, restrict our ability to incur indebtedness or liens, make investments or declare or pay any dividends. The indentures governing the fixed rate exchange notes and the senior floating rate exchange notes, among other things: (i) limit our ability and the ability of our subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments and enter into certain transactions with affiliates; (ii) place restrictions on the ability of certain of our subsidiaries to pay dividends or make certain payments to us; and (iii) place restrictions on our ability and the ability of our subsidiaries to merge or consolidate with any other person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of our assets. However, all of these covenants are subject to significant exceptions.

For the three years ended December 31, 2004 we have spent $12.7 million, $16.8 million and $27.8 million, respectively, on capital expenditures primarily to enhance our products and information technology systems. For 2005, our existing production capacity will be increased in certain areas to meet the current growth expectations, and tooling and modifications will be required to prepare for the growth expected to result from the change in minimum SEER standards in 2006. We estimate that approximately $42.0 million in capital expenditures will be required in 2005, including approximately $21.0 million for a new 13 SEER product platform and $15.0 million for new coil equipment. After 2005, we expect our capital expenditures to return to more normalized levels of $15 to $20 million annually.

Our ability to make scheduled payments of principal of, to pay the interest on, or to refinance our indebtedness or to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our senior secured credit facilities, will be adequate to meet our short-term liquidity needs.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, Inventory Costs—an Amendment of ARB No. 43, Chapter 4 (“SFAS 151”). This standard provides clarification that abnormal amounts of idle facility expense, freight, handling costs, and spoilage should be recognized as current-period charges. Additionally, this standard requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this standard are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect the adoption of the new standard to have a material effect on our consolidated results of operations and financial position.

In December 2004, FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS 123(R)”). This standard addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123(R) eliminates the ability to account for share-based compensation transactions using the intrinsic value method under APB No. 25, Accounting for Stock Issued to Employees, and generally would require instead that such transactions be accounted for using a fair-value based method. SFAS 123(R) is effective for us beginning in 2006. We are currently evaluating the effect of SFAS 123(R) on our consolidated results of operations and financial position.

Contractual Obligations and Commitments

The following table reflects our contractual obligations and commercial commitments as of September 30, 2005. Commercial commitments include lines of credit, guarantees and other potential cash outflows resulting from a contingent event that requires our performance pursuant to a funding commitment.

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in millions)
Contractual obligations:
Long-term debt:
Term loan	$347.4	$3.5	$7.0	$7.0	$329.9
Floating rate notes	250.0	—	—	—	250.0
Fixed rate notes	400.0	—	—	—	400.0
Operating leases	48.5	14.5	22.3	11.2	0.5
Related party payments	12.0	2.2	4.4	4.4	1.0
Interest payments	572.6	72.7	150.0	154.0	195.9
Self insurance	12.4	6.5	4.4	1.3	.2
Pension payments	6.2	1.3	4.0	.9	—

Total contractual obligations	$1,649.1	$100.7	$192.1	$178.8	$1,177.5

Excluded from the foregoing commercial obligations table are open purchase orders at September 30, 2005 for raw materials and supplies used in the normal course of business, supply contracts with customers, distribution agreements, and other contracts without express funding requirements.

Contingencies

Various claims, lawsuits and administrative proceedings with respect to commercial, product liability and environmental matters are pending or threatened against us and our subsidiaries arising from the ordinary course of business. We are also subject to various regulatory and compliance obligations.

Market Risk

We are subject to interest rate and related cash flow risk in connection with the floating rate notes and borrowings under our senior secured credit facilities. In February 2005, we entered into two interest rate hedges to offset our interest rate risk. We entered into a two-year hedge with a notional amount of $150.0 million and a three-year hedge with a notional amount of $100.0 million. Following these hedging transactions, approximately 65% of our debt is fixed rate in nature.

We conduct our business primarily in the United States. We have limited sales in Canada, which are transacted in Canadian dollars. Other export sales, primarily to Latin America and the Middle East, are transacted in United States dollars. Therefore, we have only minor exposure to global economic and political changes. Sales outside the United States have not exceeded 5% for either 2003 or 2004. There has been minimal impact on our operations due to currency fluctuations.

We are subject to price risk as it relates to our principal raw materials: copper, aluminum and steel. In 2004, we spent over $172.0 million on these raw materials, and their cost variability can have a material impact on our results of operations. In order to enhance price stability, as of February 2005, we entered into commodity hedges for both aluminum and copper. The hedges cover our estimated annual usage for the balance of 2005.

Our aluminum hedge qualifies for the normal purchases and sales exemption, and thus is exempt from the fair value accounting treatment under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. The copper hedge is marked-to-market with the resulting gains and losses recognized in earnings.

BUSINESS

Our History

Harold Goodman founded our company in 1975 with the intention to design and manufacture a product that would simplify the installation of central air conditioning. Our first product offering was flexible duct which offered several benefits over the standard metal duct that was predominantly used at the time. We expanded on the success of this initial product and entered the air conditioning equipment distribution business in 1980 and then the air conditioning equipment manufacturing business in 1982. Since our beginning, we have experienced rapid, mostly organic growth, yet maintained our core competency of manufacturing high quality products at low costs that provide a profitable and compelling value proposition for installing contractors while allowing distributors to achieve their profit goals. In 1984, we began manufacturing heat pumps and introduced our first gas furnaces in 1985, light commercial package units in 1988 and commercial air conditioning products in 1990. In 1997, we acquired the HVAC manufacturing operations of Amana Refrigeration, Inc. from Raytheon Company. This acquisition offered us a line of high quality and premium branded appliance and HVAC products. An affiliate by common ownership controlled the brand name and the appliance operations of Amana. The non-HVAC operations were sold to Maytag in 2001. Charles Carroll became our President and Chief Executive Officer in September 2001 and has significantly expanded and enhanced our management team since joining us. Mr. Carroll assembled a management team that has over 110 years of industry and related experience. During the past three years, our management team has strengthened our balance sheet by reducing inventory, decreasing costs, improving productivity and increasing customer satisfaction and market share.

On December 23, 2004, Apollo, through its subsidiary, Frio Holdings LLC acquired our business from the Seller, pursuant to which we acquired all of the equity interests of the direct and indirect operating subsidiaries held by the Seller and substantially all of the assets and liabilities of the Seller, other than certain excluded assets and certain excluded liabilities.

In connection with the Acquisition, affiliates of Apollo, the Goodman family trusts, and certain members of our senior management contributed approximately $477.5 million in cash to Goodman Global, Inc., which in turn was contributed to us as common equity. The Goodman family trusts have invested approximately $101.0 million and members of our senior management have invested approximately $18.2 million. On December 23, 2004, in connection with the Acquisition, we issued the outstanding floating rate notes and the outstanding fixed rate notes, in a private placement under Rule 144A and Regulation S of the Securities Act. In connection with the December notes offering, we also entered into senior secured credit facilities.

General

Based on unit sales, we are the second largest manufacturer of heating, ventilation and air conditioning products for residential and light commercial use. Our activities include engineering, manufacturing, assembling, marketing and distributing an extensive line of HVAC and related products. Our products are predominantly marketed under the Goodman®, Amana® and Quietflex® brand names. Our Goodman® branded products cater to the large segment of the market that is price sensitive and desires reliable and low cost comfort, while our premium Amana® branded products include enhanced features such as higher efficiency and quieter operation. For the year ended December 31, 2004, we generated net sales of $1,317.6 million and net income of $47.7 million. See “Selected Historical Consolidated Financial Data.” Over the last ten years, we believe we have grown faster in market share than most of our primary competitors, which demonstrates the value that we offer to distributors, contractors and consumers.

As of September 30, 2005, we sold our products through a North American distribution network with more than 700 total distribution points comprised of 127 company stores and approximately 140 independent distributors selling our products in more than 600 of their locations. For the year ended December 31, 2004, approximately 58% of our sales were made through company stores and our direct sales force while the remaining 42% of our sales were made through our independent distributors. Our company stores in key growth states provide us direct access to large and fast growing regions in North America and enable us to maintain a significant amount of control over how our products are distributed. Our independent distributors, many of which have multiple locations and some of which exclusively sell our products, enable us to more fully serve other major sales areas and complete our broad distribution network. We seek to maintain relationships with our independent distributors by offering economic incentives to promote our brands, which allow them to provide contractors with our products at attractive prices while meeting their own profit targets.

We operate three manufacturing and assembly facilities in Houston, Texas, two in Tennessee and one in Phoenix, Arizona, totaling approximately 2 million square feet. Originally established in 1975 as a manufacturer of flexible air duct, we entered the heating and air conditioning manufacturing business in 1982. Since 1982, our unit volume sales and market share have grown steadily and now surpass all but one of our competitors in the residential and light commercial HVAC sector. We believe that our consistent growth is attributable to our strategy of providing high quality, value-priced products through an extensive, growing and loyal distribution network.

Our Competitive Strengths

We have steadily grown our market position as a result of the following key competitive strengths:

•	Strong Market Position. Since entering the HVAC industry in 1982, we have captured market share from competitors, growing rapidly from a start-up to becoming a leading domestic manufacturer. We are a leader in the value sector and have a strengthening position in the premium sector. Our leading market position is driven by a focused strategy of delivering high quality, reliable, easy-to-install and affordable HVAC products to our customers and by building and maintaining strong relationships with our distributor and contractor networks.

•	Low Cost, Value Leader Through Efficient Manufacturing. We believe we are one of the lowest cost manufacturers in the HVAC industry. Our engineering and design capabilities, lean manufacturing processes and high workforce productivity allow us to minimize costs while maintaining high product quality. We employ a demand flow manufacturing process that coordinates simultaneous production of fabricated parts and purchased components and minimizes raw material and in-process inventories. We have standardized many of our components and utilize state-of-the-art technology that further facilitates efficient production. In addition to low cost and efficient manufacturing, we leverage our global supplier base to cost-effectively source raw materials and components. This lean manufacturing strategy and our simplified product design approach enable us to produce high quality products for sale at attractive prices, often lower than our competitors. Our cost leadership provides distributors and contractors with a strong value proposition while also allowing us to enjoy double digit EBIT margins, which we believe are some of the most attractive in the industry.

•

Strong, Extensive and Growing Distribution Network. As of September 30, 2005, we distributed our products through a North American network of more than 700 total distribution points comprised of 127 company stores and approximately 140 independent distributors selling our products in more than 600 of their locations. No single customer represents more than 6% of our net sales, and our top ten customers represented approximately 25% of our net sales in 2004. The use of company stores allows us direct access to key growth states such as Florida, Texas, California, Nevada and Arizona. In these and other geographic regions, we also market our products through independent distributors. We offer independent distributors a unique combination of economic incentives to promote our products as well as provide inventory to distributors on a consignment program. Under our inventory consignment program, we carry the cost of appropriate finished goods inventories until our products are sold by the distributors, which substantially reduces their investment in inventory. Our strong relationships with our independent distributors are evidenced by our low turnover rate. In addition, our distribution network is growing and in 2004 our products became available at 32 new independent distributor locations. We also opened 22 new company stores in 2004, resulting in an approximate 24% increase in our company store base. The full impact of this expanded distribution network is not reflected in our 2004 financial results as these locations had not been open for a full year. We also opened 12 new stores in the first nine months of 2005.

•	Broad, High Quality Product Line. We manufacture and market an extensive line of products including split system air conditioners and heat pumps, gas furnaces, package units, air handlers, package terminal air conditioners, evaporator coils, flexible duct and accessories. We offer a wide range of product capacities varying from 1-ton to 10-tons as well as a variety of efficiency levels. Our products feature up-to-date heat transfer technology and are designed to meet an increasing preference for higher efficiency products. Our products marketed under the Goodman® brand name are focused on the large and growing value sector, while our Amana® brand products have additional features which appeal to the premium sector. Our products are highly regarded by our customers and the Air-Conditioning & Refrigeration Institute, or “ARI,” an industry association recognized for testing, performance certification and technical standards. We have enjoyed an excellent track record of meeting and exceeding ARI standards. As a result of our focus on the quality of our products, we believe our warranty expense as a percentage of revenue is less than or equal to the industry standard. Our breadth of product availability and high quality reputation offers a compelling “one-stop” shop solution for contractors.

•	Compliance with New 13 SEER Standards. Energy efficiency in air conditioning products is measured by SEER. A higher SEER indicates that a lower amount of energy is required for a given amount of cooling capacity. Typical systems range from 10 SEER to 19 SEER, with 12 SEER and higher considered to be premium efficiency products. We believe we are well-positioned to benefit when the new 13 SEER federally mandated minimum efficiency standard for central air conditioners and heat pumps becomes effective in January 2006. In 1992, the HVAC industry experienced a similar transition from 8.5 SEER to 10 SEER. We were well positioned at that time for the product transition and were able to increase market share from approximately 6% in 1990 to approximately 13% by 1993. The new 13 SEER standard is expected to result in an increase in industry revenue as the average price of a 13 SEER product is currently more than 30% higher than an otherwise similar 10 SEER product. Our production facilities are already manufacturing 13 SEER units cost effectively and, in response to the new 13 SEER standard, we are re-optimizing our product design by taking advantage of state-of-the-art technologies in compression, heat transfer, air management and production processes. As prices increase and consumers become more price sensitive, we believe the value sector of the HVAC market will expand as a portion of the total HVAC market and, as a result, we will have a significant opportunity to grow our business and capture additional market share.

•	Consistent and Non-Cyclical Revenue Stream. We have maintained stable volume growth and attractive EBIT margins since our inception. This consistent revenue growth and profitability is driven by replacement demand, which we estimate accounts for approximately 70% of our sales. The replacement sector is more stable and predictable as units must be replaced or repaired with usage, thus generating consistent demand. Our replacement sales and our strong value proposition have enabled us to enjoy a recurring revenue stream and to sustain dependable revenue growth throughout economic cycles.

•	Substantial Free Cash Flow. We believe our strong earnings, combined with our modest capital expenditure profile and limited working capital requirements, result in the generation of significant free cash flow. Between January 1, 2001 and September 30, 2005, we generated cash flow from operations of $505.3 million while spending $108.0 million on capital expenditures. This cash flow generation has been accomplished through strength in our core air conditioning and heating business, continued market share gains as well as significant improvements in working capital management.

•	Increased Tax Deductions. We have realized a significant step-up in the tax basis of our assets totaling over $1 billion. We expect this will result in more than $65.0 million of new annual tax deductions over the next 15 years, significantly reducing our cash tax payments from what they would have been without such deductions and increasing free cash flow available to reduce our indebtedness.

•	Proven and Motivated Management Team. We have significantly strengthened and expanded our management team since late 2001. Charles Carroll became President and Chief Executive Officer in September 2001, following 18 months as President and Chief Executive Officer of the Amana Appliances business. Prior to that, Mr. Carroll was employed by Rubbermaid for 28 years, where he most recently held the position of President and Chief Operating Officer. Mr. Carroll has assembled a management team that has over 110 years of industry and related experience. Lawrence Blackburn, our Chief Financial Officer, formerly served as Chief Financial Officer of the Amana Appliances business, and has worked with Mr. Carroll since 1983. Over the last three years, our management team has been highly successful in generating significant free cash flow, improving working capital management, enhancing information systems and positioning our business for continued growth. Members of our senior management have invested approximately $18.2 million in us and own approximately 11% of the equity of us on a fully diluted basis after giving effect to the Transactions. Our former chairman, John Goodman, continues to serve on our Board of Directors.

Business Strategy

We believe that the HVAC market is price sensitive and that our ability to produce and deliver high quality, affordably priced products to customers strengthens our competitive advantage. We also believe contractors are an integral part of a consumer’s decision-making process and we remain committed to enhancing profitability for this segment of our distribution network. These underlying principles of our operating strategy have resulted in our consistent growth and profitability. Our goal is to continue to grow our leading position in the HVAC industry and enhance our profitability and free cash flow by pursuing the following key business strategies:

•	Maintain Low Cost Leadership Position. Our value proposition is driven by low-cost design and lean manufacturing processes. Our focus on lean manufacturing practices has enabled us to minimize manufacturing costs and improve efficiencies while also improving product quality. We emphasize the reduction of costs and the pass through of savings to distributors who are then incentivized to pass these savings along to the contractors through our unique rebate program. We intend to maintain our cost leadership position by continuing to design low-cost products, improving our raw material and component sourcing, and reducing our working capital investment, overhead and other expenses.

•	Capitalize on Growth Opportunities from 13 SEER Transition. Similar to the change in minimum efficiency standards in 1992, we plan to capitalize on the transition of the industry from 10 SEER to 13 SEER in January 2006. Currently, we cost effectively manufacture 13 SEER products and believe we have the capacity required to support the expected growth in our business. We have been designing and selling cost effective and competitive 13 SEER products for more than 10 years and our low-cost leadership position enables us to price our products at a significant discount to our competition. It is our strategy to maintain this advantage following the transition in 2006. Generally, 13 SEER products sell at a significant premium compared to 10 SEER products; thus, we expect the change in standards to increase industry revenue. As the industry meets the new standards, we also expect the value sector to expand as consumers become more price sensitive. We expect to capitalize upon this opportunity and increase our sales by leveraging our low cost leadership position.

•

Strengthen Independent Distributor Network. We maintain strong relationships with an extensive independent distributor network, which provides us access to major sales areas not addressed by our company stores. We employ our Mark-Up Rebate Program to align the incentives of our independent distributors, while avoiding expensive brand marketing campaigns. The Mark-Up Rebate Program encourages a high volume of sales while incentivizing distributors to keep prices low to contractors. We also employ a unique combination of economic incentives to promote our products, including an inventory consignment program, in which we carry the cost of appropriate finished goods inventories until they are sold by the distributors, which substantially reduces their investment in inventory. We also support a new contractor program, where we educate, train and introduce new contractors to our products, facilities, engineers and management. We intend to continue to utilize and improve these programs to establish new relationships with independent distributors and grow our business with our existing independent distributor network.

•	Realize Benefits of Recent Store Openings and Further Increase Coverage Density. In addition to our independent distributor relationships, we maintain an extensive network of company stores strategically located in key growth states. We opened 22 new company stores across North America during 2004 and 12 in the first nine months of 2005. Based on historical results, we expect most new stores to reach maturity within three years and expect to recoup our investment in new stores within the first year of operations. As the new stores opened in 2004 and 2005 mature, we believe we will increase our net sales without significant incremental capital expenditures. We plan to continue to opportunistically expand our company store footprint in targeted North American markets and grow our market share.

•	Strengthen Relationship with National Builders. We continue to broaden our customer base by developing new relationships with national homebuilders and further developing our relationships with Richmond American Homes, K. Hovnanian, Ryan Homes, Perry Homes, D.R. Horton and others. We believe these relationships will increase sales and continue to add credibility and visibility to our brand names and products. We believe our low-cost, high quality business strategy should allow for strong future growth.

•	Pursue Other Growth Opportunities. There are a number of other growth opportunities in the HVAC industry and we intend to build upon our track record of growing both organically and through selective acquisitions. We expect to continue to opportunistically evaluate acquisitions to broaden our distribution network and product offerings. Our manufacturing and engineering expertise and our knowledge of customers’ preferences will position us to continually design and introduce new features and products that leverage our broad distribution network. Additionally, as we further expand our domestic footprint, we will continue to evaluate strategies to expand the distribution of our products throughout North America and internationally. Lastly, we will continue to analyze the opportunity to leverage our brand names, manufacturing expertise and scale by expanding our product offering in the light commercial HVAC industry.

Industry

HVAC industry unit shipments totaled approximately 11 million in 2004 with the top five manufacturers representing approximately 80% of unit sales. Overall, the industry is characterized by relatively stable long-term growth, a well-established, fragmented distribution system, significant challenges for new entrants and compelling growth opportunities related to changes in minimum SEER efficiency standards required by 2006. The market shares of the large, incumbent industry participants have been relatively stable in recent years although we have continued to gain market share.

Stable, Long-Term Industry Growth. The HVAC industry has grown at an approximate 3.4% CAGR over the last twenty years. We believe this growth was driven largely by both an increase in the number of homes equipped with central air conditioning as well as an increase in the size of new homes. The United States Census Bureau reported that 88% of new single-family homes completed in 2004 were equipped with central air conditioning, up from 70% in 1985. Air conditioning is currently installed in approximately 99% of new homes in the southern regions of the United States. The Census Bureau reported 1.5 million single-family homes were completed during 2004 and the percentage of homes completed greater than 2,400 square feet increased from 17% in 1985 to approximately 39% in 2004. Larger homes require either multiple HVAC units or are typically equipped with higher priced, higher efficiency units.

Prior to the 1980s, HVAC unit shipments were strongly correlated to new housing construction. As the overall housing base expanded due to increased new home sales and central air conditioning increased its penetration into homes, the HVAC industry became more driven by replacement demand. As older units within the large existing base of homes approach the end of their useful lives, they will need to be replaced by newer and more efficient models, creating a relatively stable base of underlying demand for HVAC products. The impact of this larger installed base is evidenced by the growth in the replacement HVAC equipment market, which we estimate currently accounts for approximately 70% of industry demand, as compared to only 60% of HVAC demand in 1992.

Highly Fragmented Customer Base. HVAC manufacturers sell to a highly fragmented distribution system, as no single distributor represents a large share of industry-wide HVAC sales. Additionally, the distributors’ customer base is a fragmented group of independent contractors across the country that buy HVAC units from distributors and install them for the ultimate end user. There is limited pricing transparency to the end consumer due to this tiered distribution system.

As contractors become accustomed to the installation and service of a particular product, they tend to become loyal to that particular product and brand. Therefore, contractors prefer distributors that continue to carry a specific manufacturer’s product and prefer product lines that do not change dramatically so that retraining is not required. If a distributor changes the brand of products it carries, that distributor risks alienating contractors who have customized their operations to maximize their efficiency in sourcing and installing the discontinued brand. This distributor/contractor dynamic further encourages independent distributors to continue carrying a specific manufacturer’s products.

Significant Challenges for New Entrants. The HVAC industry is characterized by a fragmented distribution system, high switching costs for distributors and contractors and the need for sufficient production volume to generate economies of scale. Distributors and contractors are unlikely to switch manufacturers as a result of expenses associated with inventory stocking, marketing material and personnel training requirements. Distributors and contractors also value an established brand with an extensive history to ensure reliable warranty coverage for the end consumer. As manufacturers build scale, they benefit from a broader distribution network and more efficient manufacturing.

We believe domestic manufacturers represented over 95% of unit shipments in 2004, as competition from foreign manufacturers has remained limited. Foreign manufacturers are presented with logistical challenges, due to the expense of shipping HVAC products, as well as other business challenges resulting from differences in consumer preferences for single room HVAC systems abroad versus central systems domestically. Additionally, labor costs represent a small percentage of our total costs of goods sold, making it less economical to capitalize on overseas labor efficiencies, particularly given the added cost of transporting products from outside North America. While foreign competition is limited, HVAC manufacturers do source a significant amount of their components overseas which serves to reduce costs of goods sold and increase margins.

13 SEER Transition Opportunity. The key legislation governing the HVAC industry is the National Appliance Energy Conservation Act of 1987 and related regulations from the U.S. Department of Energy, or “DOE”. Currently, the federal minimum efficiency standard for residential and some light commercial air conditioning systems sold in the United States is 10 SEER. In 2001, the DOE issued a rule to increase the minimum efficiency standard to 13 SEER. This ruling was met with resistance from an industry lobby and the majority of our competing HVAC manufacturers. As 13 SEER products generally have higher price points, we believe consumers will become more price sensitive and demand will shift more heavily toward the value sector of the market. We believe this shift will disproportionately benefit us relative to our competitors while benefiting the environment. Therefore, we actively campaigned for the 13 SEER standard.

Currently, the federal minimum 10 SEER products represent approximately 65% of the residential and some light commercial air conditioners and heat pump units. Upon the transition to the 13 SEER minimum efficiency standard, we estimate that 13 SEER units will make up approximately 80% to 90% of systems sold. Given the shift in SEER product mix in the industry and that 13 SEER products are priced approximately 30% to 60% higher than comparably featured 10 SEER products, overall industry revenues are expected to increase substantially.

Products

We manufacture and market an extensive line of HVAC products for residential and light commercial use. These products include split system air conditioners and heat pumps, gas furnaces, packaged units, air handlers, PTACs, evaporator coils, flexible duct and accessories. Our products are predominantly marketed under the Goodman®, Amana® and Quietflex® brands. We hold a strong market position in each of our product categories.

Our HVAC products are outlined in the following table and summarized below.

Product Line	Size(1)	Efficiency(2)
Split Systems:
Air Conditioners	1.5 to 10 Tons	10 to 16 SEER
Heat Pumps	1.5 to 10 Tons	10 to 16 SEER
Gas Furnaces	45,000–140,000 BTUH	80 to 96% AFUE
Packaged Units:
Gas/Electric	2 to 10 Tons	10 to 13 SEER
Electric/Electric (A/C)	2 to 10 Tons	10 to 12 SEER
Electric/Electric (Heat Pump)	2 to 5 Tons	10 to 13 SEER
Air Handlers	1.5 to 5 Tons	NA
PTAC:
A/C & Electric Heat Coil	7,000 to 15,000 BTUH	9.5 to 12.8 SEER
Heat Pump	7,000 to 15,000 BTUH	9.3 to 12.8 SEER
Evaporator Coils	1.5 to 5 Tons	NA
Flexible Duct	3” to 22”	R - 4.2, 6, 8

(1)	Based on cooling tons of thousands of British Thermal Units Per Hour (BTUH). 12,000 BTUH = 1 ton.
(2)	Measure of a product’s efficiency used to rate them comparatively and to calculate energy usage and cost. SEER—Seasonal Energy Efficiency Rating; AFUE—Annual Fuel Utilization Efficiency.

Split system air conditioners and heat pump units. A split system air conditioner consists of an outdoor unit that contains a compressor and heat transfer coils and an indoor heat transfer unit with ducting to move air throughout the structure. A split system heat pump is similar to a split system air conditioner, but also includes a reversing device that reverses the flow of refrigerant and thus heats when heating is required and cools when cooling is required.

Gas furnaces. A gas furnace is typically used with a ducting system to heat a structure. Furnaces apply natural gas to heat air prior to circulation through the structure. Unlike other heating alternatives, a furnace provides heat directly to the structure while the air conditioner unit is turned off.

Packaged units. A packaged unit consists of a condensing unit and an evaporator that are placed outside of the structure to provide both cooling and heating in one package.

Air handlers. An air handler is a blower device used in connection with heating and cooling applications to move air throughout the comfort control system.

Package terminal air conditioners. A PTAC is a single unit heating and air conditioning system used primarily in hotel and motel rooms, apartments, schools, assisted living facilities and hospitals.

Evaporator coils. An evaporator coil is a key component of the indoor section of a split system air conditioner or heat pump unit. An evaporator coil is comprised of a heat transfer surface of copper tubes surrounded by aluminum fins in which compressed gas is permitted to expand and absorb heat, thereby cooling the air around it.

Other. Other products include room air conditioners, though-the-wall units, mini-split systems, flexible duct and other HVAC related products and accessories.

Distribution Network

As of September 30, 2005, we sold our products through a North American distribution network with over 700 total distribution points comprised of 127 company stores and approximately 140 independent distributors who sell our products in more than 600 of their locations. For the year ended December 31, 2004, approximately 58% of sales were made through company stores and our direct sales force while the remaining 42% of our sales were made through our independent distributors. Our distribution strategy consists of maintaining broad geographic coverage and strong distributor and contractor relationships.

We operate company stores in key growth states such as Florida, Texas, California, Nevada and Arizona. This strategy provides us direct access to large and fast growing regions in North America and allows us to maintain a significant amount of control over the distribution of our products. Our company store network provides us with considerable operational flexibility by giving us (i) direct access to contractors which provides us continuous, real-time information regarding their preferences and needs, (ii) better control over inventory through direct information flow which allows us to market our full line of products in our stores, (iii) the ability to manage margins at our discretion, (iv) an additional channel in which to conduct market tests of new products and (v) the ability to introduce new products broadly and quickly. Our company stores employ a low-cost distribution strategy to provide competitive pricing. This is accomplished by minimizing overhead and costly services such as delivery and incentive trips. We opened 22 new company stores across North America in 2004, resulting in an approximate 24% increase in our company store base. We will continue to opportunistically expand our company store footprint in targeted North American markets and grow our market share.

We regularly perform market analyses to determine new distribution locations based on whether a given market is either under-served or has poor independent distributor representation. Once an under-served or poorly represented market is identified, we evaluate whether to look for a new independent distributor, open a company store or acquire the under-performing independent distributors. Depending on location, new stores typically require upfront investments of $30,000 to $60,000, excluding inventory requirements, and have an average annual lease expense of $70,000 to $140,000. At maturity, a typical company store generates average revenue in the range of $3.0 million to $5.0 million annually. Based on historical results, we expect most new stores to reach maturity in three years and expect to recoup our investment in new stores within the first year of operations.

We maintain strong relationships with an extensive independent distributor network, which provides us access to major sales areas not addressed by our company stores. We have established mutually beneficial relationships with distributors by utilizing our cost advantage and unique combination of marketing and inventory consignment programs to enable our distributors to maintain attractive pricing for contractors, while satisfying the distributors’ profit goals. We are able to effectively align the incentives of our independent distributors, while avoiding expensive brand marketing campaigns, through the following programs:

•	Mark-up Rebate Programs: We offer distributor rebates that are inversely related to the distributor’s markup, thus motivating distributors to meet certain pricing targets to the contractors. This program is structured to encourage distributors to pass on lower equipment costs to contractors, in order to drive market share expansion while preserving the distributors’ margins. Through this program we are able to encourage low final prices of our products to the ultimate consumer.

•	Inventory Consignment: Of the top five manufacturers in the HVAC industry, we believe that we are the only one to offer inventory on consignment to our distributors. This strategy positions finished goods from our factories directly in the market to be sold as demand requires, assuring product availability to contractors. Under the consignment program, we carry the cost of appropriate finished goods inventories until they are sold by the distributors, which substantially reduces their investment in inventory. We also benefit from reduced warehousing costs and are protected by the bonded status of the merchandise. Our inventory consignment strategy also allows us to more easily develop new distributor relationships.

•	New Contractor Program: We offer a program through which contractors tour our manufacturing and research facilities, are educated on our products, review our quality control process and meet with our engineers and management. This interaction allows us to provide visual reinforcement of the quality and care taken in the manufacture of our products. The program also provides us with the opportunity to garner direct feedback from contractors on end-consumer receptivity to current products, as well as gauge the contractors’ interest in future products ahead of a broader product introduction.

Our independent distributor network continues to provide us cost-effective market access where we do not employ company stores. Independent distributors are typically selected and retained on the basis of (i) a demonstrated ability to meet or exceed performance targets, (ii) a solid financial position and (iii) operating with a low cost structure and competitive pricing. Coupled with our incentive programs, which make switching costs high, our track record of selecting independent distributors has been exceptional, as reflected in a low turnover rate. We added 32 new independent distributor locations in 2004. We have also been able to continue penetration of national independent distributors, having steadily grown our relationships with Johnstone, a nationwide cooperative of HVAC distributors, and Ferguson, a leading consolidator of distributors, over the last three years.

We continue to broaden our customer base by developing new relationships with national homebuilders and further developing our relationships with Richmond American Homes, K. Hovnanian, Ryan Homes, Perry Homes, D.R. Horton and others. We believe these relationships will increase sales and continue to add credibility and visibility to our brand names and products. We believe our low-cost, high quality business strategy should allow for strong future growth.

Manufacturing

We operate three manufacturing and assembly facilities in Houston, Texas, two in Tennessee and one in Phoenix, Arizona, totaling approximately 2 million square feet. At all of our manufacturing facilities, we focus on low-cost production techniques and technology to continually reduce manufacturing costs while improving product quality. Our low-cost design is one of the key drivers of our value proposition. We believe we have sufficient capacity to achieve our business goals for the foreseeable future without the need for further expansion.

Our manufacturing process is designed to minimize raw materials and inventory levels. To achieve this goal, we have standardized many of the production components (e.g., heat exchangers, compressors and coils, etc.), which enables us to quickly retool our facilities in order to meet the demand for various products. In addition, we employ a demand flow manufacturing process which coordinates the simultaneous production of each component thereby minimizing raw materials and in-process inventories. We utilize an optimal mix of automated and manual processes to ensure efficiency and lower costs.

Given the high level of industry competitiveness, product quality is key to maintaining a leading market position. The quality assurance process begins with the supplier. Incoming supply shipments are tested to ensure procured items meet engineering specifications. Purchased components are tested for quality before they enter production lines and are continuously tested as they progress through the manufacturing process. During fabrication, several audits are performed to ensure a quality product and process. We test paint application, electrical integrity, leak status, and controls in addition to conducting run tests under normal and moisture controlled conditions. In order to further monitor product quality, each manufactured finished good includes a customer questionnaire card bearing two quality inspection stamps or signatures. The installing contractor generally completes the questionnaire cards. Accompanying each product are warranties that provide terms which generally cover more product parts and last longer than our competitors.

We operate two logistics centers, the Houston Logistics Center (a freestanding center) and the Fayetteville Center (a logistics center in the Fayetteville, Tennessee facility). The manufacturing plants feed finished products into these two logistics centers for deployment into the distribution channels. As the distribution network provides point of sale information, these logistics centers rapidly and efficiently deploy products into the marketplace as demand dictates. Quietflex product is distributed to customers from Quietflex-related manufacturing and assembly facilities located in Houston, Phoenix and Dayton, Tennessee.

Raw Materials and Purchased Components

We purchase most of our components, such as compressors, motors, capacitors, valves and control systems, from third party suppliers. In order to maintain low input costs, we also manufacture select components when it is deemed cost effective. We also manufacture heat transfer surfaces and heat exchangers for our units.

Our primary raw materials are steel, copper and aluminum, all of which are purchased from third parties. Despite rising raw material prices in 2004, we believe that our manufacturing efficiencies result in unit costs that compare favorably to those of our competitors. We expect to benefit if raw material prices decline from their current levels which are high compared to historical averages. On July 22, 2004, we announced a price increase of up to 5% effective September 1, 2004 on the majority of our products in response to increases in commodity costs experienced in 2004. Effective January 5, 2005, we further increased prices up to 7% on the majority of our products. We believe that our price increases will allow us to recapture lost profit margin.

In order to enhance raw material price stability, we occasionally enter into commodity forward contracts and hedges for the purchase of certain raw materials. As of February 2005, we entered into commodity hedges for both aluminum and copper. The hedges cover our estimated annual usage for the balance of 2005. Our procurement initiatives include leveraging our buying power on a global basis to improve purchasing efficiency, reducing the number of suppliers and improving supplier logistics. While we concentrate our purchases for a given material or component with one or two suppliers, alternative suppliers are available and have been identified if we need to procure key raw materials and components.

Where feasible, we solicit a minimum of three bids for our material and component needs. Supplier selection is based primarily on cost, quality and delivery requirements. For example, as part of our process in selecting suppliers, we test the supplier’s products to ensure compliance with our specifications and strict quality guidelines. After selecting the highest quality and most competitively priced supplier, we execute agreements ensuring availability and delivery of requisite supplies. As products arrive at our facilities, they are randomly tested to ensure continued compliance with our strict specifications and quality guidelines. We also work with suppliers to develop effective components with lower part counts and easier assembly, resulting in improved quality and reduced costs. We cooperate with suppliers to identify opportunities to substitute lower-cost materials without compromising quality, durability or safety. Generally, we expect suppliers to provide a minimum 5% productivity improvement year over year.

We believe we have strong and long-standing relationships with most of our suppliers. We utilize suppliers known for high quality products, such as Copeland for compressors and Emerson for controls and gas valves.

In 2004, our top ten suppliers accounted for over 58% of our supply expenditures. The strength of our supplier relationships allows us to leverage the expertise, engineering insights and technological advancements of our suppliers in building higher quality products at lower costs.

Sales and Marketing

Our strategy is to maintain a lean sales and marketing staff, focused on traditional products, in order to derive the greatest value from our marketing budget while minimizing overhead costs. Our long-standing distributor relationships, low turnover rates and company store footprint allow us to implement our sales and marketing strategy with a modest corporate staff. Our corporate sales and marketing staff monitors market information, develops programming and provides distributors with the promotional materials they need to sell our products.

Since 2001, we have focused on building our sales force to improve coverage for distributors and national homebuilder accounts. Currently, there is approximately one sales representative for every eight independent distributors. For PTAC sales, we have a dedicated sales force of thirteen people which target hotel and motel customers. Internationally, we have four sales representatives covering Latin America and one covering Europe, the Middle East and Africa. We will review the need for additional sales and marketing staff as business opportunities arise.

Our primary HVAC products are marketed under the Goodman®, Amana® and Quietflex® brand names. Our Goodman® branded products cater to the large segment of the market that is price sensitive and desires reliable and low cost comfort. We position Goodman® as the top selling residential and light commercial HVAC brand in North America and as the preferred brand for high quality HVAC equipment at low prices. Our premium Amana® branded products include enhanced features such as higher efficiency and quieter operation. Amana® is positioned as the “great American brand” that outlasts the rest, highlighting durability and long-life. All of our products and brands are recognized for their high quality, low cost, ease of installation, superior warranty and reliability.

Customers

Our customers primarily consist of distributors who supply independent contractors who install our products for the ultimate end user. We also sell PTAC products directly to the light commercial sector that includes hotels, motels and assisted living facilities.

We have a diverse and fragmented customer base in key regions throughout the United States. In 2004, no independent distributor accounted for more than 6% of our sales. We believe the loss of any single distributor would not have a material effect on our business and operations. Our top ten independent distributors accounted for approximately 25% of our net sales in 2004. Our customer base has been growing as we added 32 new distributor locations that sell our products in 2004. Our sales, marketing and distribution strategy focuses on keeping prices low to the contractor, while allowing distributors to achieve their profit goals.

Research and Development

We maintain an engineering and research and development staff of approximately 134 people whose duties include testing and improving existing product lines and developing new products. Research and development is conducted at our facilities in Houston, Texas; Fayetteville, Tennessee and Dayton, Tennessee. Research and development is focused on maintaining product competitiveness by improving the cost of manufacture, safety characteristics, reliability and performance while ensuring compliance with governmental standards. The engineering staff focuses its cost reduction efforts on standardization, size and weight reduction, the application of new technology and improving production techniques. Our engineering staff maintains close contact with marketing and manufacturing personnel to ensure that their efforts are in-line with market trends and that their innovations are compatible with manufacturing processes.

Information Systems

We use software packages from major publishers to support business operations: MAPICS for manufacturing, order processing, payroll and finance; PkMS for logistics center operation; Kronos for time and attendance reporting; and Mincron for branch operations. The major business systems operate on an IBM AS/400. During the last two years, we have improved our systems by installing the current version of MAPICS to improve service and data accuracy, converting Quietflex operations to use MAPICS, implementing a bar code-based control system at our Houston logistics center and completing the installation of Mincron into our company stores. Our company stores provide us with significant, real-time information on a daily basis that allows us monitor the trends in our business and to rapidly respond to changes in the markets we serve to capitalize on potential growth opportunities. We developed and use a custom application system that computes optimal replenishment quantities of equipment and parts into our company stores.

Independent distributors make use of our systems through Internet-based portals. This service gives distributors access to data, such as replacement part lists, and systems, such as the consigned inventory accounting function. Consumers make use of our Internet based systems to obtain general and product-specific information and register products for warranty coverage. We also link our systems with those of our suppliers in order to manage the procurement of materials on a real-time basis. Each night, the programs recalculate component requirements, allowing faster notification of schedule changes to suppliers which greatly reduces our working capital requirements.

Competition

The production and sale of HVAC equipment by manufacturers is highly competitive. HVAC manufacturers primarily compete on the basis of price, depth of product line, product efficiency and reliability, product availability and warranty coverage. According to industry sources, the top five manufacturers represented approximately 80% of the unit sales in the United States residential and light commercial HVAC market in 2004. Based on unit sales, we are the second-largest domestic manufacturer of HVAC equipment for residential and light commercial use. Our four largest competitors in this market are Carrier Corporation, American Standard (which includes Trane® and American Standard® brand products), Lennox International, Inc. and Rheem Manufacturing Company. A number of factors affect competition in the HVAC market, including the development and application of new technologies and an increasing emphasis on the development of more efficient HVAC products. In addition, new product introductions are an important factor in the market categories in which our products compete. Some of our competitors are large and have significantly greater financial, marketing and technical resources that we do. Although we believe we have been able to compete successfully in our markets to date, there can be no assurance that we will be able to do so in the future.

Patents and Trademarks

We hold a number of patents relating to the design, use and manufacture of our heating and air conditioning products. We generally endeavor to obtain patent protection for technology that we develop and will enforce such protection as appropriate. In connection with the marketing of our products, we have obtained trademark protection for all of our brand names. We have a license to use the Amana® brand name and related trademark in connection with our HVAC business. The Amana® trademark is controlled by Maytag which markets appliances under this brand name. As part of the sale of the Amana® appliance business to Maytag in 2001, we entered into a trademark license agreement with Maytag. In addition, we possess a wide array of proprietary technology and know-how. We believe that our patents, trademarks, trade names, service marks and other proprietary rights are important to the development and conduct of our business as well as the marketing of our products. We vigorously protect these rights.

Employees

As of September 30, 2005, we had 4,887 full-time employees (3,982 hourly and 905 salaried employees). Of those, 3,396 employees were directly involved in manufacturing processes (assembly, fabrication, maintenance, quality assurance and forklift operations) at our six manufacturing and assembly facilities. Our only unionized workforce is at our Fayetteville, Tennessee manufacturing facility, which we acquired with the 1997 acquisition of Amana. The 1,493 Fayetteville hourly employees are represented by the International Association of Machinist and Aerospace Workers. Although the Fayetteville facility has been unionized since the 1960s, there have been no work stoppages or strikes at the plant since 1978. The current contract will expire on December 5, 2009. We believe we have good relations with our employees.

Regulation

We are subject to extensive foreign, federal, state and local environmental laws and regulations, including, among others, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Occupational Health and

Safety Act, and the Toxic Substances Control Act. We believe that we are in compliance in all material respects with such existing environmental laws and regulations.

Clean Air Act

In 1987, the United States became a signatory to the Montreal Protocol on Substances that Deplete the Ozone Layer. The Montreal Protocol addresses the use of certain ozone depleting substances, including hydrochlorofluorocarbons, or “HCFCs”, a refrigerant commonly used for air conditioning and refrigeration equipment. The 1990 amendments to the Clean Air Act implement the Montreal Protocol and have been used by the United States Environmental Protection Agency, or “EPA”, to accelerate the phase-out of HCFCs between 2010 and 2020.

The EPA is authorized under the Clean Air Act to promulgate regulations to accelerate the statutory phase-out schedule for any Class II substance, which includes HCFC-22, and various groups have proposed that the EPA phase-out Class II substances, including HCFC-22, substantially earlier than under the schedule provided by the Clean Air Act. It is not known whether the EPA will take action to accelerate the phase-out of HCFC-22.

Some cooling products that we manufacture contain HCFC-22. This refrigerant is sealed inside the condensing unit or evaporator coil and is expected to remain within the unit throughout the operating life of the system without leakage to the atmosphere. We believe that our operations substantially comply with all current legislation and regulations relating to refrigerants. In addition, we believe that the 1990 amendments to the Clean Air Act and their implementing regulations as currently in effect or any reasonably anticipated accelerated phase-out of HCFC-22 will not have a material adverse impact on our operations.

We have begun using a substitute refrigerant in our air conditioning and heat pump products. The refrigerant, HFC-410A, is a mixture of hydrofluorocarbons that the EPA has determined do not contribute to the depletion of the ozone layer and therefore are not subject to phase-out mandates. We currently manufacture and sell air conditioning and heat pump equipment incorporating the HFC-410A refrigerant, and have done so for three years. Equipment using the new refrigerant requires higher pressure compressors, larger condensing and evaporative areas, and seals resistant to the mixture. We are unable to predict the extent of modifications that may be necessary to our manufacturing processes or the costs associated with the use of alternative refrigerants as we transform all manufacturing lines to make products using HFC-410A refrigerant by 2010, but we do not expect that either will have a material adverse effect on us or the industry unless the phase-out is accelerated more rapidly than is currently anticipated under the Clean Air Act.

Efficiency Standards

The HVAC industry is subject to legislation governing efficiency standards for air conditioning systems. The key legislation governing the HVAC industry is the National Appliance Energy Conservation Act of 1987 and related regulations from the U.S. Department of Energy. Energy efficiency in air conditioning products is measured by a SEER. A higher SEER indicates a lower amount of energy required for the same amount of cooling capacity. Typical systems range from 10 SEER to 19 SEER, with 12 SEER and higher considered to be premium efficiency systems. Currently, the federal minimum efficiency standard for residential and some light commercial air conditioning systems sold in the United States is 10 SEER. In 2001, the DOE issued a rule to increase the minimum efficiency standard to 13 SEER. This ruling was met with resistance from an industry lobby and several other HVAC manufacturers. We actively campaigned for the 13 SEER standard as we believed such a standard was beneficial to the environment, and our industry leading cost structure and manufacturing expertise would allow us to capture additional market share. Ultimately, the 13 SEER requirement for residential and some light commercial central air conditioners and heat pumps manufactured for distribution in the United States remained in place and will become effective on January 23, 2006.

Environmental, Health And Safety Matters

We are subject to extensive foreign, federal, state, municipal and local laws and regulations relating to the protection of human health and the environment, including those limiting the discharge of pollutants into the environment and those regulating the treatment, storage or disposal and remediation of releases of, and exposure to, solid and hazardous wastes and hazardous materials. Certain environmental laws and regulations impose joint and several strict liability on potentially responsible parties, including past and present owners and operators of sites, to clean up, or contribute to the cost of cleaning up sites at which hazardous wastes or materials were disposed or released. We believe that we are in compliance in all material respects with such laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. We are currently, and may in the future be, required to incur costs relating to the investigation or remediation of such sites, including sites where we have, or may have, disposed of our waste.

Pursuant to a March 15, 2001 Consent Order with the Florida Department of Environmental Protection, or FDEP, Pioneer Metals, Inc., or Pioneer, continuing to investigate and pursue, under FDEP oversight, the delineation of groundwater contamination at and around the Pioneer facility in Fort Pierce, Florida. Remediation has not begun. The contamination was discovered through environment assessments conducted in connection with a Goodman subsidiary’s acquisition of the Fort Pierce facility in 2000, and was reported to FDEP, giving rise to the Consent Order.

The ultimate cost for the investigation, remediation and monitoring of the site cannot be predicted with certainty due to the variables relating to the contamination and the appropriate remediation methodology, the evolving nature of remediation technologies and governmental regulations, and the inability to determine the extent to which contribution will be available from other parties, all of which factors are taken into account to the extent possible in estimating potential liability. A reserve appropriate for the probable remediation costs which are reasonably susceptible to estimation has been established. Nevertheless, future developments could require material changes in the recorded reserve amount.

Based on analyses of currently available information it is probable that costs associated with the site may be $1.0 million. Therefore, we have reserved $1.0 million as of December 31, 2004. It is reasonably possible that the costs could exceed this amount by approximately $2.8 million. Management believes any liability arising from potential environmental obligations is not likely to have a material adverse effect on our liquidity or financial position as such obligations could be satisfied over a period of years.

Notably, this contamination predated Pioneer’s involvement with the Fort Pierce facility and Pioneer has not caused or contributed to the contamination in any way. Accordingly, Pioneer is pursuing litigation against former owners of the Fort Pierce facility in an attempt to recover its costs. No estimate as to probable recoveries to Pioneer in the referenced litigation may be made at this time.

We are also subject to various federal, state and local laws and regulations relating to worker safety. For example, we recently entered into an agreement with the Occupational Safety and Health Administration pursuant to which we agreed to pay $277,000 and are required to conduct certain corrective actions identified during an OSHA inspection of two of our facilities. However, based on information presently known to us, we believe that the future cost of complying with environmental laws and regulations and liabilities associated with all known or pending claims or known environmental conditions pursuant to such laws and regulations will not have a material adverse effect on our business, financial condition or results of operation. However, we cannot assure you that future events, including new or stricter environmental laws and regulations, related damage claims, the discovery of previously unknown environmental conditions requiring response action, or more vigorous enforcement or a new interpretation of existing environmental laws and regulations would not require us to incur additional costs that could be material.

MANAGEMENT

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
Charles A. Carroll	56	President, Chief Executive Officer and Director
Lawrence M. Blackburn	50	Executive Vice President and Chief Financial Officer
Ben D. Campbell	49	Executive Vice President, Secretary and General Counsel
Donald R. King	49	Executive Vice President, Human Resources
Peter H. Alexander	67	Senior Vice President, Independent Distribution
Samuel G. Bikman	36	Senior Vice President, Logistics and Business Development
Gary L. Clark	43	Senior Vice President, Marketing
James L. Mishler	51	President Company Distribution
Terrance M. Smith	56	Senior Vice President and Chief Information Officer
William L. Topper	49	Senior Vice President, Operations
Michael J. Bride	42	Vice President, Sales—Amana
Laurence M. Berg	39	Director*
Anthony M. Civale	31	Director*
John B. Goodman	42	Director
Steven Martinez	36	Director*

*	Representative of Apollo.

Mr. Charles A. Carroll joined us in September 2001 after having served as President and Chief Executive Officer of Amana Appliances from January 2000 to July 2001, when substantially all of the assets of Amana Appliances were acquired by Maytag Corporation. From 1971 to March 1999, Mr. Carroll was employed by Rubbermaid, Inc. where, from 1993, he held the position of President and Chief Operating Officer.

Mr. Lawrence M. Blackburn joined us in September 2001 after having served as Vice President and Chief Financial Officer of Amana Appliances from February 2000 to July 2001. From April 1983 to August 1999, Mr. Blackburn was with Newell Rubbermaid Inc. and previously Rubbermaid, Inc., where he had most recently been President and General Manager of its wholly owned subsidiary, Little Tikes Commercial Play Systems, Inc.

Mr. Ben D. Campbell joined us in November 2000 as Executive Vice President, Secretary and General Counsel. Mr. Campbell served as Assistant General Counsel of Centex Corporation from 1998 to 2000 and Senior Group Counsel for J.C. Penney Company, Inc. from 1988 to 1998. Prior to that time, he was a partner in the law firm of Baker, Mills & Glast P.C. in Dallas, Texas.

Mr. Donald R. King joined us in November 2000 as Executive Vice President, Human Resources. Prior to joining Goodman, Mr. King was Vice President, Human Resources for the Americas Region of Halliburton Company. Mr. King has over 20 years of experience that spans a variety of industries and Fortune 100 companies, including Ryder Systems, Inc., Aetna Insurance Company, The Prudential and Phillips Petroleum Company.

Mr. Peter H. Alexander has been with the Goodman family of companies for over 20 years in numerous executive level positions with us and Amana. All Amana and Goodman sales personnel responsible for independent distribution, national accounts and residential new construction report to Mr. Alexander.

Mr. Samuel G. Bikman joined us in January 2002 from Compaq, where he was responsible for Worldwide Logistics. The Customer Service, Production Scheduling, Logistics, PTAC Sales and International Sales teams all report to Mr. Bikman.

Mr. Gary L. Clark joined us in April 2002 after 4 years at Rheem and 14 years at Carrier, where he led their Residential Product marketing efforts. Prior to that time, Mr. Clark worked in the contracting business.

Mr. James L. Mishler joined us in September 2003. Mr. Mishler has over 25 years of marketing, sales, service, distribution, operations and general management experience in the highly competitive major appliance and HVAC industries. Some of his previous affiliations have been with Whirlpool, Frigidaire and Lennox.

Mr. Terrance M. Smith joined us in March 2003. Mr. Smith has over 30 years of business and I.T. experience. In his last position, Mr. Smith was the Vice President of Information Systems for Cooper Industries, Ltd.

Mr. William L. Topper joined us in April 2002 after 28 years with Electrolux (Frigidaire), where he had responsibility for all Domestic Refrigeration Production.

Mr. Michael J. Bride joined us in January 2002 after 13 years in the appliance industry, the last 7 years of which were with Amana Appliances in numerous sales related positions at the district, regional and national levels.

Mr. Laurence M. Berg has been associated with Apollo Management, L.P. since 1992 and joined our Board of Directors upon consummation of the Transactions. Mr. Berg is also a director of AMC Entertainment, Inc., Educate, Inc., Hayes Lemmerz International, Inc., Rent-A-Center, Inc. and Resolution Performance Products, Inc.

Mr. Anthony M. Civale has been associated with Apollo Management, L.P. since 1999 and joined our Board of Directors upon consummation of the Transactions. Mr. Civale was previously a member of the corporate finance division of Deutsche Bank Securities.

Mr. John B. Goodman is the son of our founder, was Chairman of the Board before consummation of the Transactions and has been a member of the Board of Directors since January 1995. Mr. Goodman served as our chief executive officer from 1999 to 2001. Prior to being chief executive officer, Mr. Goodman worked for us in a variety of capacities, including as Manager of International Sales.

Mr. Steven Martinez has been associated with Apollo Management, L.P. since 2000 and joined our Board of Directors upon consummation of the Transactions. Mr. Martinez was previously a member of the Mergers & Acquisitions Group of Goldman, Sachs & Co.

Committees of the Board of Directors

Our Board of Directors has an audit committee and a compensation committee. The audit committee currently consists of Messrs. Berg, Martinez and Civale. The duties and responsibilities of the audit committee includes recommending the appointment or termination of the engagement of independent accountants, overseeing the independent auditor relationship and reviewing significant accounting policies and controls. The compensation committee currently consists of Messrs. Berg, Martinez and Goodman. The duties and responsibilities of the compensation committee include reviewing and approving the compensation of officers and directors, except that the compensation of officers serving on any such committee is determined by the Board of Directors. The compensation of all officers other than our president, Charles A. Carroll, is approved by our Board of Directors based on recommendations by Mr. Carroll and the compensation committee. Mr. Carroll’s compensation is determined by the Board of Directors upon the recommendation of the compensation committee. An affiliate of Apollo controls a majority of the common stock of our parent, Goodman Global, Inc., and therefore has the power to control our affairs and policies. Apollo also controls the election of our directors and the appointment of our management. A majority of the members of our Board of Directors are representatives of Apollo.

Management Equity Buy-In

On December 23, 2004, approximately 10 senior management employees, including Charles A. Carroll and Lawrence M. Blackburn, purchased shares of common stock and shares of preferred stock of our parent Goodman Global, Inc. The purchase price of the common stock was $40 per share and the purchase price of the preferred stock was $1,000 per share, respectively, the same per share purchase price paid by all other investors in connection with the Acquisition. The aggregate amount of such employee purchases was approximately $18.2 million. On April 18, 2005, an additional 15 senior management employees purchased shares of common stock and shares of preferred stock of our parent, Goodman Global, Inc., at a purchase price of $40 per share of common stock and $1,000 per share of preferred stock. The aggregate amount of the April 18 management purchases was approximately $1.2 million. All equity securities purchased by management employees are subject to restrictions on transfer, repurchase rights and other limitations set forth in a stockholders agreement. See “Certain Relationships and Related Party Transactions.”

The following table sets forth information concerning our compensation for services in all capacities for the year ended December 31, 2005 paid to our chief executive officer and the four other most highly compensated executive officers serving as executive officers as of December 31, 2005.

	Annual Compensation		Long Term Compensation
			Awards	All Other Compensation ($)
Name and Principal Position	Salary ($)	Bonus ($)	Securities Underlying Options/SARs (#)
Charles A. Carroll President and Chief Executive Officer	$941,667	$706,250	10,000	—
Lawrence M. Blackburn Executive Vice President and Chief Financial Officer	$407,894	$229,441	10,000	$624,639
Ben D. Campbell Executive Vice President, Secretary and General Counsel	$333,664	$187,687	5,000	$122,278
Donald R. King Executive Vice President	$297,951	$167,597	5,000	$287,642
William L. Topper Senior Vice President, Operations	$342,900	$192,881	5,000	$31,783

The following table shows all grants of options to acquire shares of common stock of Goodman Global, Inc. made to the named executive officers during 2005.

Option Grants in 2005

Name	Number of Securities Underlying the Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term
					5%	10%
Charles A. Carroll	10,000	6.3%	$110.00	12/29/2015	$691,784	$1,753,117
Lawrence M. Blackburn	10,000	6.3%	$110.00	12/29/2015	$691,784	$1,753,117
Ben D. Campbell	5,000	3.2%	$110.00	12/29/2015	$345,892	$876,558
Donald R. King	5,000	3.2%	$110.00	12/29/2015	$345,892	$876,558
William L. Topper	5,000	3.2%	$110.00	12/29/2015	$345,892	$876,558

(1)	Each option was granted December 29, 2005 pursuant to the 2004 stock Option Plan. See “2004 Stock Option Plan.”
(2)	Exercise price is equal to the fair market value at the date of grant.

Employment Agreements

We have entered into employment agreements with Charles A. Carroll and Lawrence M. Blackburn. The employment agreements each have an initial term of three years with automatic extensions of one year each unless notice is given by either party at least 180 days prior to expiration. The employment agreements provide for the payment of an annual base salary of $900,000 for Mr. Carroll and $397,000 for Mr. Blackburn and for annual bonuses that are payable in the event that certain financial and other performance targets are met. Under the agreements, the executives have each been granted a non-qualified stock option under the 2004 Stock Option Plan to purchase shares of common stock of Goodman Global, Inc. Each employment agreement provides that the executive shall continue to receive base salary payments for two years following the executive’s termination of employment under certain circumstances. Each of the employment agreements also contains restrictive covenants providing that the executive will be subject to certain non-competition and non-solicitation restrictions for two years following the executive’s termination of employment.

We have entered into severance agreements with each of the following executive officers: Ben Campbell, Donald King, William Topper, Samuel Bikman, Gary Clark, James Mishler, Terrance Smith and Peter Alexander. The severance agreements each have an initial term of two years with automatic extensions of one year each unless notice is given by either party at least 90 days prior to expiration of the term. Each severance agreement provides for the payment of base salary for one year following the executive’s termination under certain circumstances.

We have entered into non-competition agreements with each of the following executive officers: Ben Campbell, Donald King, William Topper, Samuel Bikman, Gary Clark, James Mishler, Terrance Smith, Peter Alexander and Michael J. Bride. These non-competition agreements provide that each executive shall be subject to certain non-solicitation and non-competition restrictions for a period of two years following the executive’s termination of employment.

2004 Stock Option Plan

We adopted the 2004 Stock Option Plan. The 2004 Stock Option Plan is administered by our Board of Directors (or, if determined by the board, by the compensation committee of the board). Under the 2004 Stock Option Plan, as amended, 633,052 shares of Goodman Global, Inc.’s common stock have been reserved for issuance. The option plan permits the grant of options to purchase shares of our common stock to eligible employees, consultants and directors of us and our subsidiaries. Such options may be non-qualified stock options or, with respect to awards granted to employees, incentive stock options.

We have granted non-qualified options to purchase our common stock to certain management employees. The exercise price of the common stock subject to these options is $40 per share (which is equal to the purchase price paid in the Acquisition). One-half of the options granted to management employees are time vesting options that will become vested and exercisable in equal annual installments on each December 31 beginning in 2005 and ending in 2008, so long as the optionee continues to provide services to us or one of our subsidiaries as of such anniversary. The other half of the options granted to management employees are performance vesting options that will become vested and exercisable on the eighth anniversary of the date of grant, so long as the optionee continues to provide services to us or one of our subsidiaries as of such date. However, an installment of 20% of each performance vesting option (i.e., 10% of the total shares subject to the non-qualified stock option) will be eligible to become vested and exercisable with respect to each of the fiscal years 2005 through 2009 if we attain certain financial performance targets set forth in the option agreements. All or a portion of the options may become vested and exercisable earlier than scheduled upon certain sales of the assets or capital stock of us.

In addition, on December 29, 2005 we granted additional non-qualified options to purchase approximately 94,500 shares of our common stock to certain of our management employees. The exercise price of the common stock subject to these options is $110 per share. These options are all time vesting options that will generally become vested and exercisable in four equal annual installments on each December 22, beginning in 2006 and ending in 2009, so long as the employee continues to provide services to us or one of our subsidiaries through the applicable vesting date. Notwithstanding the foregoing, if the Company does not complete an “initial public offering” on or prior to December 21, 2006, then all of the options granted on December 29, 2005 will be forfeited. The maximum term of these options is ten years. However, all unvested options will automatically expire upon the date of an optionee’s termination of employment. In addition, subject to certain exceptions, all vested options will generally expire 90 days following the termination of an optionee’s employment.

Shares of our common stock acquired under the 2004 Stock Option Plan will be subject to restrictions on transfer, repurchase rights, and other limitations set forth in one or more stockholders agreements. See “Certain Relationships and Related Party Transactions.”

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the common stock of Goodman Global, Inc. with respect to each person that is a beneficial owner of more than 5% of its outstanding common stock and beneficial ownership of its common stock by each director and each executive officer named in the Summary Compensation Table and all directors and executive officers as a group:

Name and Address of Owner	Number of Shares of Common Stock(1)	Percent of Class
Apollo(2)	4,306,674	68.05%
Goodman family trusts(3)	1,335,209	21.10%
Charles A. Carroll(4)	112,031	1.77%
Lawrence M. Blackburn(4)	40,968	*
Ben D. Campbell(4)	21,102	*
Donald R. King(4)	19,143	*
Peter H. Alexander(4)	3,304	*
Samuel G. Bikman(4)	10,235	*
Gary L. Clark(4)	7,396	*
James L. Mishler(4)	7,820	*
Terrance M. Smith(4)	5,272	*
William L. Topper(4)	13,694	*
Michael J. Bride(4)	1,322	*
Laurence M. Berg(5)	—	—
Anthony M. Civale(5)	—	—
John B. Goodman(4)	—	—
Steven Martinez(5)	—	—
All directors and officers as a group	242,287	3.83%

*	Signifies less than 1%.
(1)	The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(2)	Includes all membership interests held by Frio Holdings LLC. Frio Holdings LLC is an affiliate of, and is controlled by, affiliates of Apollo Management, L.P. The address of Frio Holdings LLC is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019. Each of Messrs. Berg, Civale and Martinez may be deemed a beneficial owner of membership interests of Frio Holdings LLC due to his status as an employee of Apollo Management, L.P. Apollo Management, L.P. and each such person disclaims beneficial ownership of any such membership interest in which he/she does not have a pecuniary interest.
(3)	The address of the Goodman family trusts is Altazano Management, LLC, 109 North Post Oak Lane, Suite 425, Houston, Texas 77024.
(4)	The address of each member of Messrs. Carroll, Blackburn, Campbell, King, Alexander, Bikman, Clark, Mishler, Smith, Topper, Bride and Goodman is Goodman Global Holdings, Inc., 2550 North Loop West, Suite 400, Houston, Texas 77092.
(5)	Each of Messrs. Berg, Civale and Martinez may be deemed a beneficial owner of membership interests of Frio Holdings LLC due to his status as an employee of Apollo Management, L.P. Apollo Management, L.P. and each such person disclaims beneficial ownership of any such membership interest in which he does not have a pecuniary interest. The address of Messrs. Berg, Civale and Martinez is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Agreement

Apollo and its affiliates entered into a management agreement with us relating to the provision of certain financial and strategic advisory services and consulting services. Beginning in 2005, we agreed to pay to Apollo an annual monitoring fee equal to the greater of $2.0 million or 1% of our Adjusted EBITDA, as defined in the management agreement. In addition, as part of our transaction costs included in the purchase price, we paid Apollo a one time transaction fee of $20 million for structuring the Transactions. We have agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for losses relating to the services contemplated by the management agreement and the engagement of affiliates of Apollo pursuant to, and the performance by them of the services contemplated by, the management agreement.

Stockholder Agreement

In connection with the Transactions, an affiliate of Apollo and the Goodman family trusts entered into a stockholders agreement. The stockholders agreement provides for customary tag-along rights, drag along rights and registration rights which would apply to the shares of our capital stock. In addition, Goodman Global, Inc. and then Apollo have a right of first refusal with respect to any sale of our capital stock by the Goodman family trusts during the five-year period after the closing of the Transactions. The rights of first refusal terminate upon the initial public offering of common stock of Goodman Global, Inc.

Management Stockholders Agreement

Apollo, us and certain members of management who invested in us entered into a management stockholders agreement. The management stockholders agreement provides for customary restrictions on transfer, put and call rights, tag-along rights, drag along rights and registration rights which would apply to the shares of capital stock of Goodman Global, Inc. Individuals who exercise options under the 2004 Stock Option Plan will either be a party to the management stockholders agreement, or party to another stockholders agreement with Apollo and certain other employee stockholders which provides for customary restrictions on transfer, call rights, tag-along rights and drag along rights, which apply to shares of capital stock of Goodman Global, Inc. issued on exercise of any option.

Payments to our Parent

We make cash payments to our parent, Goodman Global, Inc., to enable it to pay any (i) Federal, state or local income taxes to the extent that such income taxes are directly attributable to us and our subsidiaries’ income, (ii) franchise taxes and other fees required to maintain our legal existence and (iii) corporate overhead expenses incurred in the ordinary course of business and salaries or other compensation of employees who perform services for both Goodman Global, Inc. and us.

We currently lease property in Houston, Texas, from trusts established by certain members of the Goodman family and their related trusts under a lease agreement that was entered into in December 1994. The lease expires in November 2014. Monthly payments under the lease are $16,500.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

The senior secured credit facilities is provided by a syndicate of banks and other financial institutions. The senior secured credit facilities provide financing of up to $525.0 million, consisting of

•	a $350.0 million term loan facility with a maturity of seven years; and

•	a $175.0 million revolving credit facility with a maturity of six years.

The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

Interest Rate and Fees

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of JPMorgan Chase Bank, N.A., as administrative agent, and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR or eurocurrency rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for borrowings is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR or eurocurrency borrowings and 1.25% with respect to base rate borrowings and 2.25% with respect to LIBOR or eurocurrency borrowings under the revolving credit facility and the term loan, respectively. The applicable margin for such borrowings may be reduced subject to our attaining certain leverage ratios.

In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum. We also pay customary letter of credit and agency fees.

Prepayments

The senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•	after our second full fiscal year after the closing, 50% (which percentage will be reduced to certain levels upon the achievement of certain senior secured leverage ratios) of excess cash flow (as defined in the credit agreement);

•	100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 12 months, subject to certain limitations; and

•	100% of the net proceeds of any incurrence of debt other than debt permitted under the senior secured credit facilities (excluding permitted receivables financing, as defined in the credit agreement).

We may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR or eurocurrency loans.

Amortization

The term loan amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facilities. Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, six years from the date of the closing of the senior secured credit facilities.

Guarantee and Security

All obligations under the senior secured credit facilities are unconditionally guaranteed by Goodman Global, Inc. and, subject to certain exceptions, each of our existing and future direct and indirect domestic subsidiaries (except AsureCare Corp. (a restricted extended warranty entity), a Florida corporation), which we refer to collectively as “U.S. Guarantors.”

All obligations under the senior secured credit facilities, and the guarantees of those obligations (as well as any interest hedging or other swap agreements), will be secured by substantially all of our assets as well as those of Goodman Global, Inc. and each U.S. Guarantor, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of our capital stock by Goodman Global, Inc., a pledge of 100% of the capital stock of all U.S. Guarantors and a pledge of 65% of the capital stock of certain of our foreign subsidiaries; and

•	a security interest in substantially all of our tangible and intangible assets as well as those of Goodman Global, Inc. and each U.S. Guarantor.

Certain Covenants and Events of Default

The senior secured credit facilities contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	sell assets;

•	incur additional indebtedness;

•	repay other indebtedness (including the notes);

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale and leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness, including the notes;

•	change the business conducted by Parent and its subsidiaries; and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, the senior secured credit facilities requires us to maintain the following financial covenants:

•	a maximum consolidated leverage ratio; and

•	a minimum interest coverage ratio.

The senior secured credit facilities also contains contain certain customary affirmative covenants and events of default.

DESCRIPTION OF SENIOR FLOATING RATE EXCHANGE NOTES

The terms of the senior floating rate exchange notes to be issued in the exchange offer are identical in all respects to the terms of the outstanding floating rate notes of the same series, except for the transfer restrictions and registration rights relating to the outstanding floating rate notes. In the case of each series, any outstanding floating rate notes that remain outstanding after the exchange offer, together with the senior floating rate exchange notes issued in the exchange offer, will be treated as a single class of securities for voting purposes under the applicable indenture under which they were issued. You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the words “Issuer” and “we”, “us” and “our” mean Goodman Global Holdings, Inc. and not any of its subsidiaries. References to the “notes” refer to the outstanding floating rate and senior floating rate notes.

We issued $250.0 million in aggregate principal amount of the outstanding floating rate exchange notes to the initial purchasers on December 23, 2004. The initial purchasers sold the outstanding floating rate notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. The terms of the floating rate exchange notes are substantially identical to the terms of the outstanding floating rate notes. However, the floating rate exchange notes are not subject to transfer restrictions or registration rights unless held by certain broker-dealers, affiliates of Goodman Global Holdings or certain other persons. See “The Exchange Offer—Transferability of the Exchange Notes.” In addition, we do not plan to list the floating rate exchange notes on any securities exchange or seek quotation on any automated quotation system. The outstanding floating rate notes are listed on Nasdaq’s PORTAL system.

For purposes of this summary, the term “floating rate notes” refers to both the Series B Senior Floating Rate Notes due 2012 and the Series A Senior Floating Rate Notes due 2012.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available upon request to the Company at the address indicated under “Where You Can Find More Information About Us.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a floating rate note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

General

The floating rate notes were issued under an indenture (the “floating rate indenture”), dated as of December 23, 2004 among the Issuer, the Guarantors, and Wells Fargo Bank, National Association, as Trustee. Copies of the floating rate indenture may be obtained from the Issuer upon request.

We issued the floating rate notes with an initial aggregate principal amount of $250.0 million. We may issue additional floating rate notes from time to time after this offering. Any offering of additional floating rate notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Except as set forth under “—Amendments and Waivers,” the floating rate notes and any additional floating rate notes subsequently issued under the floating rate indenture will be treated as a single class for all purposes under the floating rate indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the floating rate notes will be payable, and the floating rate notes may be exchanged or transferred, at the office or agency of the Issuer (which initially shall be the principal corporate trust office of the Trustee).

The floating rate notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of floating rate notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Floating Rate Notes

The floating rate notes are the unsecured senior obligations of the Issuer and will mature on June 15, 2012. Each floating rate note bears interest at a rate per annum, reset semi-annually, equal to LIBOR plus 3.0%, as determined by the calculation agent (the “Calculation Agent”), which shall be the Trustee for the floating rate notes, from December 23, 2004 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on June 1 or December 1 immediately preceding the interest payment date on June 15 and December 15 of each year, which commenced on June 15, 2005.

Optional Redemption

On or after June 15, 2006, the Issuer may redeem the floating rate notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 15 of the years set forth below:

Period	Redemption Price
2006	102.000%
2007	101.000%
2008 and thereafter	100.000%

In addition, prior to June 15, 2006, the Issuer may redeem the floating rate notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the floating rate notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to June 15, 2006, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the floating rate notes (calculated after giving effect to any issuance of additional floating rate notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price equal to 100% of the principal amount thereof plus a premium equal to the interest rate per annum on the floating rate notes applicable on the date on which notice of redemption was given, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the floating rate notes (calculated after giving effect to any issuance of additional floating rate notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of floating rate notes being redeemed and otherwise in accordance with the procedures set forth in the floating rate indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption, selection of the floating rate notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such floating rate notes are listed, or if such floating rate notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no floating rate notes of $1,000 or less shall be redeemed in part. If any floating rate note is to be redeemed in part only, the notice of redemption relating to such floating rate note shall state the portion of the principal amount thereof to be redeemed. A new floating rate note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original floating rate note. On and after the redemption date, interest will cease to accrue on floating rate notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the floating rate notes to be redeemed.

Ranking

The indebtedness evidenced by the floating rate notes will be unsecured senior Indebtedness of the Issuer, will be equal in right of payment to all existing and future unsubordinated Indebtedness of the Issuer and will be senior to all Subordinated Indebtedness of the Issuer. The floating rate notes will be effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness.

The indebtedness evidenced by the Floating Rate Guarantees will be unsecured senior Indebtedness of the applicable Guarantor, will be equal in right of payment to all existing and future unsubordinated Indebtedness of such Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Floating Rate Guarantees will be effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At September 30, 2005,

(1) Issuer and its Subsidiaries had $600.0 million aggregate principal amount of unsubordinated Indebtedness outstanding (excluding approximately $37.3 million of letters of credit and unused commitments and up to $137.7 million that may be borrowed under our revolving credit facility), $347.4 million of which was Secured Indebtedness; and

(2) the Issuer and its Subsidiaries had $400.0 million aggregate principal amount of Subordinated Indebtedness outstanding (including the Fixed Rate Notes).

Although the floating rate indenture will contain limitations on the amount of additional Indebtedness which the Issuer and its Restricted Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the floating rate notes. The floating rate notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Guarantors. Although the floating rate indenture will limit the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. The Issuer’s Subsidiaries that are not Guarantors had no Indebtedness outstanding as of September 30, 2005.

Floating Rate Guarantees

Each of the Issuer’s direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries, other than AsureCare Corp., on the Issue Date that guarantee Indebtedness under the Credit Agreement will jointly and severally irrevocably and unconditionally guarantee on an unsecured senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the floating rate indenture and the floating rate notes, whether for payment of principal of, premium, if any, or interest or additional interest on the floating rate notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Floating Rate Guarantees.

Each Floating Rate Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Floating Rate Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness or issues shares of Disqualified Stock to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the floating rate notes on the same unsecured senior basis. See “—Certain Covenants—Future Guarantors.”

Each Floating Rate Guarantee will be a continuing guarantee and shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) subject to the next succeeding paragraph, be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Floating Rate Guarantee of a Guarantor will be automatically released upon:

(1)    (a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the floating rate indenture,

(b) the Issuer designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the floating rate notes pursuant to the covenant described under “—Certain Covenants—Future Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the floating rate notes, and

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the floating rate indenture are discharged in accordance with the terms of the floating rate indenture; and

(2) in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer.

A Floating Rate Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer which results in the obligation to guarantee the floating rate notes.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s floating rate notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem floating rate notes as described under “—Optional Redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer; or

(3) individuals who on the Issue Date constituted the Board of Directors of the Issuer (together with any new directors whose election by such Board of Directors of the Issuer or whose nomination for election by the shareholders of the Issuer was approved by (a) a vote of a majority of the directors of the Issuer then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Issuer then in office.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of floating rate notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1) repay in full all Bank Indebtedness; or

(2) obtain the requisite consent, if required, under the agreements governing the Bank Indebtedness to permit the repurchase of the floating rate notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the floating rate notes as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder’s floating rate notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its floating rate notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the floating rate indenture applicable to a Change of Control Offer made by the Issuer and purchases all floating rate notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control. Floating rate notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of floating rate notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Floating rate notes purchased by a third party pursuant to the preceding paragraph will have the status of floating rate notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of floating rate notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the Initial Purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the floating rate indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Bank Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the floating rate notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of floating rate notes to require the Issuer to repurchase such floating rate notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The floating rate indenture will contain covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The floating rate indenture will provide that:

(1) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of its Restricted Subsidiaries (other than a Guarantor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary that is a Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Issuer and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $700 million outstanding at any one time, less the amount of any such Indebtedness permanently retired with the Net Proceeds from any Asset Sale applied from and after the Issue Date to reduce the outstanding amounts pursuant to the covenant described under “—Asset Sales”; provided that in no event shall the aggregate principal amount of Indebtedness permitted pursuant to this clause (a) be reduced to an amount less than $500 million;

(b) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the floating rate notes (not including any additional floating rate notes), the Floating Rate Guarantees, the Fixed Rate Notes and the Fixed Rate Guarantee, as applicable (including exchange notes and related guarantees thereof);

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of $75.0 million and 3.5% of Total Assets at the time of Incurrence;

(e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the floating rate indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the obligations of the Issuer under the floating rate notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted

Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Floating Rate Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the floating rate indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $100 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the floating rate indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the floating rate notes or the Floating Rate Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Floating Rate Guarantee with respect to the floating rate notes substantially to the same extent as such Indebtedness is subordinated to the floating rate notes or the Floating Rate Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that was due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of any notes then outstanding;

(2) has a Stated Maturity which the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) one year following the last maturity date of any notes then outstanding;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the floating rate notes or the Floating Rate Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the floating rate notes or the Floating Rate Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness of the Issuer or a Restricted Subsidiary that is a Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d), (s) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d), (s) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d), (s) and (t);

provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of any Bank Indebtedness;

(o) Indebtedness, Disqualified Stock of Preferred Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the floating rate indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided, further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its Incurrence;

(r) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s) Contribution Indebtedness;

(t) (a) if the Issuer could Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Restricted Subsidiaries that are not Guarantors not otherwise permitted hereunder or (b) if the Issuer could not Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Restricted Subsidiaries that are not Guarantors Incurred for working capital purposes, provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t) which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $15 million and 10% of the consolidated assets of the Restricted Subsidiaries that are not Guarantors; and

(u) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (u) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The floating rate indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated

Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8) and (13) (only to the extent of one-half of the amounts paid pursuant to such clause) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from January 1, 2005 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted

Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer or any direct or indirect parent company of the Issuer (other than Disqualified Stock); plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the next succeeding paragraph),

(B) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) of the definition of Cumulative Credit shall be determined in good faith by the Issuer and

(A) in the event of property with a Fair Market Value in excess of $7.5 million, shall be set forth in an Officers’ Certificate or

(B) in the event of property with a Fair Market Value in excess of $15 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the floating rate indenture;

(2)    (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer any direct or indirect parent company of the Issuer or Subordinated Indebtedness of the Issuer or any Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b) such Indebtedness is subordinated to the floating rate notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) one year following the Stated Maturity of the floating rate notes, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of any notes then outstanding;

(4) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent company of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent company of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $12.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $20 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent company of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent company of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent company of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Issue Date;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and (b) to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Issuer issued after the Issue Date; provided, however, that, (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a

Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $25 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent of the Issuer, as the case may be, to fund the payment by any direct or indirect parent of the Issuer, as the case may be, of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $50 million;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12) the payment of dividends or other distributions to any direct or indirect parent company of the Issuer in amounts required for such parent company to pay federal, state or local income taxes (as the case may be) imposed directly on such parent company to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries (including, without limitation, by virtue of such parent company being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members);

(13) the payment of dividends, other distributions or other amounts or the making of loans or advances by the Issuer, if applicable:

(a) in amounts equal to the amounts required for any direct parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct parent of the Issuer, if applicable, and general corporate overhead expenses of any direct parent of the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b) in amounts equal to amounts required for any direct parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(14) cash dividends or other distributions on the Issuer’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Issuer to, fund the payment of fees and expenses incurred in connection with the Transactions or owed by the Issuer or any direct or indirect parent company of the Issuer, as the case may be, or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all floating rate notes tendered by holders of the floating rate notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(18) any payments made in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The floating rate indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents;

(2) the floating rate indenture, the Fixed Rate Indenture, the floating rate notes (and any exchange notes and guarantees thereof) and the Fixed Rate Notes (and any exchange notes and guarantees thereof);

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument relating to Indebtedness of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness of any Restricted Subsidiary of the Issuer (i) that is a Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by a Foreign Subsidiary of the Issuer subsequent to the Issue Date pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The floating rate indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the floating rate notes) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 2% of Total Assets and $35 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:

(1) to permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or Pari Passu Indebtedness (provided that if the Issuer or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the floating rate notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of floating rate notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer,

(2) to an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case used or useful in a Similar Business, and/or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

provided that (x) in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment and, (y) in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into such a commitment under clause (y) one time with respect to each Asset Sale.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The floating rate indenture will provide that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase floating rate notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15 million, the Issuer shall make an offer to all holders of floating rate notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of floating rate notes (and such Pari Passu Indebtedness), that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the floating rate indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $15 million by mailing the notice required pursuant to the terms of the floating rate indenture, with a copy to the Trustee. To the extent that the aggregate amount of floating rate notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of floating rate notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the floating rate notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the floating rate notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the floating rate indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the floating rate indenture by virtue thereof.

If more floating rate notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such floating rate notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such floating rate notes are listed, or if such floating rate notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no floating rate notes of $1,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of floating rate notes at such holder’s registered address. If any floating rate note is to be purchased in part only, any notice of purchase that relates to such floating rate note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates. The floating rate indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) (a) transactions between or among the Issuer and/or any of its Restricted Subsidiaries and (b) any merger of the Issuer and any direct parent company of the Issuer; provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger is otherwise in compliance with the terms of the floating rate indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the floating rate indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsors to the extent described with particularity in the offering memorandum;

(4) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent company of the Issuer;

(5) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are made (x) pursuant to the agreements with the Sponsors described in the offering memorandum or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans to employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the floating rate notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as described in the offering memorandum;

(9) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the floating rate notes in any material respect than the original agreement as in effect on the Issue Date;

(10) the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in the offering memorandum;

(11) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the floating rate indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent company of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16) any contribution to the capital of the Issuer;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent company of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent company, as the case maybe, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries; and

(20) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business.

Liens. The floating rate indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Issuer or such Restricted Subsidiary of the Issuer, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of the Issuer or any Guarantor unless the floating rate notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the floating rate notes) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Issuer or any Restricted Subsidiary of the Issuer to secure the floating rate notes if the Lien consists of a Permitted Lien; provided that any Lien which is granted to secure the notes or such Guarantee under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes or such Guarantee under this covenant.

Reports and Other Information. The floating rate indenture will provide that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), reports on Form 10-Q (or any successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of floating rate notes, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a) the rules and regulations of the SEC permit the Issuer and any direct or indirect parent company of the Issuer to report at such parent entity’s level on a consolidated basis and

(b) such parent entity of the Issuer is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant.

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the registration rights agreement relating to the notes or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such registration rights agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth.

In the event that any direct or indirect parent company of the Issuer is or becomes a Guarantor of the notes, the floating rate indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent company and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Guarantors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

Future Guarantors. The floating rate indenture will provide that the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that guarantees any Indebtedness of the Issuer or any of its Restricted Subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the floating rate notes. Each Floating Rate Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Floating Rate Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the floating rate indenture described under “—Floating Rate Guarantees.”

Merger, Consolidation or Sale of All or Substantially All Assets

The floating rate indenture will provide that the Issuer may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the floating rate indenture and the floating rate notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Floating Rate Guarantee shall apply to such Person’s obligations under the floating rate indenture and the floating rate notes; and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the floating rate indenture.

The Successor Company will succeed to, and be substituted for, the Issuer under the floating rate indenture and the floating rate notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

The floating rate indenture will further provide that subject to certain limitations in the floating rate indenture governing release of a Floating Rate Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Guarantor, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in the offering memorandum) unless:

(1) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the floating rate indenture and such Guarantors’ Floating Rate Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; and

(3) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the floating rate indenture.

Subject to certain limitations described in the floating rate indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the floating rate indenture and such Guarantor’s Floating Rate Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby and (2) a Guarantor may merge with another Guarantor or the Issuer.

Notwithstanding the foregoing, any Guarantor may consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to (x) the Issuer or any Guarantor or (y) any Restricted Subsidiary of the Issuer that is not a Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Issue Date shall not exceed 5% of the consolidated assets of the Issuer and the Guarantors as shown on the most recent available balance sheet of the Issuer and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions described in the offering memorandum).

Defaults

An Event of Default will be defined in the floating rate indenture as:

(1) a default in any payment of interest on any floating rate note when due, continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any floating rate note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Issuer to comply with its obligations under the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” above,

(4) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the floating rate notes or the floating rate indenture,

(5) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $20 million or its foreign currency equivalent (the “cross-acceleration provision”),

(6) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(7) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $20 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(8) any Floating Rate Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under the floating rate indenture or any Floating Rate Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding floating rate notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding floating rate notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the floating rate notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the floating rate notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding floating rate notes may rescind any such acceleration with respect to the floating rate notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the floating rate notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the floating rate notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the floating rate indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the floating rate indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the floating rate indenture or the floating rate notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding floating rate notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding floating rate notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding floating rate notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the floating rate indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the floating rate indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The floating rate indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of floating rate notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any floating rate note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the floating rate indenture may be amended with the consent of the holders of a majority in principal amount of the floating rate notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the floating rate notes then outstanding. However, without the consent of each holder of an outstanding floating rate note affected, no amendment may, among other things:

(1) reduce the amount of floating rate notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any floating rate note,

(3) reduce the principal of or change the Stated Maturity of any floating rate note,

(4) reduce the premium payable upon the redemption of any floating rate note or change the time at which any floating rate note may be redeemed as described under “—Optional Redemption” above,

(5) make any floating rate note payable in money other than that stated in such floating rate note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s floating rate notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s floating rate notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8) expressly subordinate the floating rate notes or any Floating Rate Guarantee to any other Indebtedness of the Issuer or any Guarantor, or

(9) modify the Floating Rate Guarantees in any manner adverse to the holders.

Without the consent of any holder, the Issuer and Trustee may amend the floating rate indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer under the floating rate indenture, to provide for uncertificated floating rate notes in addition to or in place of certificated floating rate notes (provided that the uncertificated floating rate notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated floating rate notes are described in Section 163(f)(2)(B) of the Code), to add Floating Rate Guarantees with respect to the floating rate notes, to secure the floating rate notes, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the floating rate indenture under the TIA to effect any provision of the floating rate indenture or to make certain changes to the floating rate indenture to provide for the issuance of additional floating rate notes.

The consent of the noteholders is not necessary under the floating rate indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the floating rate indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any equity interests in the Issuer or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer under the floating rate notes, the floating rate indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of floating rate notes by accepting a floating rate note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the floating rate notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange floating rate notes in accordance with the floating rate indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the floating rate indenture. The Issuer is not required to transfer or exchange any floating rate note selected for redemption or to transfer or exchange any floating rate note for a period of 15 days prior to a selection of floating rate notes to be redeemed. The floating rate notes will be issued in registered form and the registered holder of a floating rate note will be treated as the owner of such floating rate note for all purposes.

Satisfaction and Discharge

The floating rate indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of floating rate notes, as expressly provided for in the floating rate indenture) as to all outstanding floating rate notes when:

(1) either (a) all the floating rate notes theretofore authenticated and delivered (except lost, stolen or destroyed floating rate notes which have been replaced or paid and floating rate notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the floating rate notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the floating rate notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the floating rate notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Guarantors have paid all other sums payable under the floating rate indenture; and

(3) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the floating rate indenture relating to the satisfaction and discharge of the floating rate indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the floating rate notes and the floating rate indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the floating rate notes, to replace mutilated, destroyed, lost or stolen floating rate notes and to maintain a registrar and paying agent in respect of the floating rate notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Floating Rate Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the floating rate notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the floating rate notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) with respect only to Significant Subsidiaries or (8) under “—Defaults” or because of the failure of the Issuer to comply with “—Merger, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of floating rate notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the floating rate notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the floating rate indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the floating rate notes.

Governing Law

The floating rate indenture will provide that it and the floating rate notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Acquisition” means the acquisition by the Issuer of all of the outstanding right, title and interests in and to the assets (other than certain excluded assets) of the Seller and all of the outstanding interests in the subsidiaries of the Seller pursuant to the term of the Asset Purchase Agreement.

“Acquisition Documents” means the Asset Purchase Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any floating rate note on any applicable redemption date, the greater of:

(1) 1% of the then outstanding principal amount of the floating rate note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the floating rate note, at June 15, 2006 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the floating rate note through June 15, 2006 based on the interest rate in effect on the redemption date (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the floating rate note.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of November 18, 2004 among the Seller, Parent and the Issuer, as amended, supplemented or modified from time to time.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments;”

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $7.5 million;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) any exchange of assets for assets related to a Similar Business of comparable or greater market value, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair

Market Value in excess of (1) $7.5 million shall be evidenced by an Officers’ Certificate, and (2) $15 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(g) foreclosure on assets of the Issuer or any of its Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(k) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) the grant in the ordinary course of business of any licenses of patents, trademarks, know-how and any other intellectual property; and

(m) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement, the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof in each case with maturities not exceeding two years;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition; and

(8) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; and

(4) less interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (less all fees and expenses relating thereto), including, without limitation, any severance expenses, and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the floating rate indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting (such as, without limitation, capitalized manufacturing profit in inventory) in connection with the Transactions or any acquisition that is consummated after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to any parent company of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded;

(11) any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(14) solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(16) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of FAS 52 shall be excluded; and

(17) solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Issuer calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Issuer during any Reference Period shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or such Guarantor after the Issue Date; provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Issuer or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the floating rate notes, and

(2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means (i) the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Issuer, Parent, certain Subsidiaries of the Issuer, the financial institutions named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company of the Issuer, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the definition of Cumulative Credit in the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the floating rate notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the floating rate notes (including the purchase of any notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the floating rate notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) business optimization expenses and other restructuring charges; provided that with respect to each business optimization expense or other restructuring charge, the Issuer shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsor and the Issuer and its Subsidiaries as described with particularity in the offering memorandum and as in effect on the Issue Date;

less, without duplication,

(6) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent company of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent company’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the net cash proceeds received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Issuer, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the definition of Cumulative Credit in “—Certain Covenants—Limitation on Restricted Payments.”

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, merger or operational change (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Pro Forma Adjusted EBITDA” as set forth in footnote 5 to the “Offering memorandum summary—Summary historical and pro forma consolidated financial data” under “Offering memorandum summary” in the offering memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Fixed Rate Guarantee” means the guarantee of the Fixed Rate Notes by certain Subsidiaries of the Issuer as described in the offering memorandum.

“Fixed Rate Indenture” means the indenture dated December 23, 2004 between the Issuer, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, pursuant to which the Fixed Rate Notes are issued.

“Fixed Rate Notes” means $400.0 million aggregate principal amount of 7 7/8% Senior Subordinated Notes due 2012, as described in the offering memorandum.

“Floating Rate Guarantee” means any guarantee of the obligations of the Issuer under the floating rate indenture and the floating rate notes by any Person in accordance with the provisions of the floating rate indenture.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the floating rate indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Goodman Family Members” means, collectively, (i) Harriet E. Goodman, Harold G. Goodman, John B. Goodman, Betsy G. Abell, Meg Goodman, Hutton Gregory Goodman, Lucy Hughes Abell, Sam Houston Abell, John Bailey Goodman, Jr., Bailey Quin Daniel, Hannah Jane Goodman, Mary Jane Goodman, Harold Viterbo Goodman II, their spouses, parents, siblings and any of their ancestors or descendants (by blood or adoption), (ii) any trust or family limited partnership for the benefit of any of the foregoing, (iii) any other Person that, directly or indirectly, controls, is controlled by or is under common control with any of the foregoing and (iv) the estates of any of the foregoing.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor” means any Person that Incurs a Floating Rate Guarantee; provided that upon the release or discharge of such Person from its Floating Rate Guarantee in accordance with the floating rate indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a floating rate note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or (4) Obligations under or in respect of Qualified Receivables Financing.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means UBS Securities LLC, J.P. Morgan Securities Inc., Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the floating rate notes.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means December 23, 2004, the date on which the floating rate notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of (x) the Goodman Family Members and (y) the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent company of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent company of the Issuer as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent company of the Issuer as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent company of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent company of the Issuer, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the floating rate notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the floating rate notes.

“offering memorandum” means the offering memorandum, dated December 15, 2004 relating to the outstanding floating rate notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the floating rate indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent” means Goodman Global, Inc., a Delaware corporation, formerly known as Frio Holdings, Inc.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the floating rate notes and any Indebtedness which ranks pari passu in right of payment to the floating rate notes; and

(2) with respect to any Guarantor, its Floating Rate Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Floating Rate Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) the Management Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the floating rate indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) advances to employees not in excess of $15 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9), not to exceed 2.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10), not to exceed 3% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent company of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors”;

(16) any Investment by Restricted Subsidiaries of the Issuer in other Restricted Subsidiaries of the Issuer and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Issuer;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales”;

(20) additional Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date not to exceed $15 million at any one time; and

(21) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens securing an aggregate principal amount of Pari Passu Indebtedness not to exceed the greater of (x) the aggregate principal amount of Pari Passu Indebtedness permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 3.25 to 1.00 and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d) or (t) (provided that in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Liens existing on the Issue Date (other than Liens described in clause (6) above);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations not incurred in violation of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s client at which such equipment is located;

(17) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(18) deposits made in the ordinary course of business to secure liability to insurance carriers;

(19) Liens on the Equity Interests of Unrestricted Subsidiaries;

(20) grants of software and other technology licenses in the ordinary course of business;

(21) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the floating rate indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(22) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $20 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Floating Rate Notes”, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that the Issuer or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and other operational changes (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect, among other things, (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, merger or operational change (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Pro Forma Adjusted EBITDA” as set forth in footnote 5 to the “Offering memorandum summary—Summary historical and pro forma consolidated financial data” under “Offering memorandum summary” in the offering memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller” means Goodman Global Holdings, Inc., a Texas corporation.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the manufacturing, assembly and distribution of heating, ventilation and air-conditioning equipment, or the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) one or more investment funds controlled by Apollo Management, L.P. and its Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors, provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the floating rate notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Floating Rate Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the floating rate indenture.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

“Transactions” means the Acquisition and the transactions related thereto, the offering of floating rate notes being offered hereby and borrowings made pursuant to the Credit Agreement and, to the extent applicable, funding in a Receivables Financing on the Issue Date.

“Treasury Rate” means as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 15, 2006; provided, however, that if the period from such redemption date to June 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the floating rate indenture.

“Trustee” means the respective party named as such in the floating rate indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF FIXED RATE EXCHANGE NOTES

The terms of the fixed rate exchange notes to be issued in the exchange offer are identical in all respects to the terms of the outstanding fixed rate notes of the same series, except for the transfer restrictions and registration rights relating to the outstanding fixed rate notes. In the case of each series, any outstanding fixed rate notes that remain outstanding after the exchange offer, together with the fixed rate exchange notes issued in the exchange offer, will be treated as a single class of securities for voting purposes under the applicable indenture under which they were issued. You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the words “Issuer” and “we”, “us” and “our” mean Goodman Global Holdings, Inc. and not any of its subsidiaries. References to the “notes” refer to the original and exchange notes.

We issued $400.0 million in aggregate principal amount of the outstanding fixed rate notes to the initial purchasers on December 23, 2004. The initial purchasers sold the outstanding fixed rate notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. The terms of the fixed rate exchange notes are substantially identical to the terms of the outstanding fixed rate notes. However, the fixed rate exchange notes are not subject to transfer restrictions or registration rights unless held by certain broker-dealers, affiliates of Goodman Global Holdings or certain other persons. See “The Exchange Offer—Transferability of the Exchange Notes.” In addition, we do not plan to list the fixed rate exchange notes on any securities exchange or seek quotation on any automated quotation system. The outstanding fixed rate notes are listed on Nasdaq’s PORTAL system.

For purposes of this summary, the term “fixed rate notes” refers to both the 7 7/8% Series B Senior Subordinated Notes due 2012 and the 7 7/8% Series A Senior Subordinated Notes due 2012.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the fixed rate notes. Copies of the indenture and the registration rights agreement are available upon request to the Company at the address indicated under “Where You Can Find More Information About Us.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a fixed rate note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

General

The fixed rate notes were issued under an indenture (the “fixed rate indenture”), dated as of December 23, 2004, among the Issuer, the Guarantors, and Wells Fargo Bank, National Association, as Trustee. Copies of the fixed rate indenture may be obtained from the Issuer upon request.

We issued the fixed rate notes with an initial aggregate principal amount of $400.0 million. We may issue additional fixed rate notes from time to time after this offering. Any offering of additional fixed rate notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Except as set forth under “—Amendments and Waivers,” the fixed rate notes and any additional fixed rate notes subsequently issued under the fixed rate indenture will be treated as a single class for all purposes under the fixed rate indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the fixed rate notes will be payable, and the fixed rate notes may be exchanged or transferred, at the office or agency of the Issuer (which initially shall be the principal corporate trust office of the Trustee).

The fixed rate notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of fixed rate notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Fixed Rate Notes

The fixed rate notes are the unsecured senior subordinated obligations of the Issuer and will mature on December 15, 2012. Each fixed rate note bears interest at a rate per annum shown on the front cover of this prospectus from December 23, 2004 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on June 1 or December 1 immediately preceding the interest payment date on June 15 and December 15 of each year, which commenced on June 15, 2005.

Optional Redemption

On or after December 15, 2008, the Issuer may redeem the fixed rate notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2008	103.938%
2009	101.969%
2010 and thereafter	100.000%

In addition, prior to December 15, 2008, the Issuer may redeem the fixed rate notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the fixed rate notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to December 15, 2007, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the fixed rate notes (calculated after giving effect to any issuance of additional fixed rate notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 107.875%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the fixed rate notes (calculated after giving effect to any issuance of additional fixed rate notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of fixed rate notes being redeemed and otherwise in accordance with the procedures set forth in the fixed rate indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption, selection of the fixed rate notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such fixed rate notes are listed, or if such fixed rate notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no fixed rate notes of $1,000 or less shall be redeemed in part. If any fixed rate note is to be redeemed in part only, the notice of redemption relating to such fixed rate note shall state the portion of the principal amount thereof to be redeemed. A new fixed rate note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original fixed rate note. On and after the redemption date, interest will cease to accrue on fixed rate notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the fixed rate notes to be redeemed.

Ranking

The indebtedness evidenced by the fixed rate notes will be unsecured senior subordinated Indebtedness of the Issuer, will be subordinated in right of payment, as set forth in the fixed rate indenture, to all existing and future Senior Indebtedness of the Issuer, will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of the Issuer and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The fixed rate notes will also be effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “—Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein if the deposit of such money or U.S. Government Obligations into the defeasance trust did not otherwise violate the subordination provisions of the fixed rate indenture.

The indebtedness evidenced by the Fixed Rate Guarantees will be unsecured senior subordinated Indebtedness of the applicable Guarantor, will be subordinated in right of payment, as set forth in the fixed rate indenture, to all existing and future Senior Indebtedness of such Guarantor, will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of such Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Fixed Rate Guarantees will also be effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At September 30, 2005

(1) Issuer and its Subsidiaries had $600.0 million aggregate principal amount of Senior Indebtedness outstanding (excluding approximately $37.3 million of letters of credit and unused commitments and up to $137.7 million that may be borrowed under our revolving credit facility), $347.4 million of which would have been Secured Indebtedness; and

(2) the Issuer and its Subsidiaries had no Pari Passu Indebtedness outstanding (other than the fixed rate notes), and no Subordinated Indebtedness outstanding.

Although the fixed rate indenture will contain limitations on the amount of additional Indebtedness which the Issuer and its Restricted Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the fixed rate notes. The fixed rate notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Guarantors. Although the fixed rate indenture will limit the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. The Issuer’s Subsidiaries that are not Guarantors had no Indebtedness outstanding as of September 30, 2005.

“Senior Indebtedness” with respect to the Issuer or any of its Restricted Subsidiaries means all Indebtedness and any Receivables Repurchase Obligation of the Issuer or any such Restricted Subsidiary, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Restricted Subsidiary of the Issuer at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of the Issuer or such Restricted Subsidiary, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(1) any obligation of the Issuer to any Subsidiary of the Issuer (other than any Receivables Repurchase Obligation) or of any Subsidiary of the Issuer to the Issuer, or of any Subsidiary to the Issuer or any other Subsidiary of the Issuer,

(2) any liability for Federal, state, local or other taxes owed or owing by the Issuer or such Restricted Subsidiary,

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

(4) any Indebtedness or obligation of the Issuer or any Restricted Subsidiary which is subordinate or junior in any respect to any other Indebtedness or obligation of the Issuer or such Restricted Subsidiary, as applicable, including any Pari Passu Indebtedness and any Subordinated Indebtedness,

(5) any obligations with respect to any Capital Stock, or

(6) any Indebtedness Incurred in violation of the fixed rate indenture but, as to any such Indebtedness Incurred under the Credit Agreement, no such violation shall be deemed to exist for purposes of this clause (6) if the holders of such Indebtedness or their Representative shall have received an Officers’ Certificate to the effect that the Incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the fixed rate indenture.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

Only Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness will rank senior to the fixed rate notes or the relevant Fixed Rate Guarantee in accordance with the provisions of the fixed rate indenture. The fixed rate notes and each Fixed Rate Guarantee will in all respects rank pari passu with all other Pari Passu Indebtedness of the Issuer and the relevant Guarantor, respectively.

The Issuer may not pay principal of, premium (if any) or interest on, the fixed rate notes or make any deposit pursuant to the provisions described under “—Defeasance” below and may not otherwise purchase, redeem or otherwise retire any fixed rate notes (except that holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under “—Defeasance”) (collectively, “pay the fixed rate notes”) if:

(1) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness of the Issuer occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness of the Issuer is not paid when due, or

(2) any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness of the Issuer is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash.

However, the Issuer may pay the fixed rate notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness of the Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer may not pay the fixed rate notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a “Blockage Notice”) of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice; (2) by repayment in full in cash of such Designated Senior Indebtedness; or (3) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness have or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness or a payment default exists, the Issuer may resume payments on the fixed rate notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being understood that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Payment Blockage Period that, in either case, would give rise to an event of default pursuant to any provision of the Designated Senior Indebtedness under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property, the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of the Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the noteholders are entitled to receive any payment and until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which noteholders would be entitled but for the subordination provisions of the fixed rate indenture will be made to holders of the Senior Indebtedness of the Issuer as their interests may appear (except that holders of fixed rate notes may receive and retain (1) Permitted Junior Securities, and (2) payments made from the trust described under “—Defeasance” so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the fixed rate notes without violating the subordination provisions described herein). If a distribution is made to noteholders that due to the subordination provisions of the fixed rate indenture should not have been made to them, such noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

If payment of the fixed rate notes is accelerated because of an Event of Default, the Issuer or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration.

By reason of such subordination provisions contained in the fixed rate indenture, in the event of insolvency, creditors of the Issuer who are holders of Senior Indebtedness may recover more, ratably, than the noteholders, and creditors of the Issuer who are not holders of Senior Indebtedness or of Pari Passu Indebtedness (including the fixed rate notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Pari Passu Indebtedness.

The fixed rate indenture will contain substantially similar subordination provisions relating to each Guarantor’s obligations under its Fixed Rate Guarantee.

Fixed Rate Guarantees

Each of the Issuer’s direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries, other than AsureCare Corp., on the Issue Date that guarantee Indebtedness under the Credit Agreement will jointly and severally irrevocably and unconditionally guarantee on an unsecured senior subordinated basis (in the same manner and to the same extent that the fixed rate notes are subordinated to Senior Indebtedness) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the fixed rate indenture and the fixed rate notes, whether for payment of principal of, premium, if any, or interest or additional interest on the fixed rate notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Fixed Rate Guarantees.

Each Fixed Rate Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Fixed Rate Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness or issues shares of Disqualified Stock to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the fixed rate notes on the same unsecured senior basis. See “—Certain Covenants—Future Guarantors.”

Each Fixed Rate Guarantee will be a continuing guarantee and shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) subject to the next succeeding paragraph, be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Fixed Rate Guarantee of a Subsidiary Guarantor will be automatically released upon:

(1)    (a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the fixed rate indenture,

(b) the Issuer designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the fixed rate notes pursuant to the covenant described under “—Certain Covenants—Future Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the fixed rate notes, and

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the fixed rate indenture are discharged in accordance with the terms of the fixed rate indenture; and

(2) in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer.

A Fixed Rate Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer which results in the obligation to guarantee the fixed rate notes.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s fixed rate notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem fixed rate notes as described under “—Optional Redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer; or

(3) individuals who on the Issue Date constituted the Board of Directors of the Issuer (together with any new directors whose election by such Board of Directors of the Issuer or whose nomination for election by the shareholders of the Issuer was approved by (a) a vote of a majority of the directors of the Issuer then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Issuer then in office.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness or other Senior Indebtedness restrict or prohibit the repurchase of fixed rate notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1) repay in full all Bank Indebtedness and such Senior Indebtedness; or

(2) obtain the requisite consent, if required, under the agreements governing the Bank Indebtedness and such Senior Indebtedness to permit the repurchase of the fixed rate notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the fixed rate notes as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder’s fixed rate notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its fixed rate notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the fixed rate indenture applicable to a Change of Control Offer made by the Issuer and purchases all fixed rate notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control. Fixed rate notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of fixed rate notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Fixed rate notes purchased by a third party pursuant to the preceding paragraph will have the status of fixed rate notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of fixed rate notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the Initial Purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the fixed rate indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the fixed rate notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of fixed rate notes to require the Issuer to repurchase such fixed rate notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The fixed rate indenture will contain covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The fixed rate indenture will provide that:

(1) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of its Restricted Subsidiaries (other than a Guarantor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary that is a Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Issuer and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $700 million outstanding at any one time, less the amount of any such Indebtedness permanently retired with the Net Proceeds from any Asset Sale applied from and after the Issue Date to reduce the outstanding amounts pursuant to the covenant described under “—Asset Sales”; provided that in no event shall the aggregate principal amount of Indebtedness permitted pursuant to this clause (a) be reduced to an amount less than $500 million;

(b) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Floating Rate Notes, the Floating Rate Guarantee, the fixed rate notes (not including any additional fixed rate notes) and the Fixed Rate Guarantee, as applicable (including exchange notes and related guarantees thereof);

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of $75.0 million and 3.5% of Total Assets at the time of Incurrence;

(e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the fixed rate indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the obligations of the Issuer under the fixed rate notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Fixed Rate Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the fixed rate indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $100 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the fixed rate indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the fixed rate notes or the Fixed Rate Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Fixed Rate Guarantee with respect to the fixed rate notes substantially to the same extent as such Indebtedness is subordinated to the fixed rate notes or the Fixed Rate Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that was due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of any notes then outstanding;

(2) has a Stated Maturity which the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) one year following the last maturity date of any notes then outstanding;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the fixed rate notes or the Fixed Rate Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the fixed rate notes or the Fixed Rate Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor that refinances Indebtedness of the Issuer or a Restricted Subsidiary that is a Subsidiary Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d), (s) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d), (s) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d), (s) and (t);

provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of the senior subordinated notes or any Senior Indebtedness.

(o) Indebtedness, Disqualified Stock of Preferred Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the fixed rate indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided, further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its Incurrence;

(r) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s) Contribution Indebtedness;

(t) (a) if the Issuer could Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Restricted Subsidiaries that are not Guarantors not otherwise permitted hereunder or (b) if the Issuer could not Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Restricted Subsidiaries that are not Guarantors Incurred for working capital purposes, provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $15 million and 10% of the consolidated assets of the Restricted Subsidiaries that are not Guarantors; and

(u) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (u) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar- denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The fixed rate indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8) and (13) (only to the extent of one-half of the amounts paid pursuant to such clause) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from January 1, 2005 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer or any direct or indirect parent company of the Issuer (other than Disqualified Stock); plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the next succeeding paragraph),

(B) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) of the definition of “Cumulative Credit” shall be determined in good faith by the Issuer and

(A) in the event of property with a Fair Market Value in excess of $7.5 million, shall be set forth in an Officers’ Certificate or

(B) in the event of property with a Fair Market Value in excess of $15 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the fixed rate indenture;

(2)    (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer any direct or indirect parent company of the Issuer or Subordinated Indebtedness of the Issuer or any Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Subsidiary Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b) such Indebtedness is subordinated to the fixed rate notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) one year following the Stated Maturity of the fixed rate notes, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of any notes then outstanding;

(4) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent company of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent company of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $12.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $20 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent company of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent company of the

Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent company of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Issue Date;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and (b) to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Issuer issued after the Issue Date; provided, however, that, (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $25 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent of the Issuer, as the case may be, to fund the payment by any direct or indirect parent of the Issuer, as the case may be, of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $50 million;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12) the payment of dividends or other distributions to any direct or indirect parent company of the Issuer in amounts required for such parent company to pay federal, state or local income taxes (as the case may be) imposed directly on such parent company to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries (including, without limitation, by virtue of such parent company being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members);

(13) the payment of dividends, other distributions or other amounts or the making of loans or advances by the Issuer, if applicable:

(a) in amounts equal to the amounts required for any direct parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct parent of the Issuer, if applicable, and general corporate overhead expenses of any direct parent of the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b) in amounts equal to amounts required for any direct parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(14) cash dividends or other distributions on the Issuer’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Issuer to, fund the payment of fees and expenses incurred in connection with the Transactions or owed by the Issuer or any direct or indirect parent company of the Issuer, as the case may be, or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all fixed rate notes tendered by holders of the fixed rate notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(18) any payments made in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The fixed rate indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

(2) the Floating Rate Indenture, the fixed rate indenture and the fixed rate notes (and any exchange notes and guarantees thereof);

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument relating to Indebtedness of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness of any Restricted Subsidiary of the Issuer (i) that is a Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by a Foreign Subsidiary of the Issuer subsequent to the Issue Date pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The fixed rate indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the fixed rate notes) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 2% of Total Assets and $35 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:

(1) to permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness or Pari Passu Indebtedness (provided that if the Issuer or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the fixed rate notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of fixed rate notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer,

(2) to an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case used or useful in a Similar Business, and/or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

provided that (x) in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment and, (y) in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into such a commitment under clause (y) one time with respect to each Asset Sale.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The fixed rate indenture will provide that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase fixed rate notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15 million, the Issuer shall make an offer to all holders of fixed rate notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of fixed rate notes (and such Pari Passu Indebtedness), that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the fixed rate indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $15 million by mailing the notice required pursuant to the terms of the fixed rate indenture, with a copy to the Trustee. To the extent that the aggregate amount of fixed rate notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of fixed rate notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the fixed rate notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the fixed rate notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the fixed rate indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the fixed rate indenture by virtue thereof.

If more fixed rate notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such fixed rate notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such fixed rate notes are listed, or if such fixed rate notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no fixed rate notes of $1,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of fixed rate notes at such holder’s registered address. If any fixed rate note is to be purchased in part only, any notice of purchase that relates to such fixed rate note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates. The fixed rate indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) (a) transactions between or among the Issuer and/or any of its Restricted Subsidiaries and (b) any merger of the Issuer and any direct parent company of the Issuer; provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger is otherwise in compliance with the terms of the fixed rate indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the fixed rate indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsors to the extent described with particularity in the offering memorandum;

(4) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent company of the Issuer;

(5) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are made (x) pursuant to the agreements with the Sponsors described in the offering memorandum or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans to employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the fixed rate notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as described in the offering memorandum;

(9) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the fixed rate notes in any material respect than the original agreement as in effect on the Issue Date;

(10) the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in the offering memorandum;

(11) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the fixed rate indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent company of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16) any contribution to the capital of the Issuer;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent company of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent company, as the case maybe, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries; and

(20) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business.

Liens. The fixed rate indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Issuer or such Restricted Subsidiary of the Issuer, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of the Issuer or any Guarantor unless the fixed rate notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the fixed rate notes) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Issuer or any Restricted Subsidiary of the Issuer to secure the fixed rate notes if the Lien consists of a Permitted Lien; provided that any Lien which is granted to secure the notes or such Guarantee under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes or such Guarantee under this covenant.

Limitation on Other Senior Subordinated Indebtedness. The fixed rate indenture will provide that the Issuer will not, and will not permit any other Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Indebtedness of any such Guarantor, as the case may be, unless such Indebtedness is either:

(1) pari passu in right of payment with the fixed rate notes or such Guarantor’s Fixed Rate Guarantee, as the case may be, or

(2) subordinate in right of payment to the fixed rate notes or such Guarantor’s Fixed Rate Guarantee, as the case may be.

Reports and Other Information. The fixed rate indenture will provide that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), reports on Form 10-Q (or any successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of fixed rate notes, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a) the rules and regulations of the SEC permit the Issuer and any direct or indirect parent company of the Issuer to report at such parent entity’s level on a consolidated basis and

(b) such parent entity of the Issuer is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant.

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the registration rights agreement relating to the notes or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such registration rights agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth.

In the event that any direct or indirect parent company of the Issuer is or becomes a Guarantor of the notes, the fixed rate indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent company and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Guarantors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

Future Guarantors. The fixed rate indenture will provide that the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that guarantees any Indebtedness of the Issuer or any of its Restricted Subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the fixed rate notes. Each Fixed Rate Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Fixed Rate Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the fixed rate indenture described under “—Fixed Rate Guarantees.”

Merger, Consolidation or Sale of All or Substantially All Assets

The fixed rate indenture will provide that the Issuer may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the fixed rate indenture and the fixed rate notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Fixed Rate Guarantee shall apply to such Person’s obligations under the fixed rate indenture and the fixed rate notes; and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the fixed rate indenture.

The Successor Company will succeed to, and be substituted for, the Issuer under the fixed rate indenture and the fixed rate notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

The fixed rate indenture will further provide that subject to certain limitations in the fixed rate indenture governing release of a Fixed Rate Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Guarantor, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in the offering memorandum) unless:

(1) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the fixed rate indenture and such Guarantors’ Fixed Rate Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; and

(3) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the fixed rate indenture.

Subject to certain limitations described in the fixed rate indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the fixed rate indenture and such Guarantor’s Fixed Rate Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby and (2) a Guarantor may merge with another Guarantor or the Issuer.

Notwithstanding the foregoing, any Guarantor may consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to, (x) the Issuer or any Guarantor or (y) any Restricted Subsidiary of the Issuer that is not a Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Issue Date shall not exceed 5% of the consolidated assets of the Issuer and the Guarantors as shown on the most recent available balance sheet of the Issuer and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions described in the offering memorandum).

Defaults

An Event of Default will be defined in the fixed rate indenture as:

(1) a default in any payment of interest on any fixed rate note when due, whether or not prohibited by the provisions described under “—Ranking” above, continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any fixed rate note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not prohibited by the provisions described under “—Ranking” above,

(3) the failure by the Issuer to comply with its obligations under the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” above,

(4) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the fixed rate notes or the fixed rate indenture,

(5) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $20 million or its foreign currency equivalent (the “cross-acceleration provision”),

(6) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(7) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $20 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(8) any Fixed Rate Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under the fixed rate indenture or any Fixed Rate Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding fixed rate notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding fixed rate notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the fixed rate notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the fixed rate notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding fixed rate notes may rescind any such acceleration with respect to the fixed rate notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the fixed rate notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the fixed rate notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the fixed rate indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the fixed rate indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the fixed rate indenture or the fixed rate notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding fixed rate notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding fixed rate notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding fixed rate notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the fixed rate indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the fixed rate indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The fixed rate indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of fixed rate notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any fixed rate note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the fixed rate indenture may be amended with the consent of the holders of a majority in principal amount of the fixed rate notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the fixed rate notes then outstanding. However, without the consent of each holder of an outstanding fixed rate note affected, no amendment may, among other things:

(1) reduce the amount of fixed rate notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any fixed rate note,

(3) reduce the principal of or change the Stated Maturity of any fixed rate note,

(4) reduce the premium payable upon the redemption of any fixed rate note or change the time at which any fixed rate note may be redeemed as described under “—Optional Redemption” above,

(5) make any fixed rate note payable in money other than that stated in such fixed rate note,

(6) make any change to the subordination provisions of the fixed rate indenture that adversely affects the rights of any holder,

(7) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s fixed rate notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s fixed rate notes,

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions, or

(9) modify the Fixed Rate Guarantee in any manner adverse to the holders.

Without the consent of any holder, the Issuer and Trustee may amend the fixed rate indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer under the fixed rate indenture, to provide for uncertificated fixed rate notes in addition to or in place of certificated fixed rate notes (provided that the uncertificated fixed rate notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated fixed rate notes are described in Section 163(f)(2)(B) of the Code), to add Fixed Rate Guarantee with respect to the fixed rate notes, to secure the fixed rate notes, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the fixed rate indenture under the TIA to effect any provision of the fixed rate indenture or to make certain changes to the fixed rate indenture to provide for the issuance of additional fixed rate notes.

The consent of the noteholders is not necessary under the fixed rate indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the fixed rate indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any equity interests in the Issuer or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer under the fixed rate notes, the fixed rate indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of fixed rate notes by accepting a fixed rate note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the fixed rate notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange fixed rate notes in accordance with the fixed rate indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the fixed rate indenture. The Issuer is not required to transfer or exchange any fixed rate note selected for redemption or to transfer or exchange any fixed rate note for a period of 15 days prior to a selection of fixed rate notes to be redeemed. The fixed rate notes will be issued in registered form and the registered holder of a fixed rate note will be treated as the owner of such fixed rate note for all purposes.

Satisfaction and Discharge

The fixed rate indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of fixed rate notes, as expressly provided for in the fixed rate indenture) as to all outstanding fixed rate notes when:

(1) either (a) all the fixed rate notes theretofore authenticated and delivered (except lost, stolen or destroyed fixed rate notes which have been replaced or paid and fixed rate notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the fixed rate notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the fixed rate notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the fixed rate notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Guarantors have paid all other sums payable under the fixed rate indenture; and

(3) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the fixed rate indenture relating to the satisfaction and discharge of the fixed rate indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the fixed rate notes and the fixed rate indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the fixed rate notes, to replace mutilated, destroyed, lost or stolen fixed rate notes and to maintain a registrar and paying agent in respect of the fixed rate notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Fixed Rate Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the fixed rate notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the fixed rate notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) with respect only to Significant Subsidiaries or (8) under “—Defaults” or because of the failure of the Issuer to comply with “—Merger, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of fixed rate notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the fixed rate notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the fixed rate indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the fixed rate notes.

Governing Law

The fixed rate indenture will provide that it and the fixed rate notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Acquisition” means the acquisition by the Issuer of all of the outstanding right, title and interests in and to the assets (other than certain excluded assets) of the Seller and all of the outstanding interests in the subsidiaries of the Seller pursuant to the term of the Asset Purchase Agreement.

“Acquisition Documents” means the Asset Purchase Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any fixed rate note on any applicable redemption date, the greater of:

(1) 1% of the then outstanding principal amount of the fixed rate note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the fixed rate note, at December 15, 2008 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the fixed rate note through December 15, 2008 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the fixed rate note.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of November 18, 2004 among the Seller, Parent and the Issuer, as amended, supplemented or modified from time to time.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments;”

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $7.5 million;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) any exchange of assets for assets related to a Similar Business of comparable or greater market value, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $7.5 million shall be evidenced by an Officers’ Certificate, and (2) $15 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(g) foreclosure on assets of the Issuer or any of its Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(k) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) the grant in the ordinary course of business of any licenses of patents, trademarks, know-how and any other intellectual property; and

(m) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement, the other Senior Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof in each case with maturities not exceeding two years;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition; and

(8) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; and

(4) less interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (less all fees and expenses relating thereto), including, without limitation, any severance expenses, and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the fixed rate indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting (such as, without limitation, capitalized profit inventory) in connection with the Transactions or any acquisition that is consummated after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted

Payments,” the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to any parent company of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded;

(11) any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(14) solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(16) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of FAS 52 shall be excluded; and

(17) solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Issuer calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Issuer during any Reference Period shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a

Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or such Guarantor after the Issue Date; provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Issuer or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the fixed rate notes, and

(2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means (i) the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Issuer, Parent, certain Subsidiaries of the Issuer, the financial institutions named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit

Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company of the Issuer, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the definition of Cumulative Credit contained in the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Designated Senior Indebtedness” means, with respect to the Issuer or a Guarantor:

(1) the Bank Indebtedness;

(2) the Floating Rate Notes; and

(3) any other Senior Indebtedness of the Issuer or such Guarantor which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $25 million and is specifically designated by the Issuer or such Guarantor in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the fixed rate indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the fixed rate notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the fixed rate notes (including the purchase of any notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the fixed rate notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) business optimization expenses and other restructuring charges; provided that with respect to each business optimization expense or other restructuring charge, the Issuer shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsor and the Issuer and its Subsidiaries as described with particularity in the offering memorandum and as in effect on the Issue Date;

less, without duplication,

(6) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent company of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent company’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the net cash proceeds received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Issuer, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments.”

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, merger or operational change (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Pro Forma Adjusted EBITDA” as set forth in footnote 5 to the “Offering memorandum summary—Summary historical and pro forma financial information” under “Offering memorandum summary” in the offering memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Fixed Rate Guarantee” means any guarantee of the obligations of the Issuer under the fixed rate indenture and the fixed rate notes by any Person in accordance with the provisions of the fixed rate indenture.

“Floating Rate Guarantee” means the guarantee of the Floating Rate Notes by certain subsidiaries of the Issuer as described in the offering memorandum.

“Floating Rate Indenture” means the indenture dated December 23, 2004 between the Issuer, the guarantors named therein and Wells Fargo Bank, National Association, as trustee pursuant to which the Floating Rate Notes are issued.

“Floating Rate Notes” means $250.0 million aggregate principal amount of Senior Floating Rate Notes due 2012, as described in the offering memorandum.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the fixed rate indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Goodman Family Members” means, collectively, (i) Harriet E. Goodman, Harold G. Goodman, John B. Goodman, Betsy G. Abell, Meg Goodman, Hutton Gregory Goodman, Lucy Hughes Abell, Sam Houston Abell, John Bailey Goodman, Jr., Bailey Quin Daniel, Hannah Jane Goodman, Mary Jane Goodman, Harold Viterbo Goodman II, their spouses, parents, siblings and any of their ancestors or descendants (by blood or adoption), (ii) any trust or family limited partnership for the benefit of any of the foregoing, (iii) any other Person that, directly or indirectly, controls, is controlled by or is under common control with any of the foregoing and (iv) the estates of any of the foregoing.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor” means any Person that Incurs a Fixed Rate Guarantee; provided that upon the release or discharge of such Person from its Fixed Rate Guarantee in accordance with the fixed rate indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a fixed rate note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or (4) Obligations under or in respect of Qualified Receivables Financing.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means UBS Securities LLC, J.P. Morgan Securities Inc., Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the fixed rate notes.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means December 23, 2004, the date on which the fixed rate notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of (x) the Goodman Family Members and (y) the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent company of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent company of the Issuer as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent company of the Issuer as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent company of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent company of the Issuer, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the fixed rate notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the fixed rate notes.

“offering memorandum” means the offering memorandum, dated December 15, 2004 relating to the outstanding fixed rate notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the fixed rate indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent” means Goodman Global, Inc., a Delaware corporation, formerly known as Frio Holdings, Inc.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the fixed rate notes and any Indebtedness which ranks pari passu in right of payment to the fixed rate notes; and

(2) with respect to any Guarantor, its Fixed Rate Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Fixed Rate Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsors and (ii) the Management Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the fixed rate indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) advances to employees not in excess of $15 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9), not to exceed 2.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10), not to exceed 3% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent company of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors”;

(16) any Investment by Restricted Subsidiaries of the Issuer in other Restricted Subsidiaries of the Issuer and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Issuer;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales”;

(20) additional Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date not to exceed $15 million at any one time; and

(21) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Junior Securities” shall mean unsecured debt or equity securities of the Issuer or any Guarantor or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer or any Guarantor, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of the Issuer or any Guarantor, as applicable, at least to the same extent that the fixed rate notes are subordinated to the payment of all Senior Indebtedness of the Issuer or any Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Indebtedness of the Issuer or any Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens securing Senior Indebtedness permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (1) or (t) (provided that in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations not incurred in violation of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s client at which such equipment is located;

(17) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(18) deposits made in the ordinary course of business to secure liability to insurance carriers;

(19) Liens on the Equity Interests of Unrestricted Subsidiaries;

(20) grants of software and other technology licenses in the ordinary course of business;

(21) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the fixed rate indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(22) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $20 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer and;

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness or Designated Senior Indebtedness, as applicable; provided that if, and for so long as, such Senior Indebtedness lacks such a Representative, then the Representative for such Senior Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Fixed Rate Notes”, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller” means Goodman Global Holdings, Inc., a Texas corporation.

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the manufacturing, assembly and distribution of heating, ventilation and air-conditioning equipment, or the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) one or more investment funds controlled by Apollo Management, L.P. and its Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors, provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the fixed rate notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Fixed Rate Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the fixed rate indenture.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

“Transactions” means the Acquisition and the transactions related thereto, the offering of fixed rate notes being offered hereby and borrowings made pursuant to the Credit Agreement and, to the extent applicable, funding in a Receivables Financing on the Issue Date.

“Treasury Rate” means as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2008; provided, however, that if the period from such redemption date to December 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the fixed rate indenture.

“Trustee” means the party named as such in the fixed rate indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated;

provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to the exchange of the outstanding notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following summary, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below. This summary only applies to you if you exchange your outstanding notes for exchange notes in the exchange offer. This summary also does not discuss the effect of any applicable U.S. state and local or non-U.S. tax laws or U.S. tax laws other than U.S. income tax law. In addition, this summary does not discuss every aspect of U.S. federal income taxation that may be relevant to you in light of your personal circumstances or if you are otherwise subject to special tax treatment, including, without limitation, if you are:

•	a bank;

•	a financial institution;

•	a holder subject to the alternative minimum tax;

•	a broker or dealer in securities or currencies;

•	an insurance company;

•	a person whose functional currency is not the U.S. dollar;

•	a tax-exempt organization;

•	an investor in a pass-through entity holding the notes;

•	a partnership or other entity treated as a partnership for tax purposes;

•	a U.S. expatriate;

•	a person holding notes as a part of a hedging or conversion transaction or a straddle for tax purposes; or

•	a foreign person or entity.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The exchange of the outstanding notes for the exchange notes in the exchange offer should not be treated as an “exchange” for federal income tax purposes, because the exchange notes should not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes should not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes should have the same tax attributes as the outstanding notes and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until May 16, 2006, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. By delivering a prospectus, however, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents. We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer (including the expenses of one counsel for the holder of the outstanding notes) other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the exchange notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and guarantees offered hereby will be passed upon us by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of Goodman Global Holdings, Inc. as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004 appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

GOODMAN GLOBAL HOLDINGS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30, 2005	December 31, 2004
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$40,918	$3,856
Restricted cash	2,600	2,600
Accounts receivable, net of allowance for doubtful accounts ($11.7 million in 2005; $8.1 million in 2004)	237,160	160,832
Inventories	280,774	300,971
Other current assets	15,543	14,277

Total current assets	576,995	482,536
Property, plant, and equipment, net	144,632	141,779
Goodwill	347,370	339,842
Identifiable intangibles	429,115	436,316
Deferred tax assets	102,871	106,687
Deferred financing costs	31,578	35,598
Other assets	519	1,837

Total assets	$1,633,080	$1,544,595

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$128,876	$55,365
Accrued warranty	54,950	59,479
Deferred tax liabilities	13,192	12,350
Other accrued expenses	78,740	56,081
Current portion of long-term debt	3,500	3,500

Total current liabilities	279,258	186,775
Long-term debt, less current portion	993,875	996,500
Intercompany payable—related party	1,210	—
Revolving credit facility	—	24,135
Other long-term liabilities	8,506	8,938
Common stock, par value $.01, 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	332,913	332,913
Retained earnings	15,136	(4,666)
Accumulated other comprehensive income	2,182	—

Total shareholders’ equity	350,231	328,247

Total liabilities and shareholders’ equity	$1,633,080	$1,544,595

The accompanying notes are an integral part of the consolidated financial statements.

GOODMAN GLOBAL HOLDINGS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005 Successor	2004 Predecessor	2005 Successor	2004 Predecessor
	(Unaudited, in thousands)
Sales, net	$451,272	$376,266	$1,168,713	$1,034,071
Costs and expenses:
Cost of goods sold	346,458	287,029	939,288	794,810
Selling, general, and administrative expenses	41,869	30,943	121,403	106,979
Depreciation expense	4,488	4,797	13,033	13,526
Amortization expense	2,400	—	7,200	—

Operating profit	56,057	53,497	87,789	118,756
Interest expense	19,304	2,994	56,028	8,693
Other income, net	(49)	(839)	(436)	(1,250)

Earnings before taxes	36,802	51,342	32,197	111,313
Provision for income taxes	14,169	174	12,396	565

Net income	$22,633	$51,168	$19,801	$110,748

The accompanying notes are an integral part of the consolidated financial statements.

GOODMAN GLOBAL HOLDINGS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2005 Successor	2004 Predecessor
	(Unaudited, in thousands)
Net cash provided by operating activities	$76,475	$62,188

Investing activities:
Purchases of property, plant, and equipment	(18,456)	(21,256)
Proceeds from sale of assets	3,567	1,106
Other assets and liabilities	—	920

Net cash used in investing activities	(14,889)	(19,230)

Financing activities:
Repayments of long-term debt	(2,625)	(13,000)
Net borrowings (payments) under revolving credit facility	(24,135)	3,000
Principal payments on notes payable and capital leases	—	(262)
Receipt from intercompany payable—related party	1,210	—
Working capital adjustment	1,330	—
Other transaction costs	(304)	—
Distributions to former shareholders	—	(30,723)

Net cash used in financing activities	(24,524)	(40,985)

Net increase in cash	37,062	1,973
Cash at beginning of period	3,856	5,359

Cash at end of period	$40,918	$7,322

The accompanying notes are an integral part of the consolidated financial statements.

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Three and Nine Months Ended September 30, 2005

1. Basis of Presentation

The accompanying unaudited consolidated condensed financial statements of Goodman Global Holdings, Inc. (the “Company”) have been prepared in accordance with Rule 10-01 of Regulation S-X for interim financial statements required to be filed with the Securities and Exchange Commission and do not include all information and footnotes required by generally accepted accounting principles in the United States for complete financial statements. However, the information furnished herein reflects all normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. The results of operations for the three and nine months ended September 30, 2005 are not necessarily indicative of the results that will be realized for the fiscal year ending December 31, 2005.

The preparation of consolidated condensed financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2004.

The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information. As the Company’s consolidated financial information is reviewed by the chief decision makers, and the business is managed under one operating and marketing strategy, the Company operates under one reportable segment.

On December 23, 2004, the Company was acquired under an Asset Purchase Agreement by affiliates of Apollo Management L.P., Company senior management, and certain trusts associated with members of the Goodman family (“Acquisition”). The financial statements for the periods ended subsequent to December 23, 2004, reflect the Company subsequent to the Acquisition (“Successor”). The financial information for the periods prior to December 23, 2004, represent the Company prior to the Acquisition (“Predecessor”). During the first quarter of 2005, in accordance with the Asset Purchase Agreement, the parties agreed upon a $1.3 million purchase price adjustment related to a change in working capital. The purchase price adjustment was recorded as a decrease to goodwill. The initial purchase price allocation made by the Company is preliminary and subject to change for a period of one year following the acquisition. However, management believes that the preliminary allocation is materially accurate.

2. Significant Balance Sheet Accounts

Restricted Cash

At September 30, 2005 and December 31, 2004, the restricted cash pertains to the Company’s extended warranty program.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (“FIFO”) method. As a result of the Acquisition, the Company’s inventory was increased by $44.0 million as of the date of the Acquisition to reflect the fair market value to the extent of the new investors’ ownership of the in-process and finished goods inventory in excess of historical costs. In the quarter ended March 31, 2005, $39.6 million of the remaining fair

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Three and Nine Months Ended September 30, 2005

market value adjustment was effectively reversed as the related acquired inventory was sold and replaced by manufactured inventory valued at cost. The impact to our statement of operations was an increase to our cost of goods sold.

Inventories consist of the following:

	September 30,	December 31,
	2005	2004
	(In thousands)
Raw materials and parts	$21,347	$28,161
Finished goods	259,427	272,810

	$280,774	$300,971

Property, Plant & Equipment

Property, plant, and equipment consist of the following:

	September 30,	December 31,
	2005	2004
	(In thousands)
Land	$12,199	$13,153
Buildings and improvements	55,159	53,181
Equipment	73,277	68,292
Construction-in-progress	16,960	7,702

	157,595	142,328
Less: Accumulated depreciation	(12,963)	(549)

	$144,632	$141,779

Identifiable Intangibles

Identifiable intangibles at September 30, 2005, consist of the following:

	Gross	Accumulated Amortization	Net
	(In thousands)
Identifiable intangibles subject to amortization:
Customer relationships	$291,560	$5,646	$285,914
Technology	15,760	1,221	14,539
Contracts	11,032	570	10,462

Total identifiable intangibles subject to amortization:	318,352	7,437	310,915
Indefinite-lived trade names	118,200	—	118,200

Total identifiable intangibles	$436,552	$7,437	$429,115

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Three and Nine Months Ended September 30, 2005

Accrued Warranty

A roll-forward for accrued warranties is as follows:

	Nine Months Ended September 30, 2005	Twelve Months Ended December 31, 2004
	(In thousands)
At the beginning of the period	$59,479	$61,366
Current period accruals	24,518	34,145
Current period uses	(29,047)	(36,032)

At the end of the period	$54,950	$59,479

Other Accrued Expenses

Other accrued expenses consist of the following significant items:

	September 30, 2005	December 31, 2004
	(In thousands)
Accrued rebates	$14,235	$15,067
Accrued self insurance	16,621	16,487
Accrued interest	18,094	1,484
Other	29,790	23,043

	$78,740	$56,081

3. Stock Option Plan

The Company accounts for stock-based compensation using Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock-based compensation plan. Under APB 25, if the exercise price of employee stock options equals or exceeds the fair value of the underlying stock on the date of grant and all other terms of the option grant are fixed, no compensation expense is recognized. The exercise price of the options granted pursuant to the Company’s stock option plan equals the fair market value of the underlying stock on the date of grant, as determined by the Board of Directors of the Company. The compensation expense that would have been recognized on a pro-forma basis, consistent with SFAS 123 for the three and nine months ended September 30, 2005, would have been $0.3 million and $1.2 million, respectively.

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Three and Nine Months Ended September 30, 2005

4. Comprehensive Income

Total comprehensive income for the periods is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(In thousands)
Net income	$22,633	$51,168	$19,801	$110,748
Change in fair value of derivatives, net of tax	1,471	291	1,997	1,091
Derivative instruments reclassified into earnings, net of tax	—	269	—	806
Foreign currency translation adjustment	567	—	185	—

Comprehensive income	$24,671	$51,728	$21,983	$112,645

5. Income Taxes

Prior to the Acquisition, income of the Predecessor, except for a small portion of the Company’s operations, was reported for federal and state income tax purposes by the former shareholders. Generally, the Company made distributions to these shareholders to fund such taxes. Subsequent to the Acquisition, the Company is subject to federal and state income taxes.

6. Long-Term Debt and Derivatives

The Company has $137.7 million in available borrowings under the revolving credit facility at September 30, 2005. Outstanding commercial and standby letters of credit issued under the credit facility totaled $37.3 million as of September 30, 2005.

During the first quarter of 2005, the Company entered into interest rate swaps with a notional amount of $250.0 million to manage variable rate exposure on the floating rate debt that expire in 2007 and 2008. These interest rate derivative instruments have been designated as cash flow hedges. For these qualifying hedges, SFAS No 133, Accounting for Derivative Instruments and Hedging Activities, allows changes in the fair market value of these hedged instruments to be reported in accumulated other comprehensive income. The Company has assessed the effectiveness of the transactions that received hedge accounting. Any ineffectiveness, which generally arises from minor differences between the terms of the swap and terms of the underlying hedged debt, would be recorded in other income, net in the statement of operations. Any such differences, for the three and nine months ended September 30, 2005, were immaterial.

During 2005, the Company also entered into a commodity hedge for its copper supply with the notional amount of approximately $45.0 million that expires on December 31, 2005. The fair market value of the contract as of September 30, 2005 was approximately $2.0 and has been recognized in earnings.

All of the Company’s existing and future U.S. subsidiaries (other than AsureCare Corp., a Florida corporation) guarantee its floating rate notes and fixed rate notes. The Company is structured as a holding company and substantially all of its assets and operations are held by its subsidiaries. There are currently no significant restrictions on the Company’s ability to obtain funds from its subsidiaries by dividend or loan. The independent assets, revenues, income before taxes, and operating cash flows of the parent and non-guarantor

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Three and Nine Months Ended September 30, 2005

subsidiaries in total are less than 3% of the consolidated total. The separate financial statements of the guarantors are not included herein because (i) the subsidiary guarantors have fully and unconditionally, jointly and severally guaranteed the Senior Subordinated Notes, and (ii) the aggregate assets, liabilities, earnings and equity of the subsidiary guarantors is substantially equivalent to the assets, liabilities, earnings, and equity of the Company on a consolidated basis. As a result, the presentation of separate financial statements and other disclosures concerning the subsidiary guarantors is not deemed material.

7. Employee Benefit Plans

The Company sponsors a defined benefit plan, which covers union employees hired on or before December 14, 2002 who have both attained age 21 and completed one year of service. Benefits are provided at stated amounts based on years of service, as defined by the plan. Benefits vest after completion of five years of service. The Company’s funding policy is to make contributions in amounts actuarially determined by an independent consulting actuary to fund the benefits to be provided. Plan assets consist of primarily equity and fixed-income securities.

The Company did not make any contributions to the plan during the first or second quarter of 2005. The Company made a contribution of $1.5 million on September 15, 2005.

The components of net periodic benefit cost recognized during interim periods are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Service cost	$122	$111	$366	$333
Interest cost	387	380	1,161	1,140
Expected return on plan assets	(412)	(395)	(1,236)	(1,185)
Amortization of prior service cost	13	13	39	39
Amortization of net loss	91	83	273	249

	$201	$192	$603	$576

8. Contingent Liabilities

In October 2003, the Consumer Product Safety Commission staff issued a preliminary determination that a discontinued design of certain Package Terminal Air Conditioner/Heat Pump (“PTAC”) units manufactured by one of the Company’s subsidiaries presents a substantial product hazard under the Consumer Product Safety Act, requiring corrective action. In September of 2004, the Company implemented a voluntary corrective action plan (“CAP”) under which the Company will provide a new thermal limit switch to commercial/institutional PTAC owners. Installation of such switch will be at the commercial/institutional owners’ expense, except in special and limited circumstance (e.g., financial hardship, etc.). Under the CAP, the Company agreed to pay the cost of installing the replacement switch for any individual homeowner having a PTAC unit in their residence. The Company has established a reserve that it believes to be adequate with respect to this matter based on current evaluations and its experience in these types of matters. Nevertheless, future developments could require material changes in the recorded reserve amount.

In December 2001, over 70 Hispanic workers filed suit against certain subsidiaries of the Company in the U.S. District Court for the Southern District of Texas alleging employment discrimination, retaliation and

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Three and Nine Months Ended September 30, 2005

violations of the Fair Labor Standards Act. The Equal Employment Opportunity Commission has since intervened in the lawsuit on the plaintiffs’ behalf. The Company’s insurers have agreed to defend the Company against these allegations and indemnify the Company for any pecuniary losses incurred. The Company does not believe that this litigation will have a material adverse effect on its business.

As part of the equity contribution associated with the sale of Amana in July 2001, the Company agreed to indemnify Maytag for certain product liability, product warranty, and environmental claims. In light of these potential liabilities, the Company has purchased insurance that the Company expects will shield it from incurring material costs from any such potential claims.

Pursuant to a March 15, 2001 Consent Order with the Florida Department of Environmental Protection, or FDEP, Pioneer Metals, Inc., or Pioneer, continuing to investigate and pursue, under FDEP oversight, the delineation of groundwater contamination at and around the Pioneer facility in Fort Pierce, Florida. Remediation has not begun. The contamination was discovered through environment assessments conducted in connection with a Goodman subsidiary’s acquisition of the Fort Pierce facility in 2000, and was reported to FDEP, giving rise to the Consent Order.

The ultimate cost for the investigation, remediation and monitoring of the site cannot be predicted with certainty due to the variables relating to the contamination and the appropriate remediation methodology, the evolving nature of remediation technologies and governmental regulations, and the inability to determine the extent to which contribution will be available from other parties, all of which factors are taken into account to the extent possible in estimating potential liability. A reserve appropriate for the probable remediation costs which are reasonably susceptible to estimation has been established. Nevertheless, future developments could require material changes in the recorded reserve amount.

Based on analyses of currently available information it is probable that costs associated with the site may be $1.0 million. Therefore, we have reserved $1.0 million as of December 31, 2004. It is reasonably possible that the costs could exceed this amount by approximately $2.8 million. Management believes any liability arising from potential environmental obligations is not likely to have a material adverse effect on our liquidity or financial position as such obligations could be satisfied over a period of years.

Notably, this contamination predated Pioneer’s involvement with the Fort Pierce facility and Pioneer has not caused or contributed to the contamination in any way. Accordingly, Pioneer is pursuing litigation against former owners of the Fort Pierce facility in an attempt to recover its costs. No estimate as to probable recoveries to Pioneer in the referenced litigation may be made at this time.

The Company is party to a number of other pending legal and administrative proceedings, and is subject to various regulatory and compliance obligations. The Company believes that these proceedings and obligations will not have a materially adverse effect on its consolidated financial condition, cash flows, or results of operations. To the extent required, the Company has established reserves that it believes to be adequate based on current evaluations and its experience in such matters. Nevertheless, an unexpected outcome in any such proceeding could have a material adverse impact on the Company’s consolidated results of operations in the period in which it occurs. Moreover, future adverse developments could require material changes in the recorded reserve amounts.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Goodman Global Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Goodman Global Holdings, Inc. as of December 31, 2004 and 2003 (Predecessor), and the related consolidated statements of operations, shareholders’ equity, and cash flows for the period December 23, 2004 to December 31, 2004, the period January 1, 2004 to December 22, 2004 (Predecessor), and the two-year period ended December 31, 2003 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goodman Global Holdings, Inc. at December 31, 2004 and 2003 (Predecessor), and the consolidated results of its operations and its cash flows for the period December 23, 2004 to December 31, 2004, the period January 1, 2004 to December 22, 2004 (Predecessor) and the two year period ended December 31, 2003 (Predecessor) in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

March 18, 2005

Houston, Texas

GOODMAN GLOBAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004 Successor	2003 Predecessor
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$3,856	$5,359
Restricted cash	2,600	2,500
Accounts receivable, net of allowance for doubtful accounts ($8.1 million in 2004; $2.9 million in 2003)	160,832	150,028
Inventories	300,971	230,819
Other current assets	14,277	32,635

Total current assets	482,536	421,341
Property, plant, and equipment, net	141,779	88,192
Goodwill	339,842	89,276
Identifiable intangibles	436,316	—
Deferred tax assets	106,687	6,263
Deferred financing costs	35,598	3,589
Other assets	1,837	6,897

Total assets	$1,544,595	$615,558

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$55,365	$73,097
Accrued warranty	59,479	61,366
Deferred tax liabilities	12,350	2,784
Other accrued expenses	56,081	105,225
Notes payable—related parties	—	744
Current portion of long-term debt	3,500	13,000

Total current liabilities	186,775	256,216
Long-term debt, less current portion	996,500	199,500
Revolving credit facility	24,135	—
Other long-term liabilities	8,938	9,563
Common stock, par value $.01, 100 shares authorized, issued and outstanding	—	—
Common stock, par $.01 per share, 1,168 Series A voting shares issued and outstanding and 19,529,936 Series B nonvoting shares authorized and 18,805,744 shares issued and outstanding	—	187
Accumulated other comprehensive loss	—	(10,674)
Additional paid-in capital	332,913	—
Retained (deficit) earnings	(4,666)	160,766

Total shareholders’ equity	328,247	150,279

Total liabilities and shareholders’ equity	$1,544,595	$615,558

The accompanying notes are an integral part of the consolidated financial statements.

GOODMAN GLOBAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	2004
	Successor December 23 to December 31	Predecessor January 1 to December 22	Predecessor
			2003	2002
	(In thousands)
Sales, net	$20,285	$1,297,295	$1,192,671	$1,136,188
Costs and expenses:
Cost of goods sold	18,471	1,005,955	915,272	884,204
Selling, general, and administrative expenses	7,661	144,145	147,687	118,150
Acquisition-related expenses	—	68,745	—	—
Depreciation expense	549	18,101	14,851	20,645
Amortization expense	237	—	—	—

Operating profit (loss)	(6,633)	60,349	114,861	113,189
Interest expense	1,601	10,877	26,381	46,468
Interest income	—	—	(300)	(300)
Other income, net	—	(1,406)	(331)	(671)

Earnings (losses) before taxes	(8,234)	50,878	89,111	67,692
Provision for (benefit from) income taxes	(3,568)	(1,481)	1,745	1,859

Net income (loss)	$(4,666)	$52,359	$87,366	$65,833

The accompanying notes are an integral part of the consolidated financial statements.

GOODMAN GLOBAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total
	(In thousands)
Predecessor
Balance at December 31, 2001	$187	$—	$52,941	$(13,067)	$40,061
Net income	—	—	65,833	—	65,833
Minimum pension liability adjustment	—	—	—	(6,326)	(6,326)
Change in fair value of derivatives	—	—	—	1,033	1,033
Loss on derivative instruments reclassified into earnings	—	—	—	3,846	3,846

Comprehensive income					64,386
Distributions	—	—	(26,815)	—	(26,815)

Balance at December 31, 2002	187	—	91,959	(14,514)	77,632
Net income (loss)	—	—	87,366	—	87,366
Minimum pension liability adjustment	—	—	—	(1,070)	(1,070)
Change in fair value of derivatives	—	—	—	3,649	3,649
Loss on derivative instruments reclassified into earnings	—	—	—	1,261	1,261

Comprehensive income					91,206
Equity contribution adjustment	—	—	(7,544)	—	(7,544)
Distributions	—	—	(11,015)	—	(11,015)

Balance at December 31, 2003	187	—	160,766	(10,674)	150,279
Net income (loss)	—	—	52,359	—	52,359
Minimum pension liability adjustment	—	—	—	(591)	(591)
Change in fair value of derivatives	—	—	—	1,335	1,335
Loss on derivative instruments reclassified into earnings	—	—	—	663	663

Comprehensive income					53,766
Equity contribution	—	—	83,790	—	83,790
Distributions	—	—	(30,815)	—	(30,815)

Balance at December 22, 2004	$187	$—	$266,100	$(9,267)	$257,020

Successor
Common stock issued on December 23, 2004 (reflects the new basis of 100 common shares in connection with the acquisition)	$—	$477,500	$—	$—	$477,500
Predecessor basis adjustment	—	(144,587)	—	—	(144,587)
Net loss	—	—	(4,666)	—	(4,666)

Balance at December 31, 2004	$—	$332,913	$(4,666)	$—	$328,247

The accompanying notes are an integral part of the consolidated financial statements.

GOODMAN GLOBAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2004
	Successor December 23 to December 31	Predecessor January 1 to December 22	Predecessor
			2003	2002
	(In thousands)
Operating activities
Net income (loss)	$(4,666)	$52,359	$87,366	$65,833
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	549	18,018	14,851	20,645
Amortization	4,753	—	—	—
Deferred tax provision	(3,170)	(2,940)	(163)	(1,394)
Interest accrued on related-party notes	—	—	349	1,116
Loss (gain) on derivatives	—	(4,925)	(5,133)	5,783
Gain on disposal of assets	—	(896)	(916)	(736)
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	10,209	(21,013)	(9,760)	(9,829)
Inventories	11,369	(41,935)	61,416	57,402
Other assets	1,388	21,382	(7,891)	(2,776)
Accounts payable and accrued expenses	(17,992)	(41,048)	10,688	32,048

Net cash provided by (used in) operating activities	2,440	(20,998)	150,807	168,092
Investing activities
Purchases of property, plant, and equipment	—	(27,772)	(16,801)	(12,672)
Proceeds from the sale of property, plant, and equipment	—	1,106	5,042	736
Restricted cash	—	(100)	15,080	400
Acquisition, net of cash	(1,451,486)	—	—	—
Other assets and liabilities	—	630	568	—
Purchase of life insurance	—	—	(4,700)	—

Net cash used in investing activities	(1,451,486)	(26,136)	(811)	(11,536)
Financing activities
Proceeds from long-term debt	1,000,000	—	—	—
Repayments of long-term debt	—	(3,000)	(91,521)	(21,594)
Net borrowing payments under revolving line facility	24,135	—	—	(88,000)
Principal payments on capital lease obligations	—	(266)	(379)	(421)
Distributions	—	(30,813)	(11,015)	(26,815)
Equity contribution (adjustment)	477,500	83,790	(7,544)	—
Other transaction costs	(21,732)	—	—	—
Repayment of subordinated debt	—	—	(40,000)	—
Deferred finance charges	(34,912)	—	(3,381)	—
Payment on notes payable to related parties	—	(25)	(14,016)	—

Net cash provided by (used in) financing activities	1,444,991	49,686	(167,856)	(136,830)

Net increase (decrease) in cash	(4,055)	2,552	(17,860)	19,726
Cash at beginning of period	7,911	5,359	23,219	3,493

Cash at end of period	$3,856	$7,911	$5,359	$23,219

The accompanying notes are an integral part of the consolidated financial statements.

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

1. Nature of Operations

Goodman Global Holdings, Inc. (Delaware) (the “Company”) is the second-largest U.S. manufacturer (in terms of volume) of heating, ventilation, and air-conditioning (“HVAC”) products for residential and light commercial uses. The Company’s primarily activities include engineering, manufacturing, and marketing of an extensive line of heating, air-conditioning, and related products in the United States. Branded products manufactured and marketed by the Company include primarily Goodman®, Amana®, and Quietflex®. The company sells its products to numerous types of customers, including distributors, installing contractors, national accounts and original equipment manufacturers with no single customer accounting for more than 6% of consolidated 2004 net revenues. Less than 5% of the 2004 consolidated revenues were derived from external customers outside the United States.

The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information. As the Company’s consolidated financial information is reviewed by the chief decision makers, and the business is managed under one operating and marketing strategy, the Company operates under one reportable segment. Long-lived assets outside the United States have not been significant.

Basis of Presentation

On December 23, 2004, the Company was acquired under an Asset Purchase Agreement by affiliates of Apollo Management L.P. (“Apollo”), Company senior management and certain trusts associated with members of the Goodman family (the “Goodman Trusts”) (the “Acquisition”). Under the Agreement, Goodman Global Holdings, Inc., a Texas corporation, sold all of its equity interest in its subsidiaries as well as substantially all of its assets and liabilities for $1,477.5 million plus a working capital adjustment of $29.8 million. The acquisition was financed with the net proceeds of a private offering of senior unsecured notes, borrowings under a new senior secured credit facility, and $477.5 million of equity contributions by affiliates of Apollo, the Goodman Trusts, and certain members of senior management. The Goodman Trusts and members of senior management have invested approximately $101 million and $18 million, respectively. The financial statements for the year ended December 31, 2004, have been presented to reflect the Company prior to the Acquisition (“Predecessor”) and subsequent to the Acquisition (“Successor”).

The Acquisition was recorded as of December 23, 2004, in accordance with SFAS No. 141, Business Combinations, and Emerging Issues Task Force (“EITF”) 88-16, Basis in Leveraged Buyout Transactions. As such, the acquired assets and assumed liabilities have been recorded at fair value for the interests acquired and preliminary estimates of assumed liabilities by the new investors and at the carrying basis for continuing investors. The acquired assets and assumed liabilities were assigned new book values in the same proportion as the residual interests of the continuing investors and the new interests acquired by the new investors. Under EITF 88-16, the Company revalued the net assets at the acquisition date to the extent of the new investor’s ownership of 79%. The remaining 21% ownership is accounted for at the continuing investors’ carrying basis of the Company. An adjustment of $144.6 million to record this effect is included as a reduction of stockholders’ equity under the caption “Predecessor basis adjustment”. The excess of the purchase price over the historical basis of the net assets acquired has been applied to adjust net assets to their fair market values to the extent of the new investors’ 79% ownership, with the remainder of $339.8 million allocated to goodwill. The purchase price includes a transaction fee paid to Apollo (see note 7) and other transaction costs of $21.8 million. The increase in basis of the assets will result in non-cash charges in future periods, principally related to the step-up in the value of inventory, property, plant, and equipment and intangible assets. The initial purchase price allocation made by the Company is preliminary and subject to change for a period of one year following the acquisition, although management believes it is materially accurate as of December 31, 2004.

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

2. Significant Accounting Policies

Restricted Cash and Cash Equivalents

Cash equivalents represent short-term investments with an original maturity of three months or less. At December 31, 2004 and 2003, the restricted cash pertains to the Company’s extended warranty program.

Inventories

Inventory costs include material, labor, depreciation, and plant overhead. The Company’s inventory is stated at the lower of cost or market using the first-in, first-out (“FIFO”) method. As a result of the Acquisition, the Company’s inventory has been increased by $44.0 to reflect the fair value to the extent of the new investor’s ownership of in process and finished goods inventory.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation. As a result of the Acquisition, the Company’s property, plant, and equipment has been increased by $44.7 million to reflect the fair value to the extent of the new investor’s ownership. Expenditures for renewals and betterments are capitalized and expenditures for repairs and maintenance are charged to expense as incurred. Buildings are depreciated using the straight-line method over the estimated useful lives of the assets, which is 39 years. Equipment was depreciated using the double-declining balance method over the estimated useful lives of the assets, which range from 3 to 15 years. Following the Acquisition, equipment is depreciated on a straight line basis over the assets’ remaining useful lives. The effect is not material in the Successor consolidated financial statements.

Impairment of Long-Lived Assets

Effective January 1, 2002, the Company adopted the provisions of SFAS No. 144, Accounting for the Impairment of Long-Lived Assets. The statement establishes the accounting for impairment of long-lived assets other than goodwill. The Company periodically evaluates whether current facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on a quoted market price or the fair value based on various valuation techniques. The adoption of the statement did not have an impact on the Company.

Deferred Financing Costs

Debt issuance costs are capitalized and amortized to interest expense using the effective interest method over the period the related debt is anticipated to be outstanding.

Identifiable Intangible Assets

The values assigned to amortizable intangible assets are amortized to expense over their estimated useful lives and are reviewed for potential impairment. The estimated useful lives are based on an evaluation of the circumstances surrounding each asset, including an evaluation of events that may have occurred that would cause the useful life to be decreased. In the event the useful life would be considered to be shortened, or if the asset’s future value were deemed to be impaired, an appropriate amount would be charged to amortization expense.

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Future operating results and residual values could therefore reasonably differ from the Company’s current estimates and could require a provision for impairment in a future period. Indefinite lived intangible assets are reviewed along with other long-lived assets for impairment.

Amounts allocated to identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

Trade names	Indefinite
Customer relationships	40 years
Technology	10 years
Contracts	15 years

The useful life of our customer relationships was determined based on the total life of a distributor. Factors that contribute to this total life are the nature of the relationship with these distributors, the quality of the service and merchandise that we provide, the territorial preferences given to these distributors and the low turn over rates.

Absent an impairment charge, the amortization related to the amortizable intangible assets in the aggregate will be approximately $9.6 million per year over the next five years.

Identifiable intangible assets at December 31, 2004, consist of the following:

	Gross	Accumulated Amortization	Net
	(In thousands)
Intangible assets subject to amortization:
Customer relationships	$291,560	$180	$291,380
Technology	15,760	39	15,721
Contracts	11,033	18	11,015

Total intangible assets subject to amortization	318,353	237	318,116
Total indefinite-lived trade names	118,200	—	118,200

Total identifiable intangible assets	$436,553	$237	$436,316

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired. SFAS No. 142, Goodwill and Other Intangible Assets, requires, beginning January 1, 2002, that goodwill no longer be amortized and instead be tested for impairment upon adoption and at least annually thereafter. At the adoption date, the Company determined the fair value of its reporting units and compared it to the carrying amount of the reporting unit. Test results indicated that there was no impairment of goodwill at adoption, nor at the annual test performed as of October 1, 2004. Considering the Acquisition occurred subsequent to this date, the annual test was updated as of December 31, 2004, noting no impairment.

Fair Value of Financial Instruments

Financial instruments include accounts receivable, accounts payable, revolving loans payable, long-term debt, and interest rate swap agreements. Management believes the fair value of accounts receivable and accounts payable approximates their carrying value due to their short-term nature. The fair value of revolving loans payable and long-term debt is estimated based on anticipated interest rates that management believes would currently be available to the Company for similar issues of debt, taking into account the current credit risk of the

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Company and other market factors, and arm’s-length trades for debt securities, which are traded. The fair value of long-term debt is estimated to approximate the carrying amount at December 31, 2004. Interest rate swaps are recorded at fair value.

Revenue Recognition

Revenue from the sale of products is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sale price is fixed and determinable, and collectibility is reasonably assured. Revenues are recorded net of rebates to certain distributors, contractors and builders. These rebates relate to several programs and are designed to stimulate sales of the Company’s products. Provisions are made for warranties at the time revenues are recognized. Costs associated with shipping and handling of the Company’s products are included in costs of goods sold.

The Company consigns certain products to independent distributors. Product inventories shipped on consignment terms are maintained under a bonded warehousing arrangement on the premises of independent distributors. Revenues and cost of sales are recognized at the time consigned inventory is sold by the independent distributor to a third party.

Trade and Other Receivables

The Company’s receivables are recorded when billed or accrued and represent claims against third parties that will be settled in cash. The customer’s financial position is periodically reviewed, and no collateral is required. The carrying value of the Company’s receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value. The Company estimates its allowance for doubtful accounts based on historical collection trends, type of customer, the age of outstanding receivables, and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectibility of those balances, and the allowance is adjusted accordingly. The Company does not have significant credit risk concentrations and historically has not experienced significant losses related to its receivables.

A rollforward of the allowance for doubtful accounts follows:

	December 31,
	2004 Successor	2003 Predecessor	2002 Predecessor
	(In thousands)
At the beginning of the year	$2,850	$3,995	$3.312
Current-year accruals	9,414	3,145	2,446
Current-year write-offs	(4,134)	(4,290)	(1,763)

At the end of the year	$8,130	$2,850	$3,995

Warranty Costs

Warranty costs are accrued at the time of sale based on estimated future warranty claims. The Company’s estimated future warranty claims are determined based on historical failure rates and other factors. The Company also sells extended warranty contracts for certain of its products with terms of up to ten years. Revenues from extended warranty contracts are deferred and amortized on a straight-line basis over the term of the contracts. Expenses related to obtaining and servicing these contracts are expensed as incurred.

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

A rollforward of the liabilities for warranties follows:

	December 31,
	2004 Successor	2003 Predecessor	2002 Predecessor
	(In thousands)
At the beginning of the year	$61,366	$62,685	$68,113
Current-year accruals	34,145	34,087	31,683
Current-year uses	(36,032)	(35,406)	(37,111)

At the end of the year	$59,479	$61,366	$62,685

Accrued Self-Insured Insurance Reserves

The Company is self-insured up to certain stop-loss amounts for workers’ compensation, product liability, general liability, auto liability, group health, and physical damage. The expense and liabilities are determined based on historical company claims information, as well as industry factors and trends in the level of such claims and payments. Our self-insurance reserves, calculated on an undiscounted basis, as of December 31, 2004 and 2003, represent the best estimate of the future payments to be made on claims reported and unreported. Based on historical payment patterns, the Company expects payments of undiscounted ultimate losses related to workers’ compensation at December 31, 2004, to be made as follows (in thousands):

2005	$6,457
2006	3,170
2007	1,249
2008	842
2009	472
Thereafter	191

Total	$12,381

Stock Compensation Plan

The Predecessor issued stock appreciation rights to certain key employees. The underlying intrinsic value of the rights was based on the financial performance of the Company and is accrued over the vesting period of the rights. The plan was terminated on December 22, 2004, and all shares vested as a result of the Acquisition of the Company. The Company recognized $36.0 million, $5.9 million, and $-0- million in compensation expense for the periods ended December 22, 2004, December 31, 2003 and 2002, respectively. The predecessor shareholders contributed $83.8 million to the Predecessor to fund the payments related to the termination of the stock appreciation rights and other Acquisition-related costs.

As a result of the Acquisition, the Company adopted the 2004 Stock Option Plan. Under this plan, 533,438 shares of the Company’s authorized but unissued shares of common stock have been reserved for issuance. The plan permits the grant of options to purchase shares of common stock to eligible employees, consultants, and directors. On December 23, 2004, the Company granted approximately 458,000 options with a grant price of $40.00 per share. The vesting period will be in equal installments through 2008 for 50% of the options, with the remaining 50% vesting as certain performance measures are met through the eighth anniversary of the grant date. In accordance with the provisions of SFAS No. 123, Accounting for Stock Based Compensation, the Company has

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

elected to follow the Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock-based compensation plan. Under APB 25, if the exercise price of employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized. The fair value of options is determined by the Board of Directors of the Company. Due to the time period these options were outstanding during 2004, any compensation expense that would have been recognized on a pro-forma basis, consistent with SFAS 123, would not be significant.

Pensions and Other Postretirement Benefits

The Company accounts for its defined benefit pension plan and its defined benefit postretirement medical plan in accordance with SFAS No. 87, Employers’ Accounting for Pensions, and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, respectively. These standards require that amounts recognized in the financial statements be determined on an actuarial basis. Significant assumptions involved in determining the Company’s pension and other postretirement benefit expense include the expected return on plan assets, expected healthcare cost and the discount rate for calculating future liability. The assumed long-term rate of return on assets is applied to a calculated value of plan assets which results in an estimated return on plan assets that is included in current year pension income or expense. Adjustments to the minimum pension liability are recorded in other comprehensive income.

Research and Development

Research and development costs are charged to expense as incurred. Research and development expense was $8.0 million, $7.3 million, and $7.2 million for the years ended December 2004, 2003, and 2002, respectively.

Income Taxes

Prior to the Acquisition, income of the Company, except for a small portion of the Company’s operations, was reported for federal and state income tax purposes by the former shareholders. Generally, the Company made distributions to these shareholders to fund such taxes. Subsequent to the Acquisition, the Successor Company will report the consolidated operations of the Company for federal and state income tax purposes. For operations subject to income taxes, the Company uses the liability method of accounting for taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates and laws that will be in effect when such differences reverse.

The Company regularly evaluates valuation allowances established for deferred tax assets for which future realization is uncertain. The Company performs this evaluation at least quarterly and at the end of each fiscal year. The estimation of required valuation allowances includes estimates of future taxable income. In assessing the realizability of deferred tax assets at December 31, 2004, the Company considered whether it was more likely than not that some portion or all of the deferred tax assets would not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the schedule reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. If actual future taxable income is different from the estimates, the Company’s results could be affected.

Advertising

Advertising costs are expensed as incurred. Advertising expense was $2.0 million, $1.7 million, and $0.7 million for the years ended December 2004, 2003, and 2002, respectively.

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Pronouncement

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, Inventory Costs—an Amendment of ARB No. 43, Chapter 4 (“SFAS 151”). This standard provides clarification that abnormal amounts of idle facility expense, freight, handling costs, and spoilage should be recognized as current-period charges. Additionally, this standard requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this standard are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect the adoption of the new standard to have a material effect on its consolidated results of operation and financial position.

In December 2004, FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS 123(R)”). This standard addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123(R) eliminates the ability to account for share-based compensation transactions using the intrinsic value method under APB No. 25, Accounting for Stock Issued to Employees, and generally would require instead that such transactions be accounted for using a fair-value-based method. SFAS 123(R) is effective for the Company beginning in 2006. The Company is currently evaluating the effect of SFAS 123(R) on its consolidated results of operations and financial position.

Reclassifications

Certain reclassifications have been made in the prior year’s consolidated financial statements to conform to the current-year presentation.

Derivatives and Hedging Activities

SFAS No. 133, Accounting for Derivative Financial Instruments and Hedging Activities, requires that all derivatives be recognized as assets and liabilities and measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

3. Significant Balance Sheet Accounts

Inventories consist of the following:

	December 31
	2004 Successor	2003 Predecessor
	(In thousands)
Raw materials and parts	$28,161	$16,724
Finished goods	272,810	214,095

	$300,971	$230,819

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Property, plant, and equipment consist of the following:

	Useful Lives in Years	December 31
		2004 Successor	2003 Predecessor
		(In thousands)
Land	—	$13,153	$9,992
Buildings and improvements	10—39	53,181	52,572
Equipment	3—10	68,292	178,690
Construction-in-progress	—	7,702	12,917

		142,328	254,171
Less: Accumulated depreciation		(549)	(165,979)

		$141,779	$88,192

Other accrued expenses consist of the following significant items:

	December 31,
	2004 Successor	2003 Predecessor
	(In thousands)
Accrued rebates	$15,067	$13,804
Accrued self insurance reserves	16,487	19,297
Derivative liability	—	10,141
Contingent liability	2,617	25,000
Other	21,910	36,983

	$56,081	$105,225

Accumulated other comprehensive loss consists of the following:

	Minimum Pension Liability	Cumulative Transition Adjustment	Change in Fair Value of Derivatives	Acquisition	Total
	(In thousands)
Predecessor
December 31, 2001	$—	$(10,195)	$(2,872)	$—	$(13,067)
Net Change During 2002	(6,326)	3,846	1,033	—	(1,447)

December 31, 2002	(6,326)	(6,349)	(1,839)	—	(14,514)
Net Change During 2002	(1,070)	1,261	3,649	—	3,840

December 31, 2003	(7,396)	(5,088)	1,810	—	(10,674)
Net Change Through December 22, 2004	(591)	663	1,335	9,267	10,674

December 22, 2004	(7,987)	(4,425)	3,145	9,267	—
Successor
December 23, 2004	—	—	—	—	—
Net Change Through December 31, 2004	—	—	—	—	—

December 31, 2004	$—	$—	$—	$—	$—

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

4. Business Combinations

The following table summarizes the estimated fair values of the assets and liabilities as of December 23, 2004, the date of the Acquisition (in thousands):

Current assets	$515,118
Property, plant, and equipment	142,328
Deferred taxes	88,618
Intangible assets	436,552
Deferred finance costs	35,715
Other assets	1,837
Goodwill	339,842

Total assets acquired	1,560,010
Current liabilities	187,060
Other liabilities	8,902
Debt	1,031,135

Total liabilities assumed	1,227,097

Net assets acquired	$332,913

Management estimated the fair value of the acquired assets and liabilities using several generally accepted valuation techniques. Tradenames, customer relationships, technology and other contracts were valued using the income approach, whereby the fair value of an asset is based on the present value of its estimated future economic benefits. Tangible assets were valued using the cost approach, or if a ready market for similar assets could be identified and relied upon, the market approach. The cost approach measures fair value as the cost to construct or replace the asset with another asset of like utility. The market approach establishes fair value based on recent sales of comparable property. The acquired tradenames consist principally of the “Goodman” and “Amana” tradenames.

The Company recorded significant goodwill, as a result of the estimated value of the assembled workforce and the ability to earn a higher rate of return from the acquired business than would be expected if those net assets had to be acquired or developed separately. It is expected that essentially all goodwill recorded in the acquisition is deductible for income tax purposes.

Unaudited pro forma operation results of the Company assuming the acquisition was completed on January 1, 2004 and 2003, is summarized as follows:

	Year Ended December 31,
	2004	2003
	(In thousands)
Sales, net	$1,317,580	$1,192,671

Net income (loss)	$15,508	$(19,144)

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

5. Income Taxes

The provision for (benefit from) income taxes before extraordinary items consisted of the following:

	2004		Year Ended December 31,
	December 23 to December 31 Successor	January 1 to December 22 Predecessor	2003	2002
	(In thousands)
Current expense (benefit):
U.S.
Federal	$(28)	$(645)	$313	$1,329
State	(370)	1,345	1,389	1,710

Total U.S.	(398)	700	1,702	3,039
Foreign	—	759	206	214

Total current	(398)	1,459	1,908	3,253
Deferred expense (benefit):
U.S.
Federal	(3,170)	(2,940)	—	(1,394)
State	—	—	(163)	—

Total U.S.	(3,170)	(2,940)	(163)	(1,394)
Foreign	—	—	—	—

Total deferred	(3,170)	(2,940)	(163)	(1,394)

Total provision for (benefit from) income taxes before extraordinary items	$(3,568)	$(1,481)	$1,745	$1,859

A reconciliation between the provision for income taxes before extraordinary items and income taxes computed by applying the statutory rate is as follows:

	2004		Year Ended December 31,
	Successor December 23 to December 31	Predecessor January 1 to December 22	2003	2002
	(In thousands)
Tax provision at statutory rate	$(2,882)	$17,807	$31,190	$23,692
Add (deduct):
State income tax	(240)	1,345	1,389	1,710
Goodwill and other permanent items	—	69	451	330
Change in valuation allowance	—	(2,276)	(2,176)	(1,438)
Items not taxed at corporate level	—	(15,586)	(29,315)	(22,649)
Foreign taxes at rates other than 35% and miscellaneous other	(446)	(2,840)	206	214

	$(3,568)	$(1,481)	$1,745	$1,859

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

The tax effects of temporary differences that give rise to the deferred tax assets and liabilities were as follows at December 31:

	Year Ended December 31,
	Successor 2004	Predecessor 2003
	(In thousands)
Deferred tax assets:
Accrued expenses	$1,414	$156
Net operating loss carryforward	11,130	6,390
Identifiable intangible assets	45,217	—
Goodwill	74,651	1,538
Less: Valuation allowance	(3,941)	(1,665)

	128,471	6,419
Deferred tax liabilities:
Inventories	(16,934)	—
Property, plant, and equipment	(17,200)	—
Deferred income	—	(2,940)

	(34,134)	(2,940)

Total deferred tax asset	$94,337	$3,479

At December 22, 2004, the organizational structure was comprised mainly of flow-through entities such as partnerships and an S corporation at the parent level. The effective tax rate varies from the statutory rate as most of the operations of the Company are taxable directly to the shareholders.

As of December 22, 2004 and December 31, 2003, the Company had a net operating loss carryforward for a specific subsidiary of $20.7 million and $15.0 million, respectively, which expires in 2014 through 2019. The net deferred tax asset includes a valuation allowance entirely related to this specific net operating loss carry forward. As of December 31, 2004 and 2003, the amount of the valuation allowance is $3.9 million and $1.6 million, respectively. A further increase to the valuation allowance is not warranted at this time as the Company believes it is more likely than not that the deferred tax asset will be utilized by future income of the specific subsidiary. The Acquisition created a change in ownership limitation on the utilization of the Company’s federal net operating loss carryforward for one of the subsidiaries. Section 382 of the Internal Revenue Code limits the utilization of this loss to offset post-Acquisition taxable income per year. This limitation did not have any impact on the Company’s financial condition during the year ended December 31, 2004. Management believes it is more likely than not that the loss will be utilized and has not recorded an additional valuation allowance due to this limitation.

As of December 31, 2004, the successor Company has a net operating loss carryforward of $8.2 million related to the consolidated operations of the Company for the nine days of operations from December 23 to December 31, 2004. The deferred tax asset of $3.1 million related to this net operating loss does not include a valuation allowance due to the expected realization of this deferred tax asset in 2005.

Moreover, the Company does not believe that a valuation allowance is warranted on the remaining deferred tax asset related to goodwill and identified intangibles as it is more likely than not that these deferred tax assets will be utilized.

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

6. Long-Term Debt

Long-term debt consists of the following:

	December 31
	2004 Successor	2003 Predecessor
	(In thousands)
Senior Floating Rate Notes	$250,000	$—
Senior Subordinated Notes	400,000	—
Term credit facility—issued December 23, 2004	350,000	—
Revolving credit facility—issued December 23, 2004	24,135	—
Term credit facility—issued November 21, 2003	—	212,500
Current maturities	(3,500)	(13,000)

Total long-term debt (including revolving credit facility), less current maturities	$1,020,635	$199,500

On December 23, 2004, in connection with the Acquisition, the Company issued $250.0 million in aggregate principal amount of its senior floating rate notes, maturing in 2012, and $400.0 million in aggregate principal amount of its 7 7/8% senior subordinated notes, maturing in 2012, in a private placement under Rule 144A and Regulation S of the Securities Act (“Note Offering”). The senior floating rate notes under the Note Offering bear interest at LIBOR plus 3%. This rate was 5.76% as of December 31, 2004.

In connection with the Note Offering, the Company also entered into senior secured credit facilities consisting of a term loan in the principal amount of $350.0 million and a revolving credit facility in an aggregate amount of up to $175.0 million, with staggered maturities through December 23, 2011 (“2004 Facility”). The 2004 Facility is secured by substantially all of the assets of the Company and provides for term loan and revolving borrowings at LIBOR, plus a margin based upon a financial ratio as specified in the agreement. The borrowing rate for the 2004 Facility was 4.82% as of December 31, 2004. The Company had unused revolving credit under the 2004 Facility of $112.8 million at December 31, 2004. Outstanding commercial and standby letters of credit issued under the 2004 Facility totaled $38.1 million as of December 31, 2004.

As a result of the Note Offering and 2004 Facility, the Company incurred financing charges of approximately $35.7 million. These costs have been capitalized on the consolidated balance sheet as of December 31, 2004, and will be amortized over the maturity of the notes.

The Note Offering and 2004 Facility contain financial and operating covenants with which the Company must comply during the term of the agreement, including maintaining certain financial ratios, restricting the incurrence of certain indebtedness and investments, and creating or permitting the existence of certain liens.

All of the Company’s existing and future restricted U.S. subsidiaries (other than AsureCare Corp., a Florida corporation) will guarantee its floating rate notes and fixed rate notes. The Company is structured as a holding company and substantially all of its assets and operations are held by its subsidiaries. There are currently no significant restrictions on the Company’s ability to obtain funds from its subsidiaries by dividend or loan. The Company’s parent’s and the non-guarantor subsidiaries’ independent assets, revenues, income before taxes, and operating cash flows in total are less than 3% of the consolidated total. Furthermore, the parent company has no independent assets or operations. The separate financial statements of the guarantors are not included herein because (i) the subsidiary guarantors have fully and unconditionally, jointly

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

and severally guaranteed the Senior Subordinated Notes, and (ii) the aggregate assets, liabilities, earnings, and equity of the subsidiary guarantors is substantially equivalent to the assets, liabilities, earnings, and equity of the Company on a consolidated basis. As a result, the presentation of separate financial statements and other disclosures concerning the subsidiary guarantors is not deemed material.

Also, as a result of the Acquisition, the revolving line and term credit agreement (the “2003 Agreement”) dated November 21, 2003, among the Company and a lender group provided $400.0 million in senior secured credit facilities (the “2003 Facilities”) was eliminated. The 2003 Facilities consisted of a $150.0 million revolving credit facility, which includes a $40.0 million letter of credit, and a $30.0 million swing line facility, expiring November 21, 2008, and $250.0 million of term loan facilities with staggered maturities through November 21, 2009. The 2003 Agreement provided for term loan and revolving borrowings under the 2003 Facilities at either LIBOR or an alternative base rate, plus a margin based upon a financial ratio as specified in the 2003 Agreement. The borrowing rate for the swing line cannot exceed the alternative base rate. The borrowing rates were 3.25% and 4.75% as of December 31, 2003 and 2002, respectively. The 2003 Agreement was secured by substantially all of the assets of the Company.

Future scheduled maturities of the Note Offering and 2004 Facility at December 31, 2004, are as follows (in thousands):

2005	$3,500
2006	3,500
2007	3,500
2008	3,500
2009	3,500
Thereafter	1,006,635

Total	$1,024,135

Interest paid was $15.0 million, $28.1 million, and $32.8 million during 2004, 2003, and 2002, respectively. See Note 10 regarding derivative instruments.

Amana Appliance Company, L.P. (“Amana”), which was an affiliate of the Company through common ownership, sold substantially all of its assets and liabilities to Maytag Corporation and Maytag Worldwide, N.V. (“Maytag”), on July 31, 2001, for estimated net proceeds of approximately $285.2 million in cash and 500,000 registered shares of common stock of Maytag Corporation. The proceeds of the sale were contributed to the Company. A promissory note, with a balance at the time of approximately $159.2 million from Amana in favor of the Company, was deemed repaid. Excess proceeds of $136.3 million were treated as an equity contribution. The contribution was subject to adjustment based upon the final determination of the adjusted working capital as of the closing date of the transaction. During 2003, a final determination was made, resulting in a reduction to the equity contribution of $7.5 million. Total proceeds of approximately $292.9 million were used to repay amounts outstanding under a prior credit facility.

7. Related-Party Transactions

During 2001, the Company issued junior subordinated notes of $40.0 million to various shareholders and related entities. The note proceeds were used to pay amounts owed under the prior credit facilities. The junior subordinated notes were repaid in November 2003. Interest expense incurred and paid on the notes was $-0- million, $4.3 million, and $4.8 million for the years ended December 31, 2004, 2003, and 2002, respectively.

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

As of December 22, 2004, notes payable to related parties represent notes to limited partners of the Company and a related party and bear interest at competitive variable rates. The notes were due on demand. Principal and accrued interest were subordinated to the prior repayment of obligations under the 2003 Agreement. Interest expense incurred on the notes for the years ended December 2004, 2003, and 2002 was $-0- million, $0.5 million, and $1.1 million, respectively. Interest paid was $-0- million, $9.1 million, and $-0- million for the years ended December 31, 2004, 2003, and 2002, respectively.

As part of the transaction costs, the Company paid Apollo a one time transaction fee of $20 million for structuring the transaction.

8. Leases

The Company leases vehicles, computer and office equipment, and office and warehouse facilities from various third parties that are accounted for as operating leases and have expiration dates through 2011.

The Company also leases a warehouse facility under an operating lease with shareholders of the Company. The lease expires in 2014.

Future minimum lease payments under operating leases as of December 31, 2004, are as follows:

	Third Party	Related Party
	(In thousands)
2005	$14,481	$198
2006	12,784	198
2007	9,483	198
2008	7,363	198
2009	3,906	198
Thereafter	505	974

Total	$48,522	$1,964

Rent expense on the operating leases was $14.1 million, $11.5 million, and $10.8 million for the years ended December 31, 2004, 2003, and 2002, respectively.

9. Employee Benefit Plans

401(k) Plans

The Company sponsors two 401(k) savings plans, with one covering all nonunion employees of the Company and one covering union employees of the Company who have completed a requisite term of service. Nonunion employees of the Company may defer up to 17% of their salaries and wages with the Company matching 100%, up to 6% of employee contributions, subject to a maximum matching contribution of $3,000. Union employees may defer up to 17% of their salaries and wages with the Company matching 50% of the first 6% of employee contributions or a maximum matching contribution of 3% of compensation for employees hired on or before December 14, 2002, and 50% of the first 12% of employee contributions or a maximum matching contribution of 6% of compensation for employees hired after December 14, 2002. Employer matching contributions for all plans were approximately $3.3 million, $2.8 million, and $3.0 million for the years ended December 2004, 2003, and 2002, respectively.

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Pension and Other Employee Benefit Plans

The Company sponsors a defined benefit plan, which covers union employees who have both attained age 21 and completed one year of service. The Company has 700 employees who are members of the collective bargaining unit, representing approximately 22% of the Company’s employees. Effective December 14, 2002, the defined benefit plan was amended to freeze participation for all employees except those hired on or before December 14, 2002. Benefits are provided at stated amounts based on years of service, as defined by the plan. Benefits vest after completion of five years of service. The Company’s funding policy is to make contributions in amounts actuarially determined by an independent consulting actuary to fund the benefits to be provided. Plan assets consist primarily of equity and fixed-income securities.

The funded status of the plan is as follows:

	Pension Benefits
	2004	2003	2002
	(In thousands)
Benefit obligation at beginning of year	$24,952	$21,123	$18,426
Service cost	446	450	431
Interest cost	1,519	1,458	1,365
Actuarial losses	780	2,690	1,602
Benefit payments	(893)	(769)	(701)

Benefit obligation at end of year	$26,804	$24,952	$21,123

Fair value of plan assets at beginning of year	$19,039	$16,990	$18,451
Actual return on plan assets	1,437	2,818	(760)
Employer contributions	689	—	—
Benefit payments	(893)	(769)	(701)

Fair value of plan assets at end of year	$20,272	$19,039	$16,990

Funded status	$(6,532)	$(5,913)	$(4,133)
Unrecognized amounts:
Prior service cost	518	570	621
Net losses	7,988	7,397	6,326

Total unrecognized amounts	8,506	7,967	6,947

Net prepaid benefit cost	$1,974	$2,054	$2,814

Components of net periodic benefit expense:
Service cost	$446	$450	$431
Interest cost	1,519	1,458	1,365
Expected return on plan assets	(1,581)	(1,493)	(1,627)
Net amortization of prior service cost	383	345	95

Net periodic benefit expense	$767	$760	$264

Weighted-average assumptions as of December 31:
Discount rate	6.00%	6.25%	7.00%
Expected long-term rate of return on plan assets	8.50%	9.00%	9.00%

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

The intangible asset related to the pension plan was $518,000 and $570,000 as of December 31, 2004 and 2003, respectively. The pension liability recorded in the consolidated financial statements of the Company was $8,506,000 and $7,967,000 as of December 31, 2004 and 2003, respectively.

The Company does not anticipate making a contribution to the plan during 2005. The Company expects the pension plan to pay benefits over the next five years and in the aggregate for the five years thereafter as follows (in thousands):

2005	$942
2006	978
2007	1,044
2008	1,099
2009	1,163
2010-1014	7,151

The weighted-average asset allocation for the Company’s pension plan assets as of December 31, 2004 and 2003, as well as the target allocation for the year ended December 31, 2005, follows:

	2004	2003	Target 2005 Allocation
Equities	73%	63%	51%
Fixed income	20%	30%	44%
Cash equivalents	7%	7%	5%

Total	100%	100%	100%

The investment strategy for pension plan assets is to utilize a diversified blend of equity and fixed income portfolios to earn a long-term investment return that meets or exceeds the long-term expected rate of return for actuarial purposes of 8.50%. Active investment management strategies are used to measure each investment portfolio’s returns and risk levels against applicable market indices.

To develop the expected long-term rate of return on assets assumption, the Company considers the historical returns and the future expectations for returns for each asset category, as well as the target asset allocation of the pension portfolio and the effect of periodic rebalancing.

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

The Company also provides unfunded postretirement benefits for union employees, covering medical benefits. The collective bargaining agreement was renegotiated in December of 2004 and these postretirement medical benefits were terminated in the new collective bargaining agreement that expires December 2009. Employees were eligible for these benefits when they reached age 55 and had completed five years of service with the Company. As of the date of termination, the plan had one participant who was grandfathered into the plan.

	Other Postretirement Benefits
	2004	2003	2002
	(In thousands)
Benefit obligation at beginning of year	$4,432	$3,967	$2,292
Service cost	184	200	144
Interest cost	213	252	180
Actuarial losses	(796)	21	1,368
Benefit payments	(29)	(8)	(17)
Plan curtailments	(3,960)	—	—

Benefit obligation at end of year	44	4,432	3,967
Unrecognized amounts:
Net gains (losses)	31	(1,523)	(1,548)

Accrued benefit cost	$75	$2,909	$2,419

Components of net periodic benefit:
Service cost	$184	$200	$144
Interest cost	213	252	180
Net amortization of prior gains	11	46	3
Curtailment gain	(3,214)	—	—

Net periodic cost (benefit)	$(2,806)	$498	$327

Weighted-average assumption as of December 31:
Discount rate	6.00%	6.25%	7.00%

The annual assumed healthcare cost trend rate used in measuring the accumulated postretirement benefit obligation starts at 10% in 2002 and declines ratably to 5% in 2015, remaining constant thereafter. The assumed healthcare cost trend rates will not have a significant effect on the amounts reported for healthcare plan due to the termination of the plan.

10. Accounting for Derivative Instruments

The Company had $75.0 million notional amount of interest rate swaps, cancelable swaps, caps, floors, and collars to manage variable interest rate exposure on their floating rate debt. Approximately $25.0 million of the Company’s floating rate debt was designated as hedged items to an interest rate swap agreement prior to the Acquisition of the Company in December of 2004. This interest rate swap was designated as a cash-flow hedge and has been highly effective during the periods ended December 22, 2004 and December 31, 2003. Ineffectiveness, which generally arises from minor differences between the terms of the swap and the terms of the underlying hedged debt, is recorded in interest expense and was not material during the periods ended December 22, 2004 and December 31, 2003. The remaining cancelable swaps, caps, floors, and collars have not been designated as hedging instruments and, during the periods ended December 22, 2004, December 31, 2003, and 2002, the Company recognized a gain (loss) of $4.7 million, $5.1 million, and ($1.9) million, respectively,

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

related to these derivatives. This amount is included in interest expense in the consolidated statements of income. At December 31, 2004 and 2003, the combined fair value of the derivative agreements is approximately $-0- million and $10.0 million, respectively, and is included in other accrued expenses on the consolidated balance sheets. The derivatives were settled by the Predecessor as a result of the Acquisition.

11. Contingent Liabilities

In October 2003, the Consumer Product Safety Commission staff issued a preliminary determination that a discontinued design of certain PTAC units manufactured by one of the Company’s subsidiaries presents a substantial product hazard under the Consumer Product Safety Act, requiring corrective action. In September of 2004, the Company implemented a CAP under which the Company will provide a new thermal limit switch to commercial/institutional PTAC owners. Installation of the switch will be at the commercial/institutional owners’ expense, except in special and limited circumstance (e.g., financial hardship, etc.). Under the CAP, the Company agreed to pay the cost of installing the replacement switch for any individual homeowner having a PTAC unit in their residence. The Company has established a reserve that it believes to be adequate with respect to this matter based on current evaluations and its experience in these types of matters. As of December 31, 2004 the Company had a reserve balance of $2.6 million for future claims against the CAP. Nevertheless, future developments could require material changes in the recorded reserve amount.

In December 2001, over 70 Hispanic workers filed suit against certain subsidiaries of the Company in the U.S. District Court for the Southern District of Texas alleging employment discrimination, retaliation, and violations of the Fair Labor Standards Act. The Equal Employment Opportunity Commission has since intervened in the lawsuit on the plaintiffs’ behalf. The Company’s insurers have agreed to defend the Company against these allegations and indemnify the Company for any pecuniary losses incurred. The Company does not believe that this litigation will have a material adverse effect on its business.

As part of the equity contribution associated with the sale of Amana in July 2001, the Company agreed to indemnify Maytag for certain product liability, product warranty, and environmental claims. In light of these potential liabilities, the Company has purchased insurance that the Company expects will shield it from incurring material costs to such potential claims.

Pursuant to a March 15, 2001 Consent Order with the Florida Department of Environmental Protection, or FDEP, Pioneer Metals, Inc., or Pioneer, continuing to investigate and pursue, under FDEP oversight, the delineation of groundwater contamination at and around the Pioneer facility in Fort Pierce, Florida. Remediation has not begun. The contamination was discovered through environment assessments conducted in connection with a Goodman subsidiary’s acquisition of the Fort Pierce facility in 2000, and was reported to FDEP, giving rise to the Consent Order.

The ultimate cost for the investigation, remediation and monitoring of the site cannot be predicted with certainty due to the variables relating to the contamination and the appropriate remediation methodology, the evolving nature of remediation technologies and governmental regulations, and the inability to determine the extent to which contribution will be available from other parties, all of which factors are taken into account to the extent possible in estimating potential liability. A reserve appropriate for the probable remediation costs which are reasonably susceptible to estimation has been established. Nevertheless, future developments could require material changes in the recorded reserve amount.

GOODMAN GLOBAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004

Based on analyses of currently available information it is probable that costs associated with the site may be $1.0 million. Therefore, we have reserved $1.0 million as of December 31, 2004. It is reasonably possible that the costs could exceed this amount by approximately $2.8 million. Management believes any liability arising from potential environmental obligations is not likely to have a material adverse effect on our liquidity or financial position as such obligations could be satisfied over a period of years.

Notably, this contamination predated Pioneer’s involvement with the Fort Pierce facility and Pioneer has not caused or contributed to the contamination in any way. Accordingly, Pioneer is pursuing litigation against former owners of the Fort Pierce facility in an attempt to recover its costs. No estimate as to probable recoveries to Pioneer in the referenced litigation may be made at this time.

The Company is party to a number of other pending legal and administrative proceedings, and is subject to various regulatory and compliance obligations. The Company believes that these proceedings and obligations will not have a materially adverse effect on its consolidated financial condition, cash flows, or results of operations. To the extent required, the Company has established reserves that it believes to be adequate based on current evaluations and its experience in these types of matters. Nevertheless, an unexpected outcome in any such proceeding could have a material adverse impact on the Company’s consolidated results of operations in the period in which it occurs. Moreover, future adverse developments could require material changes in the recorded reserve amounts.

Goodman Global Holdings, Inc.®

OFFER TO EXCHANGE

$400,000,000 aggregate principal amount of its 7 7/8% Series B Senior Subordinated Notes due 2012,

which have been registered under the Securities Act, for any and all of its outstanding

7 7/8% Series A Senior Subordinated Notes due 2012

and

$250,000,000 aggregate principal amount of its Series B Senior Floating Rate Notes due 2012,

which have been registered under the Securities Act, for any and all of its outstanding Series A Senior Subordinated Notes due 2012

Prospectus

Dated January 17, 2006